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CREDIT AGREEMENT

dated as of

March 26, 2021,

as amended by Amendment No. 1, dated as of August 3, 2021,
Amendment No. 2, dated as of March 31, 2022,
Amendment No. 3, dated as of May 24, 2023,
Amendment No. 4, dated as of June 2, 2023, and
Amendment No. 5, dated as of November 14, 2023
among

TOTAL PRODUCE LIMITED (F/K/A TOTAL PRODUCE PLC),
TOTAL PRODUCE INTERNATIONAL HOLDINGS LIMITED,
DOLE IRELAND LIMITED (F/K/A TOTAL PRODUCE IRELAND LIMITED),
TOTAL PRODUCE INTERNATIONAL LIMITED,
TOTAL PRODUCE C HOLDINGS LIMITED,
TPH (UK) LIMITED,
NORDIC FRUIT HOLDING AB,
TOTAL PRODUCE USA HOLDINGS INC.,
TOTAL PRODUCE HOLDINGS B.V.,
DOLE NORDIC A/S (F/K/A TOTAL PRODUCE NORDIC A/S),
FINANTIC LIMITED, DOLE FOOD COMPANY, INC. and
DOLE PLC,
as Borrowers,

Each other Borrower Party Hereto From Time to Time,

The Lenders Party Hereto From Time to Time, COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Pro Rata Administrative Agent and as Collateral Agent,
and

BANK OF AMERICA, N.A., as Term B Administrative Agent ___________________________ COÖPERATIEVE RABOBANK U.A., BOFA SECURITIES, INC.,
and

GOLDMAN SACHS BANK USA, as Joint Bookrunners and Joint Lead Arrangers for the Pro Rata Facilities
BOFA SECURITIES, INC., COÖPERATIEVE RABOBANK U.A.
and

GOLDMAN SACHS BANK USA, as Joint Bookrunners and Joint Lead Arrangers for the Term B Loan Facility

TABLE OF CONTENTS
Page
ARTICLE I Definitions
SECTION 1.01. Defined Terms 1
SECTION 1.02. Classification of Loans and Borrowings. 70
SECTION 1.03. Terms Generally. 70
SECTION 1.04. Accounting Terms; GAAP. 71
SECTION 1.05. Payments or Performance on Business Days. 73
SECTION 1.06. Rounding. 73
SECTION 1.07. Additional Alternative Currencies. 74
SECTION 1.08. Change of Currency. 74
SECTION 1.09. Times of Day. 75
SECTION 1.10. Letter of Credit Amounts. 75
SECTION 1.11. Exchange Rates. 75
SECTION 1.12. Administrative Agents. 75
SECTION 1.13. Pro Forma Calculations 76
SECTION 1.14. Dutch Terms. 77
SECTION 1.15. Irish terms. 78
SECTION 1.16. Danish Terms. 78
SECTION 1.17. Swedish Terms. 78
SECTION 1.18. Pro Rata Rates. 79
ARTICLE II The Credits
SECTION 2.01. Commitments. 79
SECTION 2.02. Loans and Borrowings. 80
SECTION 2.03. Requests for Borrowings. 80
SECTION 2.04. Swingline Loans. 82
SECTION 2.05. Letters of Credit 84
SECTION 2.06. Funding of Borrowings. 92
SECTION 2.07. [Reserved] 93
SECTION 2.08. Termination and Reduction of Commitments. 93
SECTION 2.09. Repayment of Loans; Evidence of Debt 94
SECTION 2.10. Prepayment of Loans 95
SECTION 2.11. Fees. 98
SECTION 2.12. Interest 99
SECTION 2.13. Alternate Rate of Interest; Illegality; Benchmark Replacement 100
SECTION 2.14. Increased Costs. 105
SECTION 2.15. Break Funding Payments 106
SECTION 2.16. Taxes. 106
SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. 111
SECTION 2.18. Mitigation Obligations; Replacement of Lenders 113
SECTION 2.19. Expansion Option. 114
SECTION 2.20. Extended Term Loans and Extended Revolving Commitments. 117
SECTION 2.21. Judgment Currency. 118
SECTION 2.22. Defaulting Lenders. 119
SECTION 2.23. Refinancing Amendments. 121
ARTICLE III Representations and Warranties
SECTION 3.01. Organization; Powers; Subsidiaries. 122
SECTION 3.02. Authorization; Enforceability. 122
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SECTION 3.03. Governmental Approvals; No Conflicts. 122
SECTION 3.04. Financial Statements; No Material Adverse Change. 123
SECTION 3.05. Properties. 123
SECTION 3.06. Litigation. 123
SECTION 3.07. Compliance with Laws and Agreements. 124
SECTION 3.08. Investment Company Status 124
SECTION 3.09. Taxes. 124
SECTION 3.10. Solvency. 124
SECTION 3.11. Environmental Matters. 124
SECTION 3.12. Labor Relations. 124
SECTION 3.13. Disclosure. 125
SECTION 3.14. Federal Reserve Regulations. 125
SECTION 3.15. Security Interests. 125
SECTION 3.16. Anti-Terrorism Laws. 125
SECTION 3.17. Sanctions. 125
SECTION 3.18. Anti-Corruption Laws. 125
SECTION 3.19. COMI Regulation. 126
SECTION 3.20. ERISA.. 126
SECTION 3.21. Group. 126
ARTICLE IV Conditions
SECTION 4.01. Initial Borrowing. 126
SECTION 4.02. Certain Other Borrowings. 128
ARTICLE V Affirmative Covenants
SECTION 5.01. Financial Statements and Other Information. 129
SECTION 5.02. Notices of Material Events. 130
SECTION 5.03. Existence; Conduct of Business 131
SECTION 5.04. Payment of Taxes. 131
SECTION 5.05. Maintenance of Properties; Insurance. 131
SECTION 5.06. Inspection Rights. 131
SECTION 5.07. Compliance with Laws; Compliance with Agreements. 132
SECTION 5.08. Use of Proceeds 132
SECTION 5.09. Additional Security and Guarantees. 133
SECTION 5.10. Maintenance of Ratings. 135
SECTION 5.11. Lender Calls. 135
SECTION 5.12. Designation of Subsidiaries. 135
SECTION 5.13. Further Assurances. 135
ARTICLE VI Negative Covenants
SECTION 6.01. Indebtedness. 136
SECTION 6.02. Liens. 139
SECTION 6.03. Fundamental Changes. 143
SECTION 6.04. Restricted Payments. 143
SECTION 6.05. Investments. 146
SECTION 6.06. Prepayments, Etc. of Indebtedness. 149
SECTION 6.07. Transactions with Affiliates. 150
SECTION 6.08. Changes in Fiscal Year 151
SECTION 6.09. Financial Covenant 151
SECTION 6.10. Restrictive Agreements. 151
SECTION 6.11. Dispositions 152
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SECTION 6.12. Lines of Business 154
SECTION 6.13. [Reserved] 154
SECTION 6.14. Use of Proceeds 155
ARTICLE VII Events of Default
ARTICLE VIII The Administrative Agents and the Collateral Agent
ARTICLE IX Miscellaneous
SECTION 9.01. Notices. 165
SECTION 9.02. Waivers; Amendments. 167
SECTION 9.03. Expenses; Exculpation; Indemnity; Damage Waiver 170
SECTION 9.04. Successors and Assigns. 172
SECTION 9.05. Survival 176
SECTION 9.06. Counterparts; Integration; Effectiveness. 176
SECTION 9.07. Severability. 176
SECTION 9.08. Right of Setoff 177
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. 178
SECTION 9.10. WAIVER OF JURY TRIAL.. 178
SECTION 9.11. Headings. 179
SECTION 9.12. Confidentiality. 179
SECTION 9.13. USA PATRIOT Act 179
SECTION 9.14. Interest Rate Limitation. 180
SECTION 9.15. No Fiduciary Duty. 180
SECTION 9.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. 180
SECTION 9.17. Joint and Several Obligations; Administrative Borrower 181
SECTION 9.18. Acknowledgement Regarding Any Supported QFCs 181
SECTION 9.19. Keepwell 182
SECTION 9.20. Secured Hedge Agreement and Cash Management Obligations. 183
SECTION 9.21. INTERCREDITOR AGREEMENTS. 183
SECTION 9.22. Parallel Liability. 184
SECTION 9.23. California Judicial Reference. 184

SCHEDULES
Schedule 1.01A – Agreed Security Principles
Schedule 1.01B – Existing Letters of Credit
Schedule 1.01C – Pro Rata Daily Compounded SOFR Formula
Schedule 2.01 – Commitments
Schedule 2.16(h) UK Treaty Lenders and UK Non-Bank Lenders
Schedule 3.01 – Subsidiaries
Schedule 3.05 – Material Real Property
Schedule 3.06 – Litigation
Schedule 5.09(d) – Post-Closing Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.05(f) – Existing Investments
Schedule 6.07 – Affiliate Transactions
Schedule 9.01 – Administrative Agents’ Offices; Notices
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EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Term Note
Exhibit C – Form of Revolving Note
Exhibit D – Form of U.S. Security Agreement
Exhibit E – Form of Borrowing Request
Exhibit F – Form of Swingline Loan Notice
Exhibit G – Form of Compliance Certificate
Exhibit H – Form of Junior Lien Intercreditor Agreement
Exhibit I – Form of First Lien Intercreditor Agreement
Exhibit J-1 – Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2 – Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3 – Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4 – Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K – Form of Borrower Joinder
Exhibit L – Form of Solvency Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of March 26, 2021, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 (each as defined below), among TOTAL PRODUCE LIMITED (F/K/A TOTAL PRODUCE PLC), a private company limited by shares, incorporated under the laws of Ireland with registration number: 427687 (“Total Produce”), TOTAL PRODUCE INTERNATIONAL HOLDINGS LIMITED, a private company limited by shares, incorporated under the laws of Ireland with registration number: 462700 (“TP International Holdings”), DOLE IRELAND LIMITED (F/K/A TOTAL PRODUCE IRELAND LIMITED), a private company limited by shares, incorporated under the laws of Ireland with registration number: 117680 (“Dole Ireland”), TOTAL PRODUCE INTERNATIONAL LIMITED, a private company limited by shares, incorporated under the laws of Ireland with registration number: 432227 (“TP International”), TOTAL PRODUCE C HOLDINGS LIMITED, a private company limited by shares, incorporated under the laws of Ireland with registration number: 518204 (“TP C Holdings”), TPH (UK) LIMITED, a private company limited by shares, incorporated under the laws of England and Wales (“TP UK”), NORDIC FRUIT HOLDING AB, a privat aktiebolag organized under the laws of Sweden (“Nordic Fruit”), TOTAL PRODUCE USA HOLDINGS INC., a Delaware corporation (“TP US Holdings”), TOTAL PRODUCE HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the Dutch trade register under number 24404725 (“TP Dutch Holdings”), DOLE NORDIC A/S (F/K/A TOTAL PRODUCE NORDIC A/S), a limited liability company (Aktieselskab) organized under the laws of Denmark with corporate (CVR) number 29778108, (“Dole Nordic”), FINANTIC LIMITED, a private company limited by shares, incorporated under the laws of Ireland with registration number: 692022 (“Finco”), DOLE FOOD COMPANY, INC., a North Carolina corporation (“DFC”), DOLE PLC, a public limited company, incorporated under the laws of Ireland with registration number: 606201 (the “Company,” and, together with Total Produce, TP International Holdings, Dole Ireland, TP International, TP C Holdings, TP UK, Nordic Fruit, TP US Holdings, TP Dutch Holdings, Dole
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Nordic, Finco and DFC, the “Initial Borrowers”), each other Borrower that becomes party hereto after the date hereof, the LENDERS from time to time party hereto, and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Pro Rata Administrative Agent and as Collateral Agent, and BANK OF AMERICA, N.A., as Term B Administrative Agent.
The parties hereto agree to the following:
A. Definitions
a.Defined Terms
. As used in this Agreement, the following terms have the meanings specified below:
“Acquired Business” means Dole US Holdings and its Subsidiaries.
“Additional Borrowers” means any Restricted Subsidiary of the Company organized under the laws of the United States, upon execution and delivery of a Borrower Joinder Agreement by such Restricted Subsidiary; provided that the Company shall have delivered to the Administrative Agents any documentation and other information about the applicable Additional Borrower as may be reasonably requested in writing by any Administrative Agent or any Lender through any Administrative Agent that such Administrative Agent or such Lender, as applicable, reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agents and the Company, be in the form of an amendment or an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Replacement Term Loans, Extended Term Loans, Increased Commitments or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Replacement Term Loans, Extended Term Loans, Increased Commitments or Extended Revolving Commitments, as applicable, and otherwise reasonably satisfactory to each Administrative Agent and the Company.
“Administrative Agents” means each of the Pro Rata Administrative Agent and the Term B Administrative Agent, as applicable, subject to Section 1.12.
“Administrative Borrower” has the meaning provided in Section 9.17(b).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning provided in Section 9.01(c).
“Agreed Security Jurisdiction” means each of Ireland, the United Kingdom, Denmark, the Netherlands and the United States.
“Agreed Security Principles” means the agreed guarantee and security principles set forth on Schedule 1.01.
“Agreement” has the meaning provided in the introductory paragraph hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Alternative Currencies” means (a) Dollars, (b) Euros, (c) Sterling, (d) Canadian Dollars, (e) SEK and (f) such other currencies as are acceptable to each Revolving Lender, each Issuing Bank and the Pro Rata Administrative Agent.
“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.
“Alternative Currency Revolving Loans” means any Revolving Loan denominated in an Alternative Currency.
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“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of August 3, 2021, by and among the Borrowers, the Guarantors party thereto, the lenders party thereto, each Administrative Agent and the Collateral Agent.
“Amendment No. 1 Effective Date” has the meaning set forth in Amendment No. 1.
“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of March 31, 2022, by and among the Borrowers, the Guarantors party thereto, the lenders party thereto, each Administrative Agent and the Collateral Agent.
“Amendment No. 3” means Amendment No. 3 to this Agreement, dated as of May 24, 2023, by and among the Borrowers, the Guarantors party thereto, each Administrative Agent and the Collateral Agent.
“Amendment No. 4” means Amendment No. 4 to this Agreement, dated as of June 2, 2023, by and among the Borrowers, the Guarantors party thereto, the lenders party thereto, each Administrative Agent and the Collateral Agent.
“Anti-Corruption Laws” means the laws, rules, and regulations of the jurisdictions applicable to any Loan Party or its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, European Union or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Patriot Act, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.
“Applicable Administrative Agent” means (i) with respect to matters relating to any of the Pro Rata Facilities, the Pro Rata Administrative Agent, and (ii) with respect to matters relating to the Term B Loans, the Term B Administrative Agent.
“Applicable Administrative Agent’s Office” means (i) with respect to matters relating to the any of the Pro Rata Facilities, the Pro Rata Administrative Agent’s Office, and (ii) with respect to matters relating to the Term B Loans, the Term B Administrative Agent’s Office.
“Applicable Lenders” means (i) with respect to matters relating to the Revolving Facility, the Revolving Lenders, (ii) with respect to matters relating to the Term A Loans, the Term A Lenders, (iii) with respect to matters relating to the Term B Loans, the Term B Lenders, (iv) with respect to matters relating to the Pro Rata Facilities, the Pro Rata Lenders and (v) with respect to any other Class of Loans or Commitments, the Lenders holding such Class of Loans or Commitments.
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, L/C Exposure or Swingline Loans of any Class, subject to Section 2.22, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment of such Class and the denominator of which is the aggregate Revolving Commitments of such Class of all Revolving Lenders of such Class (or if the Revolving Commitments of such Class have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures of such Class at that time) and (b) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans of such Class.
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“Applicable Prepayment Percentage” means, at any time, for purposes of Section 2.10(b)(iii), 50%; provided that (i) if the Senior Secured Net Leverage Ratio as at the last day of the most recently ended Fiscal Year of the Company (as set forth in the Compliance Certificate delivered pursuant to Section 5.01(c) for the Fiscal Year of the Company then last ended) is less than or equal to 2.30 to 1.00 but greater than 1.80 to 1.00, the Applicable Prepayment Percentage shall instead be 25% and (ii) if the Senior Secured Net Leverage Ratio as at the last day of the most recently ended Fiscal Year of the Company (as set forth in the Compliance Certificate delivered pursuant to Section 5.01(c) for the Fiscal Year of the Company then last ended) is less than or equal to 1.80 to 1.00, the Applicable Prepayment Percentage shall instead be 0%.
“Applicable Rate” means:
(a) with respect to Revolving Loans and Term A Loans if the Ratings Condition is satisfied, (i) initially (x) 1.75% in the case of Revolving Loans and Term A Loans that are Eurocurrency Loans or RFR Loans, (y) 0.75%, in the case of Revolving Loans and Term A Loans that are Base Rate Loans and (z) 0.525% in the case of Commitment Fees and (ii) thereafter, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Pro Rata Administrative Agent pursuant to Section 5.01(c):

Pricing Level	Consolidated Net Leverage Ratio	Revolving Loans and Term A Loans that are Eurocurrency Loans or RFR Rate Loans	Revolving Loans and Term A Loans that are Base Rate Loans	Commitment Fees
I	Greater than 3.50x	2.25%	1.25%	0.675%
II	Less than or equal to 3.50x but greater than 3.00x	2.00%	1.00%	0.600%
III	Less than or equal to 3.00x but greater than 2.50x	1.75%	0.75%	0.525%
IV	Less than or equal to 2.50x but greater than 2.00x	1.50%	0.50%	0.450%
V	Less than or equal to 2.00x but greater than 1.50x	1.25%	0.25%	0.375%
VI	Less than or equal to 1.50x	1.00%	0.00%	0.30%

(b) with respect to Revolving Loans and Term A Loans if the Ratings Condition is not satisfied, (i) initially (x) 2.00% in the case of Revolving Loans and Term A Loans that are Eurocurrency Loans or RFR Loans, (y) 1.00%, in the case of Revolving Loans and Term A Loans that are Base Rate Loans and (z) 0.60% in the case of Commitment Fees and (ii)
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thereafter, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Pro Rata Administrative Agent pursuant to Section 5.01(c):

Pricing Level	Consolidated Net Leverage Ratio	Revolving Loans and Term A Loans that are Eurocurrency Loans or RFR Loans	Revolving Loans and Term A Loans that are Base Rate Loans	Commitment Fees
I	Greater than 3.50x	2.75%	1.75%	0.825%
II	Less than or equal to 3.50x but greater than 3.00x	2.25%	1.25%	0.675%
III	Less than or equal to 3.00x but greater than 2.50x	2.00%	1.00%	0.60%
IV	Less than or equal to 2.50x but greater than 2.00x	1.75%	0.75%	0.525%
V	Less than or equal to 2.00x but greater than 1.50x	1.50%	0.50%	0.450%
VI	Less than or equal to 1.50x	1.25%	0.25%	0.375%

(c) with respect to Term B Loans, (I) if the Ratings Condition is satisfied, (x) 2.00% in the case of Term B Loans that are Term B Term SOFR Loans and (y) 1.00%, in the case of Term B Loans that are Base Rate Loans and (II) if the Ratings Condition is not satisfied, (x) 2.25% in the case of Term B Loans that are Term B Term SOFR Loans and (y) 1.25%, in the case of Term B Loans that are Base Rate Loans;
(d) with respect to any Refinancing Term Loans or Refinancing Revolving Loans, as specified in the applicable Refinancing Amendment;
(e) with respect to any Extended Term Loan or any Revolving Loan incurred under an Extended Revolving Commitment, as specified in the applicable Additional Credit Extension Amendment; and
(f) with respect to any Incremental Term Loan, as specified in the applicable Additional Credit Extension Amendment.
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that, “Pricing Level I” (as set forth in clause (a) or clause (b) above, as applicable) shall
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apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered pursuant to Section 5.01(c) but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
Any change in the Applicable Rate resulting from a change in the ratings of the Company from Moody’s or S&P shall become effective on the date of public announcement of the relevant change in such ratings.
In the event that any financial statements previously delivered pursuant to Section 5.01(a) or (b) hereof were incorrect or inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Company shall as soon as practicable deliver to the Pro Rata Administrative Agent the correct financial statements for such Applicable Period, (ii) the Applicable Rate shall be determined as if the Level for such higher Applicable Rate were applicable for such Applicable Period, and (iii) the applicable Borrowers shall within three Business Days of demand thereof by the Pro Rata Administrative Agent pay (or cause to be paid) to the Pro Rata Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Pro Rata Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agents and Lenders with respect to any Event of Default.
1.“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.
“Approved Fund” means any Fund or other entity that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means the Pro Rata Arrangers and the Term B Arrangers.
“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (j), (k) or (r) of Section 6.11 which yields Net Cash Proceeds to the Company or any of its Restricted Subsidiaries in excess of $15,000,000.
“Assignee Group” means two or more Lenders or Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment advisor or manager.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Applicable Administrative Agent, in the form of Exhibit A or any other form approved by the Applicable Administrative Agent.
“Attributable Receivables Indebtedness” at any time of determination, means (i) if a Permitted Receivables Facility is structured as a secured lending agreement, the principal amount of Indebtedness outstanding thereunder of the Company or any of its Restricted Subsidiaries and/or (ii) if a Permitted Receivables Facility is structured as a factoring arrangement, the aggregate purchase price paid to the Company or any of its Restricted Subsidiaries in respect of accounts receivable with a stated due date that is after such time of determination.
“Augmenting Lender” has the meaning assigned to such term in Section 2.19(b).
“Auto-Extension Letter of Credit” has the meaning provided in Section 2.05(b)(iii).
“Availability Period” means the period from and including the Amendment No. 1 Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.
“Available Amount” means, at any time:
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(i) the cumulative amount of cash and Cash Equivalent proceeds received by the Company (other than from a Subsidiary) from (A) the sale of, or capital contribution with respect to, its Qualified Equity Interests following the Amendment No. 1 Effective Date and at or prior to such time, and (B) from the sale of the Qualified Equity Interests of any Unrestricted Subsidiary or any minority Investments (other than any such sale to a Borrower or a Restricted Subsidiary) following the Closing Date and at or prior to such time so long as such Investments in this clause (B) were originally made pursuant to Section 6.05(l); provided, in each case in this clause (B), that such amount does not exceed the amount of such Investment made pursuant to Section 6.05(l) as such amount is reduced by any returns contemplated by clauses (iv) and (vi) below prior to such time; plus
(ii) 50% of cumulative Consolidated Net Income for the period, taken as a whole, commencing on the first day of the first full Fiscal Quarter commencing on or after the Amendment No. 1 Effective Date and ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered to the Administrative Agents at or prior to such time (provided that, in no event shall the amount determined pursuant to this clause (ii) be less than $0); plus
(iii) the greater of (x) $57,000,000 and (y) 15.0% of LTM Consolidated EBITDA at such time; plus
(iv) (A) any dividend or other distribution by, or interest, returns of principal, repayments and similar payments by an Unrestricted Subsidiary or received in respect of minority Investments and (B) in the case of the redesignation of an Unrestricted Subsidiary as, or merger, consolidation or amalgamation of an Unrestricted Subsidiary with or into, a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as, or merger, consolidation or amalgamation of such Unrestricted Subsidiary with or into, a Restricted Subsidiary, in each case, so long as such Investments were originally made pursuant to Section 6.05(l); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 6.05(l) as such amount is reduced by any returns contemplated by clause (vi) below prior to such time;
(v) to the extent not otherwise applied to prepay the Loans in accordance with the terms hereof, the amount of any Declined Proceeds accrued after the Amendment No. 1 Effective Date; plus
(vi) without duplication, in the event that the Available Amount has been reduced as a result of an Investment made pursuant to Section 6.05(l), (x) the aggregate amount of all cash returns received by the Company or any of its Restricted Subsidiaries in connection with the Disposition of any such Investment and (y) the aggregate amount of all cash returns received by the Company or any of its Restricted Subsidiaries in the form of dividends, distributions, interest, returns of capital, profits, redemptions, releases of guarantees or repayments of loans or advances in respect of such Investment (in each case, up to the amount of the original Investment as such amount is reduced by any returns contemplated by clause (iv) above prior to such time); minus
(vii) the amount of outstanding Investments made in reliance on the Available Amount prior to such time pursuant to Section 6.05(l); minus
(viii) the amount of Restricted Payments made in reliance on the Available Amount prior to such time pursuant to Section 6.04(g)(y); minus
(ix) the amount applied to make payments in respect of Specified Indebtedness in reliance on the Available Amount prior to such time pursuant to Section 6.06(a)(iv)(B).
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“Available Revolving Commitment” means, as to any Revolving Lender on any date, the excess of (i) such Revolving Lender’s Revolving Commitment on such date over (ii) the Outstanding Amount of such Revolving Lender’s Revolving Loans and L/C Exposure on such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration, examinership or other insolvency proceedings).
“Bank Levy” means the Netherlands bank levy as set out in the bank levy act (Wet bankenbelasting), the United Kingdom bank levy as set out in the Finance Act 2011 (as amended) or any levy or tax of a similar nature in force as at the date of this Agreement and imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Pro Rata Base Rate, in the case of a Revolving Loan, Swingline Loan or Term A Loan, or the Term B Base Rate, in the case of a Term B Loan.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower Joinder Agreement” means a joinder to this Agreement in substantially the form of Exhibit K, pursuant to which an Additional Borrower shall become a Borrower hereunder.
“Borrowers” means (x) the Initial Borrowers and (y) upon the execution and delivery of any Borrower Joinder Agreement after the Amendment No. 1 Effective Date, any other Additional Borrower party to such Borrower Joinder Agreement.
“Borrowing” means (a) Loans of the same Class, currency and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or Term SOFR Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.
“Borrowing Minimum” means (a) in the case of a Term SOFR Borrowing or a Pro Rata Daily Compounded SOFR Borrowing, $5,000,000, (b) in the case of a Eurocurrency Borrowing or a SONIA Rate Borrowing, the Dollar Equivalent of $5,000,000, (c) in the case of a Base Rate Revolving Borrowing, $1,000,000 and (d) in the case of a Base Rate Term Borrowing, $500,000.
“Borrowing Multiple” means (a) in the case of a Term SOFR Borrowing or a Pro Rata Daily Compounded SOFR Borrowing, $1,000,000, (b) in the case of a Eurocurrency Borrowing
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or a SONIA Rate Borrowing, the Dollar Equivalent of $1,000,000 and (c) in the case of a Base Rate Borrowing, $100,000.
“Borrowing Request” means a request by the Company or the applicable Borrower for a Revolving Borrowing in accordance with Section 2.03 or a request by the Company or the applicable Borrower for a Borrowing of Term Loans pursuant to a written request, in each case in the form attached hereto as Exhibit E or otherwise in form reasonably satisfactory to Applicable Administrative Agent.
1.“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Applicable Administrative Agent’s Office is located (which as of the Amendment No. 1 Effective Date is New York with respect to each of the Pro Rata Administrative Agent and the Term B Administrative Agent); provided that:
i.if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a Business Day that is also a TARGET Day;
ii.if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Canadian Dollars, means any such day which is not a legal holiday, or a day on which banking institutions are authorized or required by law or other government action to close, in Toronto, Ontario;
iii.if such day relates to any interest rate settings as to a SONIA Rate Loan denominated in Sterling, means any such day which is not a legal holiday, or a day on which banking institutions are authorized or required by law or other government action to close, in the United Kingdom;
iv.if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in SEK, means any such day which is not a legal holiday, or a day on which banking institutions are authorized or required by law or other government action to close, in Stockholm, Sweden;
v.if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Euro or Canadian Dollars, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;
vi.if such day relates to any interest rate settings as to a Pro Rata Term SOFR Loan or Pro Rata Daily Compounded SOFR Loan, any fundings, disbursements, settlements and payments in respect of such Pro Rata Term SOFR Loan or such Pro Rata Daily Compounded SOFR Loan, means a Business Day that is also an RFR Business Day; and
i.if such day relates to any fundings, disbursements, settlements and payments in a currency other than Canadian Dollars, SEK or Euro in respect of a Eurocurrency Loan denominated in a currency other than Canadian Dollars, SEK or Euro, or any other dealings in any currency other than Canadian Dollars, SEK or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
a.“Canadian Dollars”, “CAD” or “Can$” means the freely transferable lawful money of Canada.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company and its Restricted Subsidiaries that are
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(or are required to be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 15, 2018, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on such date that would appear on a balance sheet of such Person prepared as of such date.
“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Pro Rata Administrative Agent, for the benefit of one or more of the Issuing Banks or the Revolving Lenders, as collateral for the L/C Exposure or obligations of Revolving Lenders to fund participations in respect of the L/C Exposure, cash or Deposit Account balances or, if the Pro Rata Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Pro Rata Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (i) Can$, Dollars, Euros, Sterling, SEK and such other local currencies held by the Loan Parties and their Restricted Subsidiaries from time to time in the ordinary course of their businesses, (ii) securities issued or directly fully guaranteed or insured by the governments of the United States, United Kingdom, Switzerland, Japan, Canada and members of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective government is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States commercial bank or commercial bank of a foreign country recognized by the United States, (x) in the case of a United States commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) and (y) in the case of a non-United States commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper having, at the time of acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s and in each case maturing within six months after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above and (viii) instruments equivalent to those referred to in clauses (i) through (vii) above comparable in credit quality and tenor to those referred to in such clauses and customarily used by companies for cash management purposes in any jurisdiction outside the United States in which the Company or any Subsidiary operates. Furthermore, Cash Equivalents shall include bank deposits (and investments pursuant to operating account agreements) maintained with various local banks in the ordinary course of business consistent with past practice.
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“Cash Management Bank” means any Person that was an Administrative Agent, a Lender or an Affiliate of an Administrative Agent or a Lender (x) on the Closing Date or the Amendment No. 1 Effective Date or (y) at the time the Company or any Subsidiary initially incurred any Cash Management Obligation (without regard to such Person ceasing to be an Administrative Agent, Lender or an Affiliate of an Administrative Agent or Lender) to such Person.
“Cash Management Obligations” means obligations owed by the Company or any Restricted Subsidiary (or Person that was a Restricted Subsidiary at the time any of the following services were provided) to any Cash Management Bank in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (2) the Company’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any Lender or any Affiliate of a Lender (“card obligations”).
“Casualty Event” means, with respect to any property of the Company or any Restricted Subsidiary, any loss or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which the Company or any Restricted Subsidiary receives any insurance proceeds (other than proceeds of business interruption insurance) or condemnation awards, in each case, in excess $15,000,000.
“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any Lending Office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities or any foreign regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means, in each case except as contemplated by the IPO Transactions:
(i) any “person” (as defined in Section 13(d) of the Exchange Act) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding common Equity Interests of the Company;
(ii) the Company shall cease to directly or indirectly own 100% of the Equity Interests of each other Borrower; or
(iii) a “change of control” or similar event shall occur as provided in any Material Indebtedness.
Notwithstanding the foregoing, a transaction will not be deemed to constitute or involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary (the “Sub Entity”) of a holding company and (2) holders of securities that represented 100% of the voting power of the Equity Interests of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction), other than holders receiving solely cash in lieu of fractional shares, own directly or
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indirectly at least a majority of the voting power of the Equity Interests of such holding company (and no Person or group other than any such holding company, owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company).
“Charges” has the meaning assigned to such term in Section 9.14.
“Class” when used in reference to any (x) Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term A Loans, Term B Loans, Incremental Term Loans of any series, Extended Term Loans of any series, Replacement Term Loans of any series, Swingline Loans, Refinancing Term Loans or Refinancing Revolving Loans and (y) when used with respect to any Commitment, refers to whether such Commitment is a Term A Loan Commitment, Term B Loan Commitment, Revolving Commitment, Extended Revolving Commitment of any series, Refinancing Revolving Commitment or Refinancing Term Loan Commitment.
“Closing Date” means the date on which the conditions specified in Section 4.01 of this Agreement were satisfied (or waived in accordance with Section 9.02 of this Agreement), which date is March 26, 2021.
“Closing Date Transactions” means the effectiveness of this Agreement and the other transactions contemplated to occur pursuant to Section 4.01.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all the “Collateral” (or similar term) as defined in any Collateral Document and all Mortgaged Properties (or any equivalent term); provided that “Collateral” shall not include any Excluded Assets.
“Collateral Agent” means Rabobank, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.
“Collateral and Guarantee Requirement” means, at any time, the requirement that, subject to the Agreed Security Principles and Section 5.09(d):
1.the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01 (with respect to any Loan Party existing on the Closing Date) or from time to time as required pursuant to Section 5.09 or Section 5.13 or the Collateral Documents (as and when required by such Sections or by the Collateral Documents), subject to the limitations and exceptions of this Agreement and the other Loan Documents, duly executed by each Loan Party party thereto;
2.the Obligations shall have been guaranteed by the Company and each Borrower (other than with respect to its own Obligations) and each Restricted Subsidiary of the Company (other than Excluded Subsidiaries except to the extent required pursuant to the Collateral Coverage Requirement) pursuant to the Guarantee Agreement; provided that (x) notwithstanding the foregoing provisions, any Restricted Subsidiary in an Agreed Security Jurisdiction that Guarantees (other than Guarantees by a non-Loan Party of Indebtedness of another non-Loan Party) any Material Indebtedness shall be a Guarantor hereunder (and satisfy the Collateral and Guarantee Requirement) for so long as it Guarantees such Material Indebtedness and (y) the aggregate amount of total assets of wholly owned Subsidiaries of the Company organized in an Agreed Security Jurisdiction that do not become Guarantors solely because such Subsidiary is an Immaterial Subsidiary (and not because such Subsidiary satisfies any other
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clause of the definition of “Excluded Subsidiary”) shall not exceed 10.0% of the Consolidated Total Assets of the Company for the most recently ended Test Period (calculated on a Pro Forma Basis) for which financial statements have been delivered pursuant to Section 5.01(a) hereof (it being understood that the calculation of total assets for such purposes shall exclude any equity investment);
3.the Obligations and the Guaranty shall have been secured pursuant to the U.S. Security Agreement or the applicable Non-U.S. Security Document by a first-priority perfected security interest in (i) all the Equity Interests of the Borrowers (other than the Company) and (ii) all Equity Interests (other than any Equity Interests that are Excluded Assets) of each Restricted Subsidiary directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the other Loan Documents (to the extent appropriate in the applicable jurisdiction) (and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent as and when expressly required pursuant to the U.S. Security Agreement or the applicable Non-U.S. Security Document);
4.all Pledged Notes owing to any Loan Party that is evidenced by a promissory note shall have been delivered to the Collateral Agent to the extent expressly required pursuant to the U.S. Security Agreement or the applicable Non-U.S. Security Document (and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank, to the extent as and when expressly required pursuant to the U.S. Security Agreement or the applicable Non-U.S. Security Document);
5.subject to limitations and exceptions of this Agreement and any other Loan Document, to the extent a Mortgage on any Material Real Property located in the United States is required pursuant to Section 5.09(b) (each, a “Mortgaged Property”), the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the Loan Party that is the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer or such other duly authorized signatory of each Loan Party party thereto, in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that a mortgage recording tax will be calculated on more than 100% of the fair market value of the applicable Mortgaged Property (as reasonably determined by the Company in good faith) at the time the Mortgage is entered into), (ii) fully paid American
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Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby as reasonably determined by the Company in good faith), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 6.02 or Liens otherwise consented to by the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available, and applicable, under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates; provided, however, that in lieu of a zoning endorsement the Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider, (iii) opinions from local counsel in each jurisdiction (A) where a Mortgaged Property is located regarding the enforceability and perfection of the Mortgage and any related fixture filings and (B) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, in the case of (A) and (B), in form and substance reasonably satisfactory to the Collateral Agent, and (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of improved Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance), duly executed and acknowledged by the appropriate Loan Parties, and, to the extent required under Section 5.05 hereof, evidence of flood insurance as required by Section 5.05 hereof; and
6.except as otherwise contemplated by this Agreement or any other Loan Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and similar filings under other applicable laws and filings with the United States Patent and Trademark Office and United States Copyright Office, in each case expressly required by the Collateral Documents to be filed, delivered,
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registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording to the extent required by the applicable Collateral Documents (and as and when required by the applicable Collateral Documents).
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(A) the foregoing definition shall not require the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of Mortgage Policies or taking other actions with respect to any of the following (collectively, the “Excluded Assets”): (i) any lease, permit, license, contract or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license, contract or other agreement, Capital Lease Obligations or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Loan Party or any of their Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (ii) any interest in fee-owned real property and improvements located thereon and fixtures relating thereto (other than Material Real Properties located in the United States), (iii) any interest in leased real property and improvements located thereon and fixtures related thereto (including any requirement to deliver any survey or any landlord waivers, estoppels and collateral access letters), (iv) motor vehicles, aircraft and other assets subject to certificates of title (except to the extent perfection of a security interest in such assets may be accomplished by the filing of a Uniform Commercial Code financing statement or similar procedures under applicable foreign Laws or does not require any additional perfection steps), (v) Margin Stock and Equity Interests of any Person other than a wholly-owned Restricted Subsidiary of the Company to the extent not permitted by the terms of such Person’s organizational or joint venture documents without the consent of a third party equityholder that is not an Affiliate of any Borrower after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Laws, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable laws notwithstanding such prohibition, (vi) any intent-to-use trademark or servicemark application prior to the filing of a “statement of use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application under applicable federal Law, (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provision of the Uniform Commercial Code and other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition or restriction, (viii) pledges and security interests prohibited or (to the extent) limited by applicable Law, rule or regulation (including the requirement to obtain consent of any Governmental Authority to the extent such consent has not been obtained) after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable Law, (ix) letter of credit rights (except to the extent perfection of a security interest in such assets may be accomplished by the filing of a Uniform Commercial Code financing statement or similar procedures under applicable foreign Laws or does not require any additional perfection steps) and commercial tort claims with a value in an amount less than $10,000,000, (x) (a) payroll and other employee wage and benefit accounts, (b) sales tax accounts, (c) bona fide escrow accounts for the benefit of unaffiliated third parties in connection with transactions otherwise permitted hereunder, and (d) fiduciary or trust accounts for the benefit of unaffiliated third parties, and, in the case of clauses (a) through (d), the funds or other property held in or
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maintained in any such account, in each case, (I) to the extent each such account is used solely for such purpose and (II) other than to the extent perfected by the filing of a UCC financing statement or similar procedures under applicable foreign Laws or does not require any additional perfection steps or are proceeds of Collateral, (xi) any particular assets if the burden, cost or consequence of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents as mutually agreed by the Company and the Administrative Agents, (xii) any acquired property (including property acquired through acquisition or merger of another entity) subject to a permitted contractual obligation binding or relating to such property if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by such contractual obligation (in each case, not created in contemplation thereof) to the extent and for so long as such contractual obligation prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Laws, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Laws notwithstanding such prohibition and (xiii) any Equity Interests issued by, or assets of, any Immaterial Subsidiary, not-for-profit Subsidiary, Unrestricted Subsidiary, special purpose Subsidiary or captive insurance Subsidiary; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to above and such proceeds, substitutions or replacements shall not constitute “Excluded Assets” (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to above);
(B) the Collateral Agent in its sole discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of Mortgage Policies or taking other actions with respect to, particular assets as required by any Loan Document (including extensions beyond the Closing Date and the Amendment No. 1 Effective Date); and
(C) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Agreement, the applicable Collateral Documents and the Agreed Security Principles (with respect to any assets owned by any Loan Party that is not organized under the laws of the United States).
Notwithstanding anything to the contrary contained herein or in any other Loan Document, (x) no Loan Party shall be required to perfect security interests in any Collateral through control agreements and (y) no actions in any jurisdiction that is not an Agreed Security Jurisdiction or required by the Law of any jurisdiction that is not an Agreed Security Jurisdiction shall be required in order to create a security interest in any assets or to perfect or make enforceable such security interest (including property registered or applied-for in any jurisdiction that is not an Agreed Security Jurisdiction) it being understood that there shall be no security agreement or pledge agreement governed under the Laws of any jurisdiction that is not an Agreed Security Jurisdiction or any requirement to make any filings in any such jurisdiction.
“Collateral Coverage Requirement” has the meaning set forth in Section 5.09(c).
“Collateral Documents” means, collectively, the U.S. Security Agreement, each Non-U.S. Security Document, each Mortgage, each security agreement, pledge agreement or other similar agreement delivered to the Collateral Agent, the Applicable Administrative Agent or the Lenders pursuant to Section 5.09 or Section 5.13 and each of the other agreements, instruments or documents executed by any Loan Party that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of any of the Secured Parties.
“Commitment” means a Revolving Commitment, Refinancing Revolving Commitment, Extended Revolving Commitment, Term A Loan Commitment, Term B Loan Commitment or Refinancing Term Loan Commitment.
“Commitment Fee” has the meaning set forth in Section 2.11(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” has the meaning specified in the preamble hereto.
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“Company Materials” has the meaning assigned to such term in Section 5.01.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBIT” means, for any period, the Consolidated Net Income (without giving effect to (x) any extraordinary gains or losses and (y) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) before (i) total interest expense (inclusive of amortization of deferred financing fees and any other original issue discount) of the Company and its Restricted Subsidiaries determined on a consolidated basis for such period, and (ii) provision for taxes based on income and foreign withholding taxes (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), in each case to the extent deducted (and not otherwise added back) in determining Consolidated Net Income for such period.
“Consolidated EBITDA” means, for any period, Consolidated EBIT for such period, adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not already added back in determining Consolidated EBIT for such period or (in the case of clause (x)(vii) below) not included in determining Consolidated Net Income for such period), the amount of (i) all depreciation and amortization expense for such period, (ii) any other non-cash charges, losses or expenses incurred in such period, (iii) the Transaction Expenses and the amount of all fees and expenses and charges (including expenses of the type described in clause (x)(vi) below) incurred in connection with any actual or potential equity issuances, public offering of equity, Investments, acquisitions, Dispositions, recapitalizations, mergers, option buyouts or the incurrence or refinancing, waiver, consent or amendment of any Indebtedness (in each case, whether or not consummated) for such period, (iv) any losses attributable to the interest component of cross-currency hedging arrangements even if such transactions are treated for GAAP purposes as foreign exchange transactions, (v) earn-out and contingent consideration obligations incurred or accrued in connection with any Permitted Acquisition or similar Investment and paid or accrued during such period, (vi) any after-tax effect on income of extraordinary, non-recurring or unusual gains, income, losses, expenses or charges (including the effect of all fees and expenses relating thereto), severance, relocation costs, integration costs, consolidation and costs related to the opening, closure, relocation and/or consolidation of plants and facilities, signing, retention or completion costs and bonuses, recruiting costs, recruiting and hiring bonuses, transition costs, and taxes related to issuances of significant options and curtailments or modifications to pension and post-retirement employee benefit plans and corporate reorganization shall be excluded in an amount for any period not to exceed, together with the amount of adjustments made pursuant to clause (x)(vii) and clause (x)(xiii), for such period, the greater of (x) $76,000,000 and (y) 20% of Consolidated EBITDA for such period (prior to giving effect to any such increase pursuant to this clause (x)(vi), clause (x)(vii) and clause (x)(xiii)); provided that the cap included in this clause (x)(vi) shall not limit any adjustment otherwise permitted to be made pursuant to this clause (x)(vi) or clause (x)(vii) to the extent such adjustment is in connection with the Transactions, (vii) the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Transaction projected by the Company in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf
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of, any joint venture of the Company or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Company or any of its Restricted Subsidiaries) with respect to any Specified Transaction, within 18 months after such Specified Transaction; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (x)(vii) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are added back pursuant to another clause of this definition or the definition of “Pro Forma Basis” (it being understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken) and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Company or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such joint venture expected to be included in Consolidated EBITDA for the relevant applicable periods; provided, that, (x) the aggregate amount of adjustments pursuant to this clause (x)(vii), together with the aggregate amounts added back pursuant to clause (x)(vi) and clause (x)(xiii), shall not exceed the greater of (x) $76,000,000 and (y) 20% of Consolidated EBITDA for the four quarter period ending on any date of determination (prior to giving effect to the addback of such items pursuant to clause (x)(vi), this clause (x)(vii) or clause (x)(xiii)) and (y) the cap included in this clause (x)(vii) shall not limit any adjustment otherwise permitted to be made pursuant to this clause (x)(vii) or clause (x)(vi) to the extent such adjustment is in connection with the Transactions, (viii) any fees, costs and expenses incurred by the Company or a Restricted Subsidiary relating to litigation, claims, investigations, proceedings and/or settlement relating to litigation, claims, investigations, proceedings or disputes; provided, that the aggregate amount of such fees, costs and expenses incurred after the Closing Date (other than those incurred in connection with such litigation, claims, investigations, proceedings or disputes existing on the Closing Date) shall not exceed $15,000,000 for any Test Period, with unused amounts being available in subsequent periods subject to a maximum of $50,000,000 for all such periods, (ix) any costs or expenses incurred by a Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of any Borrower or net cash proceeds of issuance of Equity Interests of any Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount, (x) costs incurred associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002, in connection with any equity offering (whether or not consummated), and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs and costs and expenses incurred in connection with acquisitions, Investments, Dispositions, equity issuances and other transactions permitted by this Agreement, in any case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460), (including integration and transition costs), consulting and accounting fees, legal fees, and other professional fees, (xi) non-recurring costs or expenses incurred to procure and implement new enterprise resource planning information systems, (xii) costs or expenses arising from claims that would otherwise be indemnified or reimbursed, if such claims exceeded any thresholds required in such underlying agreements, (xiii) costs or expenses arising from charitable contributions; provided, that, (A) the aggregate amount of such costs or expenses added back pursuant to this
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clause (x)(xiii), together with the aggregate amounts added back pursuant to clause (x)(vi) and clause (x)(vii), shall not exceed the greater of (x) $76,000,000 and (y) 20% of Consolidated EBITDA for the four quarter period ending on any date of determination (prior to giving effect to the addback of such items pursuant to this clause (x)(xiii), clause (x)(vi) or clause (x)(vii)) and (B) the cap included in this clause (x)(vi) shall not limit any adjustment otherwise permitted to be made pursuant to clause (x)(vi) or clause (x)(vii) to the extent such adjustment is in connection with the Transactions, and (xiv) losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Facilities and (y) subtracting therefrom (i) to the extent included in arriving at Consolidated EBIT for such period, the amount of non-cash gains during such period, (ii) the aggregate amount of all cash payments made during such period in connection with non-cash charges incurred in a prior period, to the extent such non-cash charges were added back pursuant to clause (x)(ii) above (and, for the avoidance of doubt, not added back pursuant to any other component of this definition) in a prior period and (iii) any gains attributable to the interest component of cross-currency hedging arrangements even if such transactions are treated for GAAP purposes as foreign exchange transactions to the extent same were included in arriving at Consolidated EBIT for such period.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, and without reduction for any dividends on preferred equity interests; provided, however, that:
(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the relevant Person, in the case of a gain, or to the extent of any contributions or other payments by the relevant Person, in the case of a loss;
(b) the Net Income of any Person that is a Subsidiary that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the relevant Person;
(c) the cumulative effect of a change in accounting principles shall be excluded;
(d) any after-tax effect of income (loss) (x) from the early extinguishment of Indebtedness or Swap Agreements or other derivative instruments and (y) from sales or dispositions of assets (other than in the ordinary course of business, which, for the avoidance of doubt, it shall be agreed that Dispositions of agricultural land in Hawaii substantially consistent with past practice of Dole US Holdings and its Restricted Subsidiaries are in the ordinary course of business), including any reconstruction, re-commissioning or reconfiguration of fixed assets, abandoned and discontinued operations, in each case, shall be excluded;
(e) any non-cash compensation expense recorded from grants and periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;
(f) any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;
(g) gains and losses resulting solely from fluctuations in foreign currencies shall be excluded;
(h) to the extent covered by insurance and actually reimbursed, or, so long as such amount is (i) not denied by the applicable carrier in writing and (ii) in fact reimbursed within 365 days of the date of such event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty
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events shall be excluded and the proceeds of business interruption shall be deemed to increase Consolidated Net Income;
(i) to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, fees, costs, expenses or reserves incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition or disposition of any Person or line of business shall be excluded; and
(j) any unrealized or realized net gain or loss resulting from currency translation gains or losses impacting net income (including currency remeasurements of Indebtedness), any net loss or gain resulting from hedge agreements for currency exchange risk associated with the above (and those resulting from intercompany Indebtedness) and any foreign currency translation gains or losses shall be excluded.
“Consolidated Net Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.,
“Consolidated Subsidiaries” means Subsidiaries that are consolidated with the Company in accordance with GAAP.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Indebtedness” means, at any time, the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such time calculated on a consolidated basis (other than Indebtedness described in clause (ii), (v), (vi), (vii) or (viii) of the definition of “Indebtedness”) (provided that (x) there shall be included in Consolidated Total Indebtedness, any Indebtedness in respect of drawings under letters of credit to the extent not reimbursed within two Business Days after the date of such drawing and (y) no Swap Agreement shall be included in Consolidated Total Indebtedness unless such Swap Agreement is not permitted by Section 6.01(l)) plus (ii) the principal amount of any obligations of any Person (other than the Company or any Restricted Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Company or any Restricted Subsidiary (whether or not reflected on a consolidated balance sheet of the Company).
“Consolidated Total Net Indebtedness” means at any time the excess of (i) Consolidated Total Indebtedness at such time over (ii) the aggregate amount of (x) unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries at such time and (y) cash and Cash Equivalents restricted in favor of the Collateral Agent, any Administrative Agent or any Lender (whether or not held in a pledged account) of the Company and its Restricted Subsidiaries at such time.
“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Control Agreements” means, collectively, those control agreements (if any) in form and substance reasonably acceptable to the Collateral Agent entered into among (a) the depository institution maintaining any Deposit Account, (b) a Loan Party or Defaulting Lender, as applicable, and (c) the Collateral Agent, pursuant to which the Collateral Agent obtains control (within the meaning of the UCC) over such Deposit Account.
“Controlled Account” means each Deposit Account that is subject to a Control Agreement.
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“Corresponding Liabilities” means the Obligations of a Loan Party, excluding its Parallel Liability.
“Credit Agreement Refinancing Indebtedness” means any Indebtedness (other than Loans under this Agreement) consisting of pari passu secured loans, junior lien secured loans, or unsecured loans or pari passu secured debt securities, junior lien secured debt securities or unsecured debt securities incurred or Guaranteed by Loan Parties following the Closing Date that are designated by the Company in a certificate of a Responsible Officer of the Company delivered to each Administrative Agent as “Credit Agreement Refinancing Indebtedness”; provided that (i) such loans or debt securities have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the Term Loans refinanced thereby or a final maturity date that is earlier than the final maturity date of such Term Loans and are not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the maturity date of such Term Loans; provided that Credit Agreement Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term Indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy this clause (i) so long as (x) such credit facility includes customary “rollover” provisions which shall provide for the automatic extension, conversion or exchange of such bridge loans or interim credit facility into long-term Indebtedness without any conditions precedent to such extension, conversion or exchange (other than due to a default of the type described in clauses (h) and (i) of Article VII of this Agreement) and (y) assuming such credit facility were to be extended, converted or exchanged pursuant to the “rollover” provisions described in the immediately preceding clause (x), such extended credit facility would comply with this clause (i)), (ii) such Indebtedness is not secured by any assets of the Company or any of its Restricted Subsidiaries except for Liens permitted by Section 6.02(w), (iii) such Indebtedness is not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties, and (iv) the other terms and conditions relating to such Indebtedness (other than interest rates, fees, rate floors, premiums, discounts, optional redemption or prepayment provisions, amortization, maturities and call protection) are not in the aggregate materially more restrictive (when taken as a whole) than the terms of this Agreement as determined in good faith by the Company; provided that, it is agreed that to the extent any financial maintenance covenant is added for the benefit of such (A) Refinancing Term Loans, no consent shall be required to the extent that such financial maintenance covenant is also added for the benefit of each then-existing Class of Term Loans and Revolving Loans or (B) Refinancing Revolving Commitments, no consent shall be required to the extent that such financial maintenance covenant is also added for the benefit of each then-existing Class of Revolving Commitments that then benefits from a financial maintenance covenant.
“Credit Event” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” has the meaning provided in Article VIII.
“CTA” means the UK Corporation Tax Act 2009.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning provided in Section 2.10(b)(vii).
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“Default” means any event or condition which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning provided in Section 2.12(d).
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of any Class of Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Applicable Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Applicable Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Company, the Applicable Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Applicable Administrative Agent or the Company, to confirm in writing to the Applicable Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Applicable Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the applicable Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each Lender.
“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with an organization engaged in the business of banking, including savings banks, savings and loan associations, credit unions, and trust companies. Neither investment property nor accounts evidenced by an instrument shall constitute a Deposit Account for purposes of this Agreement.
“Designated Non-Cash Consideration” means the fair market value (as determined by the Company in good faith) of consideration received by the Company or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 6.11(j) that is not cash or Cash
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Equivalents and is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Company setting forth the basis of such fair market value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 6.11(j) to the extent the Company or any Restricted Subsidiary converts the same to cash or Cash Equivalents following the closing of the applicable Disposition).
“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise), and the terms “Dispose” and “Disposed of” shall have correlative meanings, but excluding licenses, sublicenses, leases and subleases entered into in the ordinary course of business, or consistent with past practice, or that are customarily entered into by companies in the same or similar lines of business.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or Cash Collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Company has the option to pay such dividends solely in Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term B Loan Maturity Date; provided, that if such Equity Interest is issued to any current or former employee or to any plan for the benefit of employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members or management or consultants, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative
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Currency, the equivalent amount thereof in Dollars as determined by the Pro Rata Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Disqualified Institution” means any competitor of the Company, the Acquired Business or any of their respective Restricted Subsidiaries (other than a bona fide debt fund or any investment vehicle that is engaged primarily in making, purchasing, holding or otherwise investing in loans, commitments and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity) identified in writing to the Administrative Agents by the Company from time to time. The list of Disqualified Institutions shall be available for inspection upon request by any Lender or Participant or any prospective Lender or participant.
“Dole Annual Financial Statements” means the audited consolidated balance sheet and related statement of operations and cash flows of Dole Foods for the fiscal year ended December 31, 2020.
“Dole Existing ABL Credit Agreement” means the revolving credit agreement among Dole US Holdings, Dole Foods, Solvest, Ltd., the various lending institutions party thereto, the other parties thereto and Bank of America, N.A., as administrative agent, dated as of April 6, 2017, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Dole Existing Credit Agreement” means the credit agreement among Dole US Holdings, Dole Foods, the various lending institutions party thereto, the other parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, dated as of April 6, 2017, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Dole Existing Indenture” means that certain Indenture, dated as of April 6, 2017, among Dole US Holdings, Dole Foods, the guarantors party thereto and Wilmington Trust, National Association, as trustee, pursuant to which Dole Foods issued $300,000,000 aggregate principal amount of its 7.25% Senior Secured Notes due 2025.
“Dole Foods” has the meaning specified in the preamble hereto.
“Dole Historical Financials” means, collectively, the Dole Annual Financial Statements and the Dole Quarterly Financial Statements.
“Dole Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of operations and cash flows of Dole Foods as of and for the fiscal quarter ended March 31, 2021.
“Dole Refinancing” means the refinancing, repayment, satisfaction, discharge or redemption in full (including, without limitation, by depositing the required funds with the applicable trustee with respect to a redemption for which a notice has been issued) of outstanding indebtedness of the Acquired Business under each of the Dole Existing ABL Credit Agreement, the Dole Existing Credit Agreement and the Dole Existing Indenture.
“Dole US Holdings” means DFC Holdings, LLC, a Delaware limited liability company.
“Dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established
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in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by the Company or any of its Restricted Subsidiaries under any Environmental Law or any permit issued to the Company or any of its Restricted Subsidiaries under any such law (hereunder “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, including the common law, concerning the protection of the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material, or the effect of Hazardous Materials on the Environment or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
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“ERISA Affiliate” means, with respect to the Company, any corporation or other trade or business (whether or not incorporated) that, together with the Company or any of its Restricted Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the failure to make any minimum required contribution determined under Section 412 of the Code, Section 430 of the Code, or Section 303 of ERISA to a Plan for any plan year, (c) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived, (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company, any of its ERISA Affiliates, or any plan administrator of any notice from the PBGC relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) from any Plan or Multiemployer Plan, or (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and/or “EUR” means the single currency of the Participating Member States.
“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Pro Rata Adjusted Eurocurrency Rate, in the case of a Revolving Loan. Eurocurrency Loans may be denominated in Euros, Canadian Dollars or SEK.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Cash Flow” means, for any period, (a) net cash flow provided by (used in) operating activities for such period as reported on the consolidated statements of cash flow of the Company and its Restricted Subsidiaries for such period delivered under Section 5.01(a) (excluding amounts attributable to Unrestricted Subsidiaries except to the extent such Unrestricted Subsidiaries’ net income is included in Consolidated Net Income) minus (b) the sum of, in each case to the extent not otherwise reducing net cash flow provided by (used in) operating activities in such period, without duplication, (i) scheduled principal payments and payments of interest in each case made in cash on Indebtedness (other than Indebtedness under a revolving credit facility except to the extent there is a corresponding reduction in commitments) during such period (including for purposes hereof, sinking fund payments, payments in respect of the principal components under capital leases and the like relating thereto), in each case other than to the extent financed with the net proceeds of any equity issuance, Asset Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility), (ii) optional prepayments of Indebtedness for borrowed money (other than the Loans) during such period in each case other than to the extent financed with the net proceeds of any equity issuance, Asset
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Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility) and mandatory prepayments of Capital Lease Obligations to the extent required due to a Disposition that resulted in an increase to cash flow and not in excess of the amount of such increase; provided that in the case of any revolving Indebtedness such repayment shall only be included in this clause (ii) to the extent that such repayment results in a permanent reduction of the commitments thereunder, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate amount of all Capital Expenditures made by the Company and its Restricted Subsidiaries during such period, (B) the aggregate consideration with respect to any Capital Expenditures required pursuant to a binding contract or commitment, in each case to be paid in cash during such period by the Company or any of its Restricted Subsidiaries, the consummation of which is delayed beyond the end of such period, and (C) at the option of the Company, the aggregate amount of Capital Expenditures contractually committed to be made (or is contemplated to be made during the four fiscal quarter period of the Company following the end of such period) during the period of four consecutive Fiscal Quarters of the Company following the end of such period, in each case, other than to the extent financed with the net proceeds of any equity issuance, Asset Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility); provided that, (I) to the extent the aggregate amount of cash actually utilized to finance any such Capital Expenditure during such period is less than the amount required or expected to be paid in connection with such Capital Expenditure during such period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow on (x) the date such Capital Expenditure is consummated or made or (y) the date the binding contract, lease or letter of intent with respect to such Capital Expenditure is terminated or the date on which such Capital Expenditure is no longer contemplated to be made and (II) to the extent the aggregate amount actually utilized to finance any Capital Expenditure during any subsequent period of four consecutive fiscal quarters is less than the amount deducted pursuant to clause (b)(iii)(C) above, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters, (iv) without duplication of amounts deducted from Excess Cash Flow in prior periods, other than to the extent financed with the net proceeds of any equity issuance, Asset Sale, insurance or Indebtedness (excluding Indebtedness under any revolving credit facility), cash sums expended for Investments and, at the option of the Company, any payments (including earn-outs) required to be made pursuant to binding commitments (or any contractual obligation or binding commitment (a “Recurring Obligation”) that is contemplated to be entered into during the four fiscal quarter period of the Company following the end of such period to the extent that such contractual obligation or binding commitment is a recurring Investment in the ordinary course of business consistent with past practice) (the “Scheduled Investment Consideration”) in respect of any such Investment made or contractually committed (or which shall be contractually committed in connection with a Recurring Obligation) to be made during the period of four consecutive fiscal quarters of the Company following the end of such period pursuant to (b), (f) (in the case of Investments contemplated on the Closing Date), (h), (i), (m), (p), (q) and (t) of Section 6.05 during such period, for Dispositions permitted pursuant to Section 6.11, and for Restricted Payments and at the option of the Company, any payments required to be made pursuant to binding commitments (the “Scheduled Restricted Payment Consideration”) in respect of any such Restricted Payment made or contractually committed to be made during the period of four consecutive fiscal quarters of the Company following the end of such period pursuant to (c), (g) (to the extent made from the cumulative Consolidated Net Income portion of the Available Amount), and (l) (with respect to any Transaction Expenses) of Section 6.04 during such period, in each case, whether successful or not; provided that to the extent the aggregate amount actually
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utilized to finance such Investments or Restricted Payments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Investment Consideration or the Scheduled Restricted Payment Consideration, as applicable, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters, and (v) any amount that is listed (or would be listed to the extent such financial statements were prepared in accordance with IFRS) as a “put option obligation” in the most recent audited financial statements of the Company delivered in accordance with Section 5.01(a).
“Excess Cash Flow Payment Date” means the date occurring ten (10) Business Days after the required delivery date set forth in Section 5.01(a) for the audited financial statements for the Company and its Restricted Subsidiaries (commencing with such audited financial statements for the Fiscal Year ending December 31, 2022).
“Excess Cash Flow Payment Period” means, with respect to any Excess Cash Flow Payment Date, the immediately preceding Fiscal Year of the Company commencing with the Fiscal Year ending December 31, 2022.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.
“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of a Borrower or a Guarantor on the Closing Date or on the date such Person became a Subsidiary, (b) subject to Section 6.03(e), any Subsidiary (an “Immaterial Subsidiary”) of a Guarantor that does not have total assets in excess of 2.5% of Consolidated Total Assets of the Company for the most recently ended Test Period (calculated on a Pro Forma Basis) for which financial statements have been delivered pursuant to Section 5.01(a) (it being understood that the calculation of total assets for such purposes shall exclude any equity investment), (c) any Subsidiary that is prohibited by applicable Law (whether on the Closing Date or thereafter) or contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations (after taking into account any applicable guarantee limitations in accordance with local law) or if guaranteeing the Obligation would require governmental (including regulatory) or other third-party (other than a Loan Party) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which the Company and the Collateral Agent reasonably agree that the burden or cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Subsidiary of the Company organized in a jurisdiction other than an Agreed Security Jurisdiction, (f) any Subsidiary with respect to which the provision of a guarantee and/or the granting of security over assets by such Subsidiary could reasonably be expected to result in adverse tax consequences to it, the Company, any other Borrower or any of the Borrowers’ direct or indirect Subsidiaries, in each case, as determined in good faith by the Company and notified in writing to the Administrative Agents, (g) any not-for-profit Subsidiaries, (h) any Unrestricted Subsidiaries, (i) any special purpose entities, (j) any captive insurance subsidiaries, (k) any Subsidiary which is not required to become a Guarantor pursuant to the Agreed Security Principles, (l) any Subsidiary to the extent becoming a Guarantor and/or granting security over its assets would result in a breach of the fiduciary duties of the directors (or equivalent) of such Subsidiary or could reasonably be expected to result in personal or criminal liability of any director (or equivalent), in each case as determined in good faith by the Company and notified in writing to the Administrative Agents, (m) any direct or indirect Subsidiary of Dole US Holdings that is a Non-U.S. Subsidiary and (n) any Subsidiary of the Company which is not already a Guarantor and which is not required to become a Guarantor as a result of the Borrowers being in compliance with the Collateral Coverage Requirement as of the most recent date on which the Collateral Coverage Requirement was tested under Section 5.09(d), provided that such Subsidiary shall have been a Subsidiary as of such date.
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For the avoidance of doubt, no Borrower shall constitute an Excluded Subsidiary and no Restricted Subsidiary that becomes a Guarantor pursuant to the Collateral and Guarantee Requirement or the Collateral Coverage Requirement shall constitute an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Loan Party becomes effective with respect to such related Swap Obligation.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, any Administrative Agent, any Lender or any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Documents, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender making Loans to a U.S. Borrower, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan made to a U.S. Borrower pursuant to a Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.16, (c) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.16(e) or (f), (d) with respect to any Loans made by a Lender to an Irish Borrower, any deduction or withholding for or on account of Tax imposed by Ireland on any amounts payable to or for the account of such Lender, if on the date on which the payment falls due (x) the payment could have been made to the relevant Lender without any withholding or deduction for or on account of such Tax if the Lender had been an Irish Qualifying Lender, but on that date the Lender is not (or has ceased to be) an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant Governmental Authority) or (y) the relevant Lender is an Irish Qualifying Lender solely by virtue of being an Irish Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such deduction or withholding had the Lender complied with its obligations in Section 2.16(j), (e) with respect to any Loans made to a UK Borrower, any deduction or withholding for or on account of Tax imposed by the United Kingdom on any amounts payable to or for the account of such Lender, if on the date on which the payment falls due (1) that Lender is not a UK Qualifying Lender other than where it was a UK Qualifying Lender before such date and has ceased to be such a UK Qualifying Lender as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority, (2) the relevant Lender is a UK Qualifying Lender solely by virtue of category (B) of the definition of UK
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Qualifying Lender and: (x) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction; and (y) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made, (3) the relevant Lender is a UK Qualifying Lender solely by virtue of category (B) of the definition of UK Qualifying Lender and: (x) the relevant Lender has not given a UK Tax Confirmation to the UK Borrower; and (y) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the UK Borrower, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA, or (4) the relevant Lender is a UK Treaty Lender and the UK Borrower is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.16(h)(iv) and Section 2.16(h)(v), (f) any U.S. federal withholding Taxes imposed under FATCA, (g) any U.S. federal backup withholding under Section 3406 of the Code, (h) any Bank Levy, (i) with respect to any Loans made to a Borrower organized under the laws of the Netherlands (a “Dutch Borrower”), any Dutch Tax that arises as a result of any Lender having a substantial interest (aanmerkelijk belang) as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Dutch Borrower and (j) any Tax imposed on the basis of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) as in force and at the rate as of the date of this Agreement.
“Existing Letter of Credit” means each letter of credit issued prior to the Amendment No. 1 Effective Date by a Person that shall be an Issuing Bank and listed on Schedule 1.01B.
“Existing Letter of Credit Termination Date” means an Existing Letter of Credit’s stated termination date as specified on Schedule 1.01B.
“Existing Term Loan Class” has the meaning set forth in Section 2.20(a).
“Existing Total Produce RCFs” means each of (A) that certain Revolving Credit Facility Agreement, dated as of July 27, 2018, among Total Produce, the subsidiaries of Total Produce and other parties party thereto from time to time and The Governor and Company of the Bank of Ireland, (B) that certain Revolving Credit Facility Agreement, dated as of September 23, 2016, among Total Produce, the subsidiaries of Total Produce and other parties party thereto from time to time and HSBC Bank plc, (C) that certain Revolving Credit Facility Agreement, dated as of June 11, 2015, among Total Produce, the subsidiaries of Total Produce and other parties party thereto from time to time and Danske Bank A/S, (D) that certain Revolving Credit Facility Agreement, dated as of October 26, 2018, among Total Produce, the subsidiaries of Total Produce and other parties party thereto from time to time and Coöperatieve Rabobank U.A., (E) that certain Revolving Credit Facility Agreement, dated as of June 29, 2017, among Total Produce, the subsidiaries of Total Produce and other parties party thereto from time to time and Coöperatieve Rabobank U.A., (F) that certain Revolving Credit Facility Agreement, dated as of November 30, 2015, among Total Produce, the subsidiaries of Total Produce and other parties party thereto from time to time and Ulster Bank Ireland Limited and (G) that certain Revolving Credit Facility Agreement, dated as of March 5, 2019, among Total Produce, the subsidiaries of Total Produce and other parties party thereto from time to time and The Bank of Montreal, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.20 that are substantially identical to the Revolving Commitments except
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that such revolving credit commitments may have a later maturity date and different provision with respect to interest rates and fees than those applicable to the Revolving Commitments.
“Extended Term Loans” has the meaning set forth in Section 2.20(a).
“Extending Term Lender” has the meaning provided in Section 2.20(c).
“Extension Election” has the meaning set forth in Section 2.20(c).
“Extension Request” has the meaning provided in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder, and any successor thereto.
“Federal Funds Rate” means the Pro Rata Federal Funds Rate or the Term B Federal Funds Rate, as the context may require.
“Fee Letter” means the Fee Letter, dated as of February 16, 2021, by and among the Administrative Agents, Total Produce and the other parties thereto.
“Financial Covenant” means the covenant in Section 6.09.
“Financial Officer” means the chief financial officer, finance director, principal accounting officer, treasurer, or controller of the Company.
“Finco” has the meaning specified in the preamble hereto.
“First Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit I (with such changes thereto as are reasonably acceptable to the Collateral Agent), by and between the Collateral Agent and the collateral agent for one or more classes of Credit Agreement Refinancing Indebtedness or Incremental Substitute Indebtedness that are intended to be secured by Liens ranking pari passu with the Liens securing the Obligations.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means each fiscal year of the Company and its Subsidiaries, which ends on December 31.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by the Company or any of its Restricted Subsidiaries for the benefit of employees of the Company or any of its Restricted Subsidiaries employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement, and which plan is not subject to ERISA.
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“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Company or any of its Restricted Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Company or any of its Restricted Subsidiaries, or the imposition on the Company or any of its Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America.
“Group” means the Company and its Restricted Subsidiaries.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the effect of rendering such person liable for any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the
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primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guarantee Agreement” means the Guarantee Agreement, dated as of March 26, 2021, among the Loan Parties party thereto and the Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Guarantor” means (a) each Borrower (other than with respect to its own Obligations), (b) each other Restricted Subsidiary of the Company party to the Guarantee Agreement and (c) each other Restricted Subsidiary that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 6 of Amendment No. 1 or Section 5.09(a) or (d).
“Guaranty” means, collectively, the guaranty of the Obligations by the Borrowers and the Guarantors pursuant to the Guarantee Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials, pollutants or contaminants or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that is an Administrative Agent or a Lender or an Affiliate of an Administrative Agent or a Lender (x) on the Amendment No. 1 Effective Date or (y) at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.
“Honor Date” has the meaning provided in Section 2.05(c)(i).
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Immaterial Subsidiary” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.
“Increased Commitments” has the meaning provided in Section 2.19(a).
“Increasing Lender” has the meaning provided in Section 2.19(b).
“Incremental Substitute Indebtedness” means Indebtedness consisting of (x) unsecured loans or secured loans secured by Liens ranking pari passu with or junior to the Liens securing the Obligations or (y) unsecured debt securities or secured debt securities secured by Liens ranking pari passu with or junior to the Liens securing the Obligations issued or Guaranteed by the Loan Parties that is designated by the Company in a certificate of a Responsible Officer of the Company delivered to the Administrative Agents as “Incremental Substitute Indebtedness” prior to the date of incurrence; provided that (i) such Indebtedness does not have a final maturity that is prior to the Term B Loan Maturity Date or a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans of any Class, (ii) such Indebtedness is not secured by a Lien on any assets of the Company or any of its Subsidiaries except for Liens permitted by Section 6.02(w), (iii) such Indebtedness is not incurred or Guaranteed by any Subsidiaries that are not Loan Parties, (iv) the aggregate principal amount of Incremental Substitute Indebtedness incurred following the Amendment No. 1 Effective Date, when aggregated with the aggregate amount of all Increased Commitments and Incremental Term Loans (other than Refinancing Incremental Term Loans) established following the Amendment No. 1 Effective Date shall not exceed the sum of (A) the greater of (i) $380,000,000 and 100% of LTM Consolidated EBITDA, plus (B) an amount equal to all voluntary prepayments of Loans (including Incremental Term Loans) and Incremental Substitute
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Indebtedness (but including purchases of the Loans or Incremental Substitute Indebtedness by the Company or any of its Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Loans or Incremental Substitute Indebtedness shall be deemed not to exceed the actual purchase price of such Loans or Incremental Substitute Indebtedness below par), in the case of prepayments of Incremental Term Loans or Incremental Substitute Indebtedness (in each case, other than to the extent funded with proceeds of long-term Indebtedness and excluding prepayments of the Revolving Facility except to the extent the commitments thereunder are permanently reduced by the amount of such prepayments), plus (C) an unlimited amount so long as, in the case of this clause (C), (i) with respect to any Incremental Substitute Indebtedness that is secured by Liens ranking pari passu with or junior to the Liens securing the Obligations, on a Pro Forma Basis the Secured Net Leverage Ratio (excluding the cash proceeds thereof from cash for purposes of such calculation) as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 3.00 to 1.00 and (ii) with respect to any Incremental Substitute Indebtedness that is secured by Liens ranking junior to the Liens securing the Obligations or that is unsecured, on a Pro Forma Basis the Consolidated Net Leverage Ratio (excluding the cash proceeds thereof from cash for purposes of such calculation) as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 3.00 to 1.00, (v) Incremental Substitute Indebtedness incurred on or prior to the twelve-month anniversary of the Amendment No. 1 Effective Date in the form of term loans that are secured by Liens ranking pari passu with the Liens securing the Obligations shall be subject to the MFN Provision and (vi) the other terms and conditions relating to such debt securities or loans (other than interest rates, fees, rate floors, premiums, discounts, optional redemption or prepayment provisions, amortization, maturities and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Company.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.19(a).
“Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or bonds, debentures, notes or similar instruments or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capital Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) obligations arising under Synthetic Leases. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) intercompany liabilities arising from their cash management and accounting operations and
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intercompany loans, advances or Indebtedness among the Company and its Restricted Subsidiaries or among Restricted Subsidiaries of the Company having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Initial Borrowers” has the meaning specified in the preamble hereto.
“Intercreditor Agreements” means each First Lien Intercreditor Agreement and Junior Lien Intercreditor Agreement, in each case to the extent then in effect.
“Interest Election Request” means a request by the applicable Borrower (or the Company on behalf of the applicable Borrower) to convert or continue a Revolving Borrowing in accordance with Section 2.03.
“Interest Payment Date” means (a) with respect to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December, (b) as to any SONIA Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SONIA Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Eurocurrency Loan or Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (d) with respect to any Pro Rata Daily Compounded SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” means (i) with respect to any Eurocurrency Borrowing or RFR Borrowing (other than a Pro Rata Daily Compounded SOFR Borrowing), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months, or any other period as may be agreed to and is available to all applicable Lenders, thereafter, as a Borrower (or the Company on behalf of such Borrower) may elect, and (ii) with respect to a Pro Rata Daily Compounded SOFR Borrowing, an interest period of one month, or any other period as may be agreed to and is available to all applicable Lenders, which period may not exceed three months, as a Borrower (or the Company on behalf of such Borrower) may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(c)(v) or Section 2.13(d)(ii) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
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“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (other than, in the case of the Company and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms)) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05,(i) the amount of any Investment outstanding at any time shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but reduced by any dividend, distribution, return of capital or principal repayment received in cash in respect of such investment and (ii) in the event the Company or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Company or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Company, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Company or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.
“IPO” means the initial underwritten public offering of shares in the Company pursuant to an effective registration statement to be filed with the SEC pursuant to the Securities Act (the “Registration Statement”).
“IPO Transactions” means the consummation of the Share Exchange, the consummation of the Merger, the consummation of the IPO in accordance with the Registration Statement, the consummation of the Dole Refinancing and the Total Produce Refinancing, the execution, delivery and performance by the Loan Parties of applicable Loan Documents, the Borrowing of the Term B Loans and the payment of fees, costs and expenses in connection therewith.
“Ireland” means Ireland (exclusive of Northern Ireland).
“Irish Borrower” means a Borrower which is organized or incorporated in Ireland.
“Irish Companies Act” means the Companies Act 2014 of Ireland.
“Irish Loan Party” means a Loan Party incorporated under the laws of Ireland.
“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to it in respect of an advance under any Loan Document and is:
(a) a bank within the meaning of Section 246 TCA which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) TCA and whose Lending Office is located in Ireland;
(b) a body corporate:
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(i) which, by virtue of the law of a Qualifying Jurisdiction, is resident in the Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by bodies corporate from sources outside that jurisdiction;
(ii) which is a US company which is incorporated in the United States and is taxed in the United States on its worldwide income;
(iii) which is a US limited liability company where (I) the ultimate recipients of the interest would themselves be Qualifying Lenders under sub-paragraphs (i), (ii) or (iv) of this paragraph (b) or paragraph (c); and (II) business is conducted through the US limited liability company for market reasons and not for tax avoidance purposes; or
(iv) where the interest:
(1) is exempted from the charge to Irish income tax under an Irish Treaty in force on the date the interest is paid; or
(2) would be exempted from the charge to Irish income tax if an Irish Treaty which has been signed but is not yet in force had the force of law on the date the interest is paid, except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of an advance under a Loan Document is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency;
(c) in circumstances only where interest is payable under a Loan Document by a Loan Party which is a qualifying company (within the meaning of Section 110 TCA), a person which, by virtue of the law of a Qualifying Jurisdiction, is resident in the Qualifying Jurisdiction for the purposes of tax except, in a case where such person is a body corporate, where interest payable to it in respect of an advance under a Loan Document is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency;
(f) a body corporate which advances money in the ordinary course of a trade which includes the lending of money and whose Lending Office is located in Ireland, in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such body corporate and such body corporate has complied with the notification requirements under section 246(5) TCA;
(g) a qualifying company (within the meaning of section 110 TCA) whose Lending Office is located in Ireland;
(h) an investment undertaking (within the meaning of section 739B TCA) whose Lending Office is located in Ireland;
(i) an exempt approved scheme (within the meaning of section 774 TCA) whose Lending Office is located in Ireland; or
(j) an Irish Treaty Lender.

“Irish Treaty” has the meaning specified in the definition of “Irish Treaty State”.
“Irish Treaty Lender” means a Lender, other than a Lender falling within paragraph (b) or (c) of the definition of Irish Qualifying Lender, which (a) is treated as resident of an Irish Treaty State for the purposes of an Irish Treaty; (b) does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in any Loan is effectively connected; and (c) meets all other conditions of the Irish Treaty which must be fulfilled for residents of that Irish Treaty State to be paid interest without the deduction of Tax (assuming the completion of any necessary procedural formalities).
“Irish Treaty State” means a jurisdiction have a double taxation agreement (an “Irish Treaty”) with Ireland that has force of law and makes provision for full exemption from tax imposed by Ireland on interest.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
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“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Company (or any Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means each of (i) Rabobank, (ii) solely with respect to the Existing Letters of Credit issued by it, Bank of America, N.A., (iii) solely with respect to the Existing Letters of Credit issued by it, Deutsche Bank AG, New York Branch and (iv) any other Revolving Lender (subject to such Lender’s consent) designated by the Company and consented to by the applicable Administrative Agent that becomes an Issuing Bank, in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 9.04. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Neither Bank of America, N.A. nor Deutsche Bank AG, New York Branch shall have any obligation to issue or amend any Letters of Credit (other than their respective Existing Letters of Credit) or to extend the expiry date of any of their respective Existing Letters of Credit, or to renew (or permit the automatic renewal of) or increase the amount of such Existing Letters of Credit.
“ITA” means the UK Income Tax Act 2007.
“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit H (with such changes thereto as are reasonably acceptable to the Collateral Agent), by and between the Collateral Agent and the collateral agent for one or more classes of Credit Agreement Refinancing Indebtedness or Incremental Substitute Indebtedness that are intended to be secured by Liens ranking junior to the Liens securing the Obligations.
“knowledge” of any Person, means, except as otherwise set forth in this Agreement, the actual (but not the constructive or imputed) knowledge of such Person without any implication of verification or investigation concerning such knowledge.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.
“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in the same currency as the Letter of Credit under which the applicable L/C Borrowing occurred.
“L/C Borrowing” means an extension of credit resulting from a L/C Disbursement under any Letter of Credit which has not been reimbursed on the date when made or refinanced as Base Rate Revolving Borrowing. All L/C Borrowings shall be denominated in the currency in which the related Letter of Credit is denominated.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all Letters of Credit at such time plus (b) the aggregate Outstanding Amount of all L/C Disbursements, including Unreimbursed Amounts, that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11. For all purposes of this
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Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Exposure Sublimit” means $75,000,000.
“LCT Election” shall have the meaning provided in Section 1.04(d).
“LCT Test Date” shall have the meaning provided in Section 1.04(d).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.19 or pursuant to an Assignment and Assumption or an Additional Credit Extension Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.
“Lending Office” means the office or offices notified by a Lender to an Applicable Administrative Agent in writing as the office or offices through which it will perform its obligations under any Loan Document.
“Letter of Credit” means a Letter of Credit issued pursuant to Section 2.05(a)(i) and each Existing Letter of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.
“Letter of Credit Expiration Date” means the day that is five Business Days (or, in the case of a commercial letter of credit, 30 days) prior to the Revolving Credit Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means, with respect to any asset, any mortgage, charge in the nature of a security interest, deed of trust, lien, pledge, hypothecation, encumbrance, or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means (i) any Permitted Acquisition or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Loan Documents” means this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, the Collateral Documents, any Intercreditor Agreement, each Additional Credit Extension Amendment, any promissory notes executed and delivered pursuant to Section 2.09(f), the Fee Letter and any amendments, restatements, amendments and restatements, waivers, supplements or other modifications to any of the foregoing.
“Loan Parties” means, collectively, the Borrowers and the Guarantors.
“Loans” means the loans made by the Lenders to any Borrower pursuant to this Agreement.
“LTM Consolidated EBITDA” means, on any date, Consolidated EBITDA of the Company for the most recently ended Test Period (calculated on a Pro Forma Basis) for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first date on which financial statements are delivered pursuant to Section 5.01(a) or (b), Consolidated EBITDA of the Company (calculated on a Pro Forma Basis) for the Test Period ended December 31, 2020).
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“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability against the Loan Parties of the Loan Documents, taken as a whole, (c) the material rights and remedies of the Administrative Agents or the Lenders under the Loan Documents, taken as a whole, or (d) the ability of the Loan Parties, taken as a whole, to perform their material payment obligations under the Loan Documents, taken as a whole.
“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the termination value (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Real Property” means (i) as of the Amendment No. 1 Effective Date, any real property located in the United States owned by a Loan Party listed on Schedule 3.05 and (ii) at all times after the Amendment No. 1 Effective Date, any real property located in the United States acquired in fee by any Loan Party with a fair market value as of such date in excess of $20,000,000.
“Material Subsidiary” means any Restricted Subsidiary (or group of Restricted Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
“Material Transaction” means any Permitted Acquisition or similar Investment or Disposition, in each case, the aggregate consideration for which exceeds $500,000,000.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Merger” means the merger of Merger Sub with and into Dole US Holdings, with Dole US Holdings surviving the Merger as an indirect wholly-owned Restricted Subsidiary of the Company, in exchange for the issuance of ordinary shares of the Company and other consideration on the terms and in accordance with the Transaction Agreement.
“Merger Sub” means TP-Dole Merger Sub, LLC, a Delaware limited liability company.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or Deposit Account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Pro Rata Administrative Agent and the applicable Issuing Banks in their reasonable discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means any mortgage or deed of trust executed by any Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties.
“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received by the Company or any Restricted Subsidiary in connection with such Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a
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note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by the Company or any Restricted Subsidiary) less (ii) the sum of (A) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (B) with respect to any Asset Sale, payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 90 days after, the date of such Asset Sale, (C) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness (I) owed to the Lenders pursuant to this Agreement or (II) which is secured by Liens permitted by Section 6.02(w)) which is secured by the respective assets which were subject to such Asset Sale or Casualty Event and (D) the estimated net marginal increase in income taxes which will be payable by the Company consolidated group or any Restricted Subsidiary of the Company with respect to the fiscal year in which such Asset Sale or Casualty Event occurs as a result of such Asset Sale or Casualty Event; and in the event of any such Asset Sale or Casualty Event of assets owned by a non-wholly owned Restricted Subsidiary, the proportionate share thereof attributable to minority interests (based upon such Persons’ relative holdings of Equity Interests in such Restricted Subsidiary); provided, however, that such cash and Cash Equivalents shall not include any portion thereof which the Company determines in good faith should be reserved for post-closing adjustments (to the extent the Company delivers to the Administrative Agents a certificate signed by a Responsible Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Cash Proceeds on such date received by the Company and/or any of its Restricted Subsidiaries from such Asset Sale, and (b) with respect to the incurrence or issuance of any Indebtedness by the Company or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Company or such Restricted Subsidiary in connection with such incurrence or issuance.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning set forth in Section 2.05(b)(iii).
“Non-U.S. Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a non-U.S. jurisdiction as a condition of doing business in such jurisdiction.
“Non-U.S. Security Documents” means security documents in favor of the Collateral Agent or any of the Secured Parties, with respect to the assets of or Equity Interests in any Loan Party which is a not a U.S. Loan Party (other than any Excluded Asset).
“Non-U.S. Subsidiary” means any direct or indirect Restricted Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.
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“Note” means a promissory note made by the applicable Borrower in favor of a Lender evidencing Revolving Loans or Term Loans, as applicable, made by such Lender to such Borrower, substantially in the form of Exhibit B or Exhibit C, as applicable.
“Obligations” means all indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations (x) of any of the Loan Parties to any of the Lenders, their Affiliates and the Administrative Agents, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents or (y) arising under any Secured Hedge Agreement or Cash Management Obligation, in each case, including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding). Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.
“OID” has the meaning assigned in Section 2.19(d).
“Original Currency” has the meaning assigned in Section 2.17(a).
“Other Connection Taxes” means, with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Hedging Agreements” means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations of currency values or commodity prices.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer, novation, sub-participation, alienation or other disposal of any Lender’s rights or obligations under a Loan Document (other than an assignment made pursuant to Section 2.18(b)).
“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Exposure on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Exposure on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Exposure as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.
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1.“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Applicable Administrative Agent, the applicable Issuing Banks, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Pro Rata Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parallel Liability” means a Loan Party’s undertaking pursuant to Section 9.22.
“Participant” has the meaning set forth in Section 9.04(d).
“Participant Register” has the meaning set forth in Section 9.04(d).
“Participating Member State” means each state so described in any EMU Legislation.
“Patriot Act” has the meaning provided in Section 9.13.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means (i) the purchase or other acquisition, in one or more series of transactions, of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Company (including as a result of a merger or consolidation) or (ii) any Investment in any Restricted Subsidiary (including by a merger or consolidation of existing Subsidiaries), including any Investment in (x) any Restricted Subsidiary the effect of which is to increase such equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the ownership interest in such joint venture; provided that the following conditions are satisfied to the extent applicable (in each case subject to Section 1.04(d) hereof):
(a) to the extent required by Section 5.09, each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 5.09, within the times specified therein;
(b) unless such acquired Persons and their Subsidiaries become Guarantors and pledge their assets as, and to the extent, required by Section 5.09, the aggregate consideration (excluding assets acquired in exchange for Qualified Equity Interests of the Company and excluding any consideration paid with the proceeds of an issuance of, or capital contribution with respect to, any Qualified Equity Interests of the Company that was not included in the Available Amount or otherwise used as the basis for any Investment, Restricted Payment or payment in respect of Specified Indebtedness) paid by any Loan Party in respect of all such Permitted Acquisitions shall not exceed, at the time such Permitted Acquisition is made, the greater of (x) $690,000,000 and (y) 15% of Consolidated Total Assets for the most recently ended Test Period (calculated on a Pro Forma Basis) for which financial statements have been delivered pursuant to Section 5.01(a) or (b);
(c) the acquired Property, business or Person is in a business permitted under Section 6.12; and
(d) at the time of and immediately after any such purchase or other acquisition (including any Indebtedness to be incurred in connection therewith), no Event of Default shall have occurred and be continuing.
“Permitted Business” means any business which (i) is the same, similar, ancillary or reasonably related to the business in which the Company or any of its Subsidiaries was engaged immediately prior to the Amendment No. 1 Effective Date, or (ii) is conducted by any Person acquired pursuant to a Permitted Acquisition and which does not qualify as a “Permitted Business” pursuant to preceding clause (i), so long as (x) such business represents an immaterial portion of the businesses acquired pursuant to such Permitted Acquisition and (y) such business is sold or otherwise disposed of as soon as reasonably practicable following the consummation of
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such Permitted Acquisition (but, in any event, within one year following such Permitted Acquisition).
“Permitted Encumbrances” means:
(a) Liens for Taxes not then due or if due obligations with respect to such Taxes that are not being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, or are being contested in compliance with Section 5.04;
(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Company or any Restricted Subsidiary;
(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company and its Restricted Subsidiaries, taken as a whole;
(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;
(h) any matters affirmatively insured over or exceptions noted in any Mortgage Policy;
(i) with respect to real property located in Hawaii (i) for which no title report has been delivered to the Collateral Agent prior to the Amendment No. 1 Effective Date, and (ii) which are not governed by the land court of the State of Hawaii, any and all gaps in the chain of title that would be identified by a search of the public records of the State of Hawaii; and
(j) with respect to real property located in Hawaii for which title reports have been delivered to the Collateral Agent prior to the Amendment No. 1 Effective Date, all matters shown in such title reports.
“Permitted JV Guarantee Obligations” means any Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of any joint venture so long as the aggregate principal amount of Indebtedness Guaranteed by the Company and its Restricted Subsidiaries in reliance on this definition shall not exceed $100,000,000 at any time outstanding.
“Permitted Receivables Facility” means one or more Receivables Facilities that meet the following conditions: (a) all sales of Receivables Related Assets to the Receivables SPE or Receivables Funder are made at fair market value (as determined by the Company in good faith), (b) the covenants, events of default and other material terms applicable to such financing shall be on market terms (as determined by the Company in good faith) at the time such financing is entered into and may include Standard Securitization Undertakings and such terms will not be adverse in any material respect to the interests of the Lenders as determined by the Company in good faith and (c) recourse to the
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Restricted Subsidiaries (other than any Receivables SPE) in connection with such financing shall be limited to the extent customary for comparable transactions. The transactions contemplated by (i) the Agreement for the Sale and Purchase of Receivables (Ireland) (governed by Irish law) between Coöperatieve Rabobank U.A., trading as Rabobank Dublin, Total Produce, Total Produce Ireland Limited, Allegro Limited and Iverk Produce Limited dated 21 December 2012 as amended and restated on 31 August 2015 and as further amended by an Amendment Agreement dated 28 May 2020, (ii) the Agreement for the Sale and Purchase of English receivables (UK) (governed by English law) between Coöperatieve Rabobank U.A., trading as Rabobank Dublin, Total Worldfresh Limited and Total Produce dated 31 August 2015 as amended by an Amendment Agreement dated 29 May 2020, and (iii) the Master Receivables Purchase Deed (Sweden) (governed by Irish law) between Coöperatieve Rabobank U.A., trading as Rabobank Dublin, Everfresh AB and Total Produce dated 19 December 2019 as amended by an Amendment Agreement dated 29 May 2020, in each case as amended, restated, amended and restated, extended, supplemented, modified, replaced or refinanced with Rabobank or an Affiliate of Rabobank from time to time, shall be deemed to be Permitted Receivables Facilities.
“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Subsidiaries of the Company (other than any Loan Party) which are transferred or pledged to any Receivables Entity pursuant to any Permitted Receivables Facility and any related Receivables Related Assets which are also so transferred or pledged to any Receivables Entity and all proceeds thereof and (ii) loans to any Subsidiary of the Company (other than a Loan Party) secured by Receivables (whether now existing or arising in the future) of any Subsidiary which are made pursuant to any Permitted Receivables Facility.
“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, or the issuance of notes or other evidence of Indebtedness secured by such notes, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, restated, amended and restated, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Company) either (i) the terms as so amended, restated, amended and restated, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, restatements, amendments and restatements, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Restricted Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, restatement, amendment and restatement, modification, supplement, refinancing or replacement as determined by the Company in good faith and (y) any such amendments, restatements, amendments and restatements, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Company in good faith.
“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any applicable Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any
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existing commitments unutilized thereunder, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(b), Section 6.01(e) and Section 6.01(q), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Term B Loan Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Company) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company, any Restricted Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Notes” has the meaning set forth in the U.S. Security Agreement and shall include any other Indebtedness pledged by any Loan Party or required to be pledged by any Loan Party and required to be delivered to the Collateral Agent under any other Collateral Documents.
1.“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.13.
“Pro Forma Financial Statements” means the pro forma balance sheet of the Company and its subsidiaries (including the Acquired Business) and a pro forma consolidated statement of income of the Company for the annual period ended on or about December 31, 2020, prepared after giving effect to the Transactions.
“Pro Rata Adjusted Daily Compounded SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Pro Rata Daily Compounded SOFR for such calculation plus (b) the Pro Rata Daily Compounded SOFR Adjustment; provided that if Pro Rata Adjusted Daily Compounded SOFR as so determined shall ever be less than the Floor, then Pro Rata Adjusted Daily Compounded SOFR shall be deemed to be the Floor.
“Pro Rata Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the greater of (a) an interest rate per annum equal to (i) the Pro Rata Eurocurrency Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) 0%.
“Pro Rata Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Pro Rata Term SOFR for such calculation plus (b) the Pro Rata Term SOFR Adjustment; provided that if Pro Rata Adjusted Term SOFR as so determined shall ever be less than the Floor, then Pro Rata Adjusted Term SOFR shall be deemed to be the Floor.
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“Pro Rata Administrative Agent” means Coöperatieve Rabobank U.A., New York Branch in its capacity as administrative agent for the Pro Rata Lenders hereunder, or any successor administrative agent for the Pro Rata Lenders hereunder.
“Pro Rata Administrative Agent’s Office” means, with respect to any currency, the Pro Rata Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Pro Rata Administrative Agent may from time to time notify to the Borrowers and the applicable Lenders.
“Pro Rata Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Pro Rata Administrative Agent.
“Pro Rata Arrangers” means Coöperatieve Rabobank U.A., BofA Securities, Inc. and Goldman Sachs Bank USA, in their capacities as joint lead arrangers and joint bookrunners for the Pro Rata Facilities.
“Pro Rata Available Tenor” means, as of any date of determination and with respect to the then-current Pro Rata Benchmark for any currency, as applicable, if such Pro Rata Benchmark is a term rate, any tenor for such Pro Rata Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period with respect to a Revolving Loan or Term A Loan pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Pro Rata Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 2.13(c).
“Pro Rata Base Rate” means, at any time, the greatest of (a) the Pro Rata Prime Rate at such time, (b) 1/2 of 1.00% in excess of the Pro Rata Federal Funds Rate at such time, and (c) Pro Rata Adjusted Term SOFR for a one-month Interest Period commencing at such time plus 1.00% or (d) Pro Rata Adjusted Daily Compounded SOFR plus 1.00%; provided that in no event shall the Pro Rata Base Rate as so determined be less than 1.00%. Any change in the Pro Rata Base Rate due to a change in the Pro Rata Prime Rate, the Pro Rata Federal Funds Rate, or such Pro Rata Adjusted Term SOFR or Pro Rata Adjusted Daily Compounded SOFR shall be effective as of the opening of business on the day of such change in the Pro Rata Prime Rate, the Pro Rata Federal Funds Rate, Pro Rata Adjusted Term SOFR or Pro Rata Adjusted Daily Compounded SOFR, respectively. If the Pro Rata Base Rate is being used as an alternate rate of interest pursuant to Section 2.13(a) or Section 2.13(b) hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.13(c)), then the Pro Rata Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) or (d) above.
“Pro Rata Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Pro Rata Term SOFR.”
“Pro Rata Benchmark” means, initially, (i) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, either the Pro Rata Term SOFR Reference Rate or Pro Rata Daily Compounded SOFR, (ii) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, CDOR, (iii) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR (iv) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, SONIA and (v) with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, SEK, STIBOR; provided that if a Pro Rata Benchmark Transition Event and its related Pro Rata Benchmark Replacement Date have occurred with respect to the then-current Pro Rata Benchmark for such currency, then “Pro Rata Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Pro Rata Benchmark Replacement to the extent that such Pro Rata Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.13(c).
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“Pro Rata Benchmark Replacement” the first alternative set forth in the order below that can be determined by the Pro Rata Administrative Agent for the applicable Pro Rata Benchmark Replacement Date; provided, that with respect to a Pro Rata Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, the alternative set forth in clause (b) below:
(a) the sum of (i) Pro Rata Daily Simple SOFR and (ii) 0.10% (10 basis points); or
(b) the sum of: (i) the alternate benchmark rate that has been selected by the Pro Rata Administrative Agent and the Company as the replacement for such Pro Rata Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Pro Rata Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Pro Rata Benchmark Replacement Adjustment.
If the Pro Rata Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor with respect to a Pro Rata Facility for the applicable currency, the Pro Rata Benchmark Replacement will be deemed to be the Floor applicable to such Pro Rata Benchmark for the purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, the parties shall make any selection under clause (b) above in a manner that, to the extent administratively feasible and consistent with any evolving or then-prevailing market convention for determining such Pro Rata Benchmark Replacement that is not materially adverse to the Pro Rata Lenders, gives due consideration to the terms of Proposed United States Treasury Regulations Section 1.1001-6(b).

“Pro Rata Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Pro Rata Benchmark with a Pro Rata Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Pro Rata Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Pro Rata Benchmark with the applicable Pro Rata Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Pro Rata Benchmark with the applicable Pro Rata Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Pro Rata Benchmark Replacement Date” means a date and time determined by the Pro Rata Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to any then-current Pro Rata Benchmark for any currency:
(a) in the case of clause (a) or (b) of the definition of “Pro Rata Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Pro Rata Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Pro Rata Benchmark (or such component thereof) or, if such Pro Rata Benchmark is a term rate, all Pro Rata Available Tenors of such Pro Rata Benchmark (or such component thereof); or
(b) in the case of clause (c) of the definition of “Pro Rata Benchmark Transition Event,” the first date on which such Pro Rata Benchmark (or the published component used in the calculation thereof) has been or, if such Pro Rata Benchmark is a term rate, all Pro Rata Available Tenors of such Pro Rata Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Pro Rata Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the
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most recent statement or publication referenced in such clause (c) and even if such Pro Rata Benchmark (or such component thereof) or, if such Pro Rata Benchmark is a term rate, any Pro Rata Available Tenor of such Pro Rata Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Pro Rata Benchmark is a term rate, the “Pro Rata Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Pro Rata Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Pro Rata Available Tenors of such Pro Rata Benchmark (or the published component used in the calculation thereof).

“Pro Rata Benchmark Transition Event” means, with respect to any then current Pro Rata Benchmark for any currency, the occurrence of one or more of the following events with respect to such Pro Rata Benchmark:
(a) a public statement or publication of information by or on behalf of the administrator of such Pro Rata Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Pro Rata Benchmark (or such component thereof) or, if such Pro Rata Benchmark is a term rate, all Pro Rata Available Tenors of such Pro Rata Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Pro Rata Benchmark (or such component thereof) or, if such Pro Rata Benchmark is a term rate, any Pro Rata Available Tenor of such Pro Rata Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Pro Rata Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Pro Rata Benchmark, an insolvency official with jurisdiction over the administrator for such Pro Rata Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Pro Rata Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Pro Rata Benchmark (or such component), which states that the administrator of such Pro Rata Benchmark (or such component) has ceased or will cease to provide such Pro Rata Benchmark (or such component thereof) or, if such Pro Rata Benchmark is a term rate, all Pro Rata Available Tenors of such Pro Rata Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Pro Rata Benchmark (or such component thereof) or, if such Pro Rata Benchmark is a term rate, any Pro Rata Available Tenor of such Pro Rata Benchmark (or such component thereof); or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Pro Rata Benchmark (or the published component used in the calculation thereof) announcing that such Pro Rata Benchmark (or such component thereof) or, if such Pro Rata Benchmark is a term rate, all Pro Rata Available Tenors of such Pro Rata Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Pro Rata Benchmark is a term rate, a “Pro Rata Benchmark Transition Event” will be deemed to have occurred with respect to any Pro Rata Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Pro Rata Available Tenor of such Pro Rata Benchmark (or the published component used in the calculation thereof).
“Pro Rata Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any currency, the period (if any) (x) beginning at the time that a Pro Rata Benchmark Replacement Date with respect to such Pro Rata Benchmark has occurred if, at such time, no Pro Rata Benchmark Replacement has replaced the then-current Pro Rata Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(c) and (y) ending at the time that a Pro Rata Benchmark Replacement has replaced such Pro Rata Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(c).
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“Pro Rata Conforming Changes” means, with respect to either the use or administration of an initial Pro Rata Benchmark or the use, administration, adoption or implementation of any Pro Rata Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pro Rata Base Rate” (if applicable), the definition of “Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Pro Rata Administrative Agent reasonably decides, in consultation with the Company, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Pro Rata Administrative Agent in a manner substantially consistent with market practice (or, if the Pro Rata Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Pro Rata Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Pro Rata Administrative Agent reasonably decides, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents with respect to the Pro Rata Facilities).
“Pro Rata Daily Compounded SOFR” has the meaning specified in Schedule 1.01C.
“Pro Rata Daily Compounded SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Pro Rata Daily Compounded SOFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Pro Rata Adjusted Daily Compounded SOFR comprising such Borrowing other than pursuant to clause (c) of the definition of “Pro Rata Base Rate.”
“Pro Rata Daily Compounded SOFR Loan” means a Loan that bears interest at a rate based on Pro Rata Adjusted Daily Compounded SOFR other than pursuant to clause (c) of the definition of “Pro Rata Base Rate.”
“Pro Rata Daily Simple SOFR” means, for any day, Pro Rata SOFR, with the conventions for this rate (which will include a lookback) being established by the Pro Rata Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Pro Rata Daily Simple SOFR” for syndicated business loans; provided that if the Pro Rata Administrative Agent decides that any such convention is not administratively feasible for the Pro Rata Administrative Agent, then the Pro Rata Administrative Agent may establish another convention in its reasonable discretion.
“Pro Rata Eurocurrency Rate” means, with respect to any Borrowing of Revolving Loans or Term A Loans for any Interest Period,
(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), or a comparable or successor rate which rate is approved by the Pro Rata Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Pro Rata Administrative Agent from time to time) (in such case, the “EURIBOR Rate”) at or about 11:00 a.m. (Brussels, Belgium time) on the Rate Determination Date with a term equivalent to such Interest Period;
(b) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Pro Rata Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period; and
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(c) denominated in SEK, the rate per annum equal to the Stockholm Interbank Offered Rate administered and calculated by the Swedish Financial Benchmark Facility (or any other Person which takes over the administration of that rate) (“STIBOR”), or a comparable or successor rate which is approved by the Pro Rata Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Pro Rata Administrative Agent from time to time) (in such case, the “STIBOR Rate”) at or about 11:00 a.m. (Stockholm, Sweden time) on the Rate Determination Date with a term equivalent to such Interest Period;
provided that if the Pro Rata Eurocurrency Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Pro Rata Facilities” means, collectively, the Revolving Facility and the Term A Loan Facility.
“Pro Rata Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Pro Rata Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that in no event shall the Pro Rata Federal Funds Rate be less than zero.
“Pro Rata Lenders” means, collectively, the Revolving Lenders and Term A Lenders.
“Pro Rata Prime Rate” means the rate of interest per annum published in the Wall Street Journal as the U.S. dollar “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day then such rate as most recently published prior to such day; provided that in no event shall the Pro Rata Prime Rate be less than 1.00%.
“Pro Rata Share” means (i) with respect to any Lender’s obligation to pay any amount to the Pro Rata Administrative Agent, the Swingline Lender or any Issuing Bank in connection with the Revolving Facility, such Lender’s Applicable Percentage of the Revolving Facility, (ii) with respect to any Lender’s obligation to pay any amount to the Pro Rata Administrative Agent in connection with the Term Loan A Facility, such Lender’s Applicable Percentage of the Term A Loans and (iii) with respect to any Lender’s obligation to pay any amount to the Term B Administrative Agent, such Lender’s Applicable Percentage of the Term B Loans.
“Pro Rata SOFR” means a rate equal to the secured overnight financing rate as administered by the Pro Rata SOFR Administrator.
“Pro Rata SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Pro Rata SOFR Determination Day” has the meaning specified in Schedule 1.01C.
“Pro Rata Term SOFR” means,
(a) for any calculation with respect to a Pro Rata Term SOFR Loan, the Pro Rata Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Pro Rata Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Pro Rata Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Pro Rata Periodic Term SOFR Determination Day the Pro Rata Term SOFR Reference Rate for the applicable tenor has not been published by the Pro Rata Term SOFR Administrator and a Pro Rata Benchmark Replacement Date with respect to the Pro Rata Term SOFR Reference Rate has not occurred, then Pro Rata Term SOFR will be the Pro Rata Term SOFR Reference Rate for such tenor as published by the Pro Rata Term SOFR Administrator on the first preceding RFR Business Day for which such Pro Rata Term SOFR Reference Rate for such tenor was published
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by the Pro Rata Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Pro Rata Periodic Term SOFR Determination Day, and
(b) for any calculation with respect to an Pro Rata Base Rate Loan on any day, the Pro Rata Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Pro Rata Base Rate Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Pro Rata Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Pro Rata Base Rate Term SOFR Determination Day the Pro Rata Term SOFR Reference Rate for the applicable tenor has not been published by the Pro Rata Term SOFR Administrator and a Pro Rata Benchmark Replacement Date with respect to the Pro Rata Term SOFR Reference Rate has not occurred, then Pro Rata Term SOFR will be the Pro Rata Term SOFR Reference Rate for such tenor as published by the Pro Rata Term SOFR Administrator on the first preceding RFR Business Day for which such Pro Rata Term SOFR Reference Rate for such tenor was published by the Pro Rata Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Pro Rata Base Rate Term SOFR Determination Day.
“Pro Rata Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Pro Rata Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Pro Rata Term SOFR Reference Rate selected by the Pro Rata Administrative Agent in its reasonable discretion).
“Pro Rata Term SOFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Pro Rata Adjusted Term SOFR comprising such Borrowing other than pursuant to clause (c) or (d) of the definition of “Pro Rata Base Rate.”
“Pro Rata Term SOFR Loan” means a Loan that bears interest at a rate based on Pro Rata Adjusted Term SOFR other than pursuant to clause (c) or (d) of the definition of “Pro Rata Base Rate.”
“Pro Rata Term SOFR Reference Rate” means the forward-looking term rate based on Pro Rata SOFR.
“Pro Rata Unadjusted Benchmark Replacement” means the applicable Pro Rata Benchmark Replacement with respect to an applicable currency excluding the related Pro Rata Benchmark Replacement Adjustment with respect to such currency.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, employee bonuses and other executive costs, legal and other professional fees, listing fees and other expenses, in each case, arising out of or incidental to an entity’s status as, or preparation to become, a reporting company.
“Public Lender” has the meaning assigned to such term in Section 5.01(h).
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“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interests becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.
“Qualifying Bridge Facility” means any bridge facility whereby the Indebtedness outstanding thereunder may be converted, refinanced or exchanged for long-term debt that satisfies clauses (i) and (ii) of the proviso to the penultimate sentence of Section 2.19(a) and any such conversion or exchange is subject only to customary conditions (determined by the Company in good faith).
“Qualifying Jurisdiction” means (a) a member state of the European Communities other than Ireland; (b) a jurisdiction with which Ireland has entered into an Irish Treaty that has the force of law; or (c) a jurisdiction with which Ireland has entered into an Irish Treaty where that treaty will (on completion of the necessary procedures) have the force of law.
“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.
1.“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Pro Rata Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Pro Rata Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Pro Rata Administrative Agent).
“Ratings Condition” shall be deemed to be satisfied on any date on which the Company’s corporate ratings and corporate family ratings (as applicable) are at least BB- (Stable) from S&P and at least Ba3 (Stable) from Moody’s.
“Receivables” means all accounts receivable (including, without limitation, all claims and rights to receive payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Receivables Entity” means a direct or indirect Subsidiary of the Company which solely engages in activities in connection with the financing of Receivables of the Receivables Sellers and which is designated as a “Receivables Entity” by the delivery to the Administrative Agents of an officer’s certificate of the Company certifying that, to such officer’s knowledge and belief after consultation with counsel, the foregoing conditions are satisfied in respect of such entity:
(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) incurred by such Person (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b) neither the Company nor any other Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) with such person on terms less favorable to the Company or such Subsidiary than those that might be obtained at the
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time from persons that are not Affiliates of the Company (as determined by the Company in good faith); and
(c) neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such person to achieve certain levels of operating results.
“Receivables Facility” means any transaction or series of transactions pursuant to which one or more Receivables Sellers may (a) sell, convey, contribute or otherwise transfer Receivables Related Assets (either directly or indirectly) and/or (b) grant a security interest in respect of or otherwise take the benefit of any Receivables Related Assets, in each case, to one or more Receivables SPEs or Receivables Funders (and thereby providing financing to the Company and/or any Receivables Seller).

“Receivables Facility Guarantee” means (i) any guarantee of performance and related indemnification entered into by the Company or any Restricted Subsidiary in respect of the obligations of the Receivables Seller, the Receivables SPE or another Restricted Subsidiary party to any Permitted Receivables Facility or (ii) any other guarantee of performance entered into by the Company or any Restricted Subsidiary which the Company has determined in good faith to be customary in a Receivables Facility.

“Receivables Funder” means any third-party financial institution which purchases Receivables onto its balance sheet or otherwise make funds available secured by Receivables.

“Receivables Related Assets” means any Receivables and other rights and assets related thereto (including, but not limited to, all collateral securing such receivable, all contracts and all guarantees or other obligations in respect of such receivable, proceeds collected on such Receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset based lending, asset backed lending or asset securitization transactions and any related hedging obligations, in each case, whether now existing or arising in the future).
“Receivables Repurchase Obligation” means any obligation of a Receivables Seller in a Permitted Receivables Facility to repurchase Receivables Related Assets (or make a cash payment in lieu thereof) arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such Receivables Seller.

“Receivables Seller” means the Company or any of its Subsidiaries.

“Receivables SPE” means (a) any Receivables Entity, (b) any other Person (i) formed solely for the purposes of engaging in a Permitted Receivables Facility (together with any activities incidental or related thereto) or (ii) which issues asset-backed commercial paper and uses the proceeds thereof to purchase Receivables and/or Receivables Related Assets or make funds available secured by Receivables and/or Receivables Related Assets.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers, (b) the applicable Administrative Agent, (c) each applicable Augmenting
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Lender and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.23.
“Refinancing Incremental Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Company as “Refinancing Incremental Term Loans” in a certificate of a Responsible Officer of the Company delivered to the Administrative Agents on or prior to the date of incurrence.
“Refinancing Indebtedness” means (i) any Refinancing Incremental Term Loans and (ii) any Credit Agreement Refinancing Indebtedness.
“Refinancing Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.
“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.
“Refinancing Term Loan Commitments” means one or more Classes of Term A Loan Commitments and/or Term B Loan Commitments hereunder that result from a Refinancing Amendment.
“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.
“Register” has the meaning set forth in Section 9.04(c).
“Regulated Bank” means (i) an Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Equity Interests of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Equity Interests of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.
“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.
“Relevant Governmental Body” means, (i) with respect to a Pro Rata Benchmark or Pro Rata Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, (ii) with respect to a Pro Rata Benchmark or Pro Rata Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Pro Rata Benchmark applicable to any other currency, (a) the central bank for the applicable currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank
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or other supervisor which is responsible for supervising (1) such Pro Rata Benchmark or Pro Rata Benchmark Replacement for such currency or (2) the administrator of such Pro Rata Benchmark or Pro Rata Benchmark Replacement for such currency or (b) any working group or committee officially endorsed or convened by: (1) the central bank for such currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (2) any central bank or other supervisor that is responsible for supervising either (x) such Pro Rata Benchmark or Pro Rata Benchmark Replacement for such currency or (y) the administrator of such Pro Rata Benchmark or Pro Rata Benchmark Replacement for such currency, or (3) the Financial Stability Board, or a committee officially endorsed or convened by the Financial Stability Board, or any successor thereto and (iii) with respect to any Term B Benchmark or Term B Benchmark Replacement, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Required Lenders” has the meaning assigned to such term in Article VIII.
“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.
“Repricing Transaction” means except in connection with a Change of Control, Material Transaction or any other transaction not otherwise permitted by the Loan Document, the prepayment or refinancing of all or a portion of the Term B Loans with the incurrence by any Loan Party of any long-term, broadly syndicated, pari passu secured term loan “B” debt financing having a Yield that is less than Yield of the Term B Loans being prepaid or refinanced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term B Loans.
“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Term Loans, Revolving Credit Exposure and unused Revolving Commitments at such time; provided that the Revolving Commitment of, and the portion of the Term Loans and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Pro Rata Lenders” means, at any time, Pro Rata Lenders having more than 50% of (i) (a) the aggregate Revolving Commitments or (b) after the termination or expiration of the Revolving Commitments, the aggregate Revolving Credit Exposure; provided that the Revolving Commitments and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Pro Rata Lenders and (ii) Term A Loans at such time; provided that the Commitment of, and the portion of the Term A Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Pro Rata Lenders.
“Required Revolving Lenders” means, at any time, Lenders having more than 50% of (a) the aggregate Revolving Commitments or (b) after the termination or expiration of the Revolving Commitments, the aggregate Revolving Credit Exposure; provided that the Revolving Commitments and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Lenders.
“Required Term A Lenders” means, at any time, Lenders having Term A Loans representing more than 50% of the total Term A Loans at such time; provided that the Commitment of, and the portion of the Term A Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.
“Required Term B Lenders” means, at any time, Lenders having Term B Loans representing more than 50% of the total Term B Loans at such time; provided that the
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Commitment of, and the portion of the Term B Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.
“Rescindable Amount” has the meaning set forth in Section 2.17(d).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, finance director, treasurer, a director or any other person with equivalent duties of the Company or, as applicable, another Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Company, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Returns” has the meaning provided in Section 3.09.
“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency, and (iii) such additional dates as the Pro Rata Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Pro Rata Administrative Agent or an Issuing Bank shall determine or the Required Revolving Lenders shall require.
“Revolving Borrowers” means the Initial Borrowers and each Additional Borrower under the Revolving Facility.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19, (c) refinanced pursuant to Section 2.23, (d) extended pursuant to Section 2.20 and (e) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Revolving Commitment as of the Amendment No. 1 Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments was $500,000,000 as of the Closing Date and $600,000,000 as of the Amendment No. 1 Effective Date.
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“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s outstanding Revolving Loans and its L/C Exposure and Swingline Exposure at such time.
“Revolving Credit Maturity Date” means August 3, 2026. Notwithstanding the foregoing, the Revolving Credit Maturity Date of any Refinancing Revolving Commitments or Extended Revolving Commitments shall be the date specified in the relevant Additional Credit Extension Amendment or Refinancing Amendment, as applicable.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.
“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Credit Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(b), any Loan made pursuant to any Extended Revolving Commitment and any Refinancing Revolving Loan.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements in Sections 2.03 and 2.10, in each case, such day is also a Business Day.
“RFR Loan” means a SONIA Loan, a Term SOFR Loan or a Pro Rata Daily Compounded SOFR Loan, as the context may require.

“S&P” means S&P Global Ratings, and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the applicable Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctions” means any sanction administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Netherlands, or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.
“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary (or Person that was a Restricted Subsidiary at the time such Swap Agreement was entered into) and each Hedge Bank and any Swap Agreement between the Acquired Business or any of its Subsidiaries and any Hedge Bank entered into prior to the Amendment No. 1 Effective Date and existing on the Amendment No. 1 Effective Date.
“Secured Parties” means, collectively, the Administrative Agents, the Collateral Agent, the Lenders, the Issuing Banks, the Hedge Banks party to a Secured Hedge Agreement, the Cash
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Management Banks providing Cash Management Obligations, any Affiliate of a Lender to which Obligations are owed and each co-agent or sub-agent appointed by any applicable Administrative Agent or any Collateral Agent from time to time pursuant to Article VIII.
“SEK” means the freely transferable lawful money of Sweden.
“Senior Secured Net Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period (but excluding for this purpose any Indebtedness that is not secured by any assets of the Company or any Restricted Subsidiary) to (b) Consolidated EBITDA for such Test Period.
“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.
“Share Exchange” means the acquisition by the Company of 100% of the issued share capital of Total Produce in exchange for the issuance of ordinary shares in the Company to Total Produce’s existing shareholders on the terms of and in accordance with the Transaction Agreement.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Solvency Certificate” means a certificate signed by a Financial Officer of the Company in the form of Exhibit L.
“SONIA” means the Sterling Overnight Index Average Reference Rate as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for the SONIA Determination Date with respect to such day.
“SONIA Adjustment” means, (i) with respect to SONIA Rate Loans with an Interest Period of one month, 0.0326% per annum, (ii) with respect to SONIA Rate Loans with an Interest Period of three months, 0.1193% per annum, and (iii) with respect to SONIA Rate Loans with an Interest Period of six months, 0.2766% per annum.
“SONIA Determination Date” means, with respect to any date of determination of SONIA, the date that is five Business Days prior to such date (or, if such day is not a Business Day, on the first Business Day immediately prior thereto).
“SONIA Rate” means the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that if the SONIA Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“SONIA Rate Loan” means a Revolving Loan that bears interest at a rate based on the SONIA Rate. SONIA Rate Loans shall only be denominated in Sterling.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
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“specified currency” has the meaning assigned in Section 2.21.
“Specified Indebtedness” means (i) (x) any Indebtedness of the Company or any of its Restricted Subsidiaries that is expressly subordinated in right of payment to Indebtedness under this Agreement and (y) any unsecured Indebtedness of the Company or any of its Restricted Subsidiaries for borrowed money or bonds, debentures, notes or similar instruments, in each case other than any intercompany Indebtedness or any Indebtedness with an aggregate principal amount outstanding (on an individual basis) not exceeding $25,000,000 and (ii) any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case other than any intercompany Indebtedness or any Indebtedness with an aggregate principal outstanding (on an individual basis) not exceeding $25,000,000.
“Specified Representations” means the representations and warranties of the Borrowers and the Guarantors (after giving effect to the Transactions) set forth in the first sentence of Section 3.01 (solely with respect to the Loan Parties), Section 3.02, clause (iv) of the last sentence of Section 3.03, Section 3.08, Section 3.10 (if in connection with an LCT Election, after giving effect to such Limited Condition Transaction), Section 3.15, Section 3.16 (solely that the use of proceeds of the Loans on the Amendment No. 1 Effective Date will not violate the Patriot Act), Section 3.17 (solely that the use of proceeds of the Loans on the Amendment No. 1 Effective Date will not violate Sanctions) and Section 3.18 (solely that the use of proceeds of the Loans on the Amendment No. 1 Effective Date will not violate FCPA).
“Specified Transaction Agreement Representations” means the representations made by (or relating to) the Acquired Business in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that the Company has (or its Affiliate has) the right (determined without regard to any notice requirement) to terminate its (or its Affiliate’s) obligations (or to refuse to consummate the Merger) under the Transaction Agreement as a result of a breach of such representations.
“Specified Transaction” means, with respect to any period, (i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iii) any Permitted Acquisition, (iv) any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, (v) any Investment in, acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person, (vi) any Restricted Payment, (vii) any borrowing of any Incremental Term Loan or establishment of any increase in Revolving Commitments, (viii) any purchases and dispositions of intellectual property if the Company elects to give Pro Forma Effect to any such purchase or disposition in its discretion on a case-by-case basis, (ix) the IPO Transactions or (x) any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event.
“Spot Rate” for a currency means the rate determined by the Pro Rata Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Pro Rata Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Pro Rata Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that any Issuing
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Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Standard Securitization Undertakings” means (i) any Receivables Repurchase Obligation, (ii) any Receivables Facility Guarantee and/or (iii) any representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof which the Company has determined acting in good faith to be reasonably customary in a Receivables Facility including those relating to the servicing of the assets of a Receivables SPE.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Pro Rata Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” and “£” mean the lawful currency of the United Kingdom. “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company and any other Person construed as a subsidiary and consolidated with the Company under GAAP (unless otherwise specified).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Restricted Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swedish Companies Act” means the Swedish act on limited liability companies from 2005 (Sw. Aktiebolagslagen (2005:551)) (as amended).
“Swedish Loan Party” means each Loan Party incorporated and registered under the laws of Sweden.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Rabobank, in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
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“Swingline Loan Notice” means a notice of a Swingline Loan Borrowing pursuant to Section 2.04, which if in writing, shall be substantially in the form of Exhibit F.
“Swingline Loan Sublimit” means $40,000,000.
“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Pro Rata Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by applicable Law or any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCA” means the Taxes Consolidation Act 1997 of Ireland (as amended).
“Term A Lender” means a Lender with a Term A Loan Commitment or holding Term A Loans.
“Term A Loan” means a loan made pursuant to Section 2.01(c).
“Term A Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term A Loan pursuant to Section 2.01(c), as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term A Loan Commitment on the Amendment No. 1 Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed a Term A Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term A Loan Commitments is $300,000,000.
“Term A Loan Facility” means the Term A Loan Commitments and the Term A Loans made thereunder.
“Term A Loan Maturity Date” means August 3, 2026.
“Term A Borrowers” means, collectively, Finco and TP US Holdings.
“Term B Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Term B Lenders hereunder, or any successor administrative agent.
“Term B Administrative Agent’s Office” means the Term B Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Term B Administrative Agent may from time to time notify to the Borrowers and the Term Lenders.
“Term B Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Term B Administrative Agent.
“Term B Arrangers” means BofA Securities, Inc., Coöperatieve Rabobank U.A. and Goldman Sachs Bank USA, in their capacities as joint lead arrangers and joint bookrunners for the Term B Loans.
“Term B Available Tenor” means, as of any date of determination and with respect to the then-current Term B Benchmark, as applicable, (x) if the then-current Term B Benchmark is a term rate, any tenor for such Term B Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
1.“Term B Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Term B Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for
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such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Term B Term SOFR plus 1.00%; provided that if the Term B Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Term B Base Rate is being used as an alternate rate of interest pursuant to Section 2.13(d) hereof, then the Term B Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
2.“Term B Benchmark” means, initially, Term B Term SOFR; provided that if a replacement of the Term B Benchmark has occurred pursuant to Section 2.13(d) then “Term B Benchmark” means the applicable Term B Benchmark Replacement to the extent that such Term B Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Term B Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Term B Benchmark Replacement” means:
a.For purposes of Section 2.13(d)(i), the sum of: (i) Term B Daily Simple SOFR and (ii) 0.26161% (26.161 basis points); and
(2) For purposes of Section 2.13(d)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Term B Administrative Agent and the Company as the replacement Term B Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
1.provided that, if the Term B Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00%, the Term B Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
Any Term B Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Term B Administrative Agent, such Term B Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Term B Administrative Agent.
“Term B Benchmark Transition Event” means, with respect to any then-current Term B Benchmark other than Term B Term SOFR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Term B Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Term B Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Term B Administrative Agent, that will continue to provide any representative tenors of such Term B Benchmark after such specific date.
1.“Term B Borrower” means TP US Holdings.
“Term B Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term B SOFR or any proposed Term B Successor Rate or Term B Term SOFR, as applicable, any conforming changes to the definitions of “Term B Base Rate”, “Term B
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SOFR”, “Term B Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Term B Administrative Agent, in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Term B Administrative Agent in a manner substantially consistent with market practice (or, if the Term B Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Term B Administrative Agent determines, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
1.“Term B Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“Term B SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
2.“Term B Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
3.“Term B Lender” means a Lender with a Term B Loan Commitment or holding Term B Loans.
4.“Term B Loan” means a loan made pursuant to Section 2.01(a).
5.“Term B Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term B Loan Commitment is set forth in Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed a Term B Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term B Loan Commitments is $540,000,000.
6.“Term B Loan Facility” means the Term B Loan Commitments and the Term B Loans made thereunder.
7.“Term B Loan Maturity Date” means August 3, 2028.
“Term B SOFR” has the meaning assigned to such term in the definition of “Term B Daily Simple SOFR.”
1.“Term B SOFR Adjustment” with respect to Term B Term SOFR means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration, and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration, and 0.71513% (71.513 basis points) for an Interest Period of twelve–months’ duration.
2.“Term B Successor Rate” has the meaning assigned in Section 2.13(d)(ii).
3.“Term B Term SOFR” means:
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4.(a) for any Interest Period with respect to a Term B Term SOFR Loan, the rate per annum equal to the Term B Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term B Term SOFR means the Term B Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the Term B SOFR Adjustment for such Interest Period; and
5.(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term B Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term B Term SOFR means the Term B Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the Term B SOFR Adjustment for such term;
6.provided that if the Term B Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term B Term SOFR shall be deemed zero for purposes of this Agreement.
7. “Term B Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term B Term SOFR.
8.“Term B Term SOFR Screen Rate” means the forward-looking Term B SOFR term rate administered by CME (or any successor administrator satisfactory to the Term B Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Term B Administrative Agent from time to time).
9.“Term Lender” means a Term A Lender, a Term B Lender or a Lender holding Incremental Term Loans, Refinancing Term Loans or Extended Term Loans of any series.
10.“Term Loans” means the Term A Loans, the Term B Loans, the Incremental Term Loans of each series, Refinancing Term Loans and the Extended Term Loans of each series, collectively.
11.“Term SOFR Borrowing” means a Borrowing of Pro Rata Term SOFR Loans or Term B Term SOFR Loans, as the context may require.
12.“Term SOFR Loan” means a Pro Rata Term SOFR Loan or a Term B Term SOFR Loan, as the context may require.
“Test Period” means the period of four fiscal quarters of the Company ending on a specified date.
“Total Produce” has the meaning set forth in the preamble hereto.
“Total Produce Historical Financials” means (1) the audited consolidated group balance sheet and related group income statement and group statement of cash flows of Total Produce for the fiscal year of Total Produce ended December 31, 2020 and (2) unaudited condensed group balance sheet and related condensed group income statement and condensed group statement of cash flows of Total Produce for the half-year period of Total Produce ended June 30, 2020.
“Total Produce Note Purchase Agreements” means (1) the Amended and Restated Multi-Currency Note Facility Agreement, dated as of January 17, 2018, among TP US Holdings, TP UK, Nordic Fruit, TP C Holdings, TP International, Total Produce, the other parties party thereto from time to time and Metropolitan Life Insurance Company, and (2) the Amended and Restated
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Multi-Currency Note Facility Agreement, dated as of February 12, 2016, among TP International, TP UK, Nordic Fruit, TP C Holdings, TP US Holdings, Total Produce, the other parties party thereto from time to time, and PGIM, Inc., in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Total Produce Refinancing” the refinancing, repayment, satisfaction, discharge or redemption in full (including, without limitation, by depositing the required funds with the applicable trustee with respect to a redemption for which a notice has been issued) of outstanding Indebtedness under each of the Existing Total Produce RCFs.
“Total Produce Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the consummation of the Total Produce Refinancing, if any, and the payment of fees, costs and expenses in connection therewith.
“Transaction Agreement” means the Transaction Agreement, dated as of February 16, 2021, among Total Produce, TP US Holdings, the Company, Merger Sub, Dole US Holdings and the other parties thereto.
“Transaction Expenses” means all fees and expenses payable by the Company or any of its Subsidiaries in connection with the Transactions.
“Transactions” means the Total Produce Transactions and the IPO Transactions.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Pro Rata Eurocurrency Rate, SONIA Rate, Pro Rata Adjusted Term SOFR, Pro Rata Adjusted Daily Compounded SOFR or the Base Rate.
“UK Borrower” means a Borrower which is organized or incorporated in the United Kingdom.
“UK Borrower DTTP Filing” means an HM Revenue & Customs Form DTTP2 duly completed and filed by a UK Borrower, which: (a) where it relates to a UK Treaty Lender which is a party on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.16(h), and (i) where the UK Borrower is a UK Borrower on the date of this Agreement, is filed with HM Revenue & Customs at least 30 days before the first interest payment date in respect of any Loan of the date of this Agreement, or (ii) where the UK Borrower becomes a UK Borrower after the date of this Agreement, is filed with HM Revenue & Customs within 30 days of that date; or (b) where it relates to a UK Treaty Lender which becomes a party after the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the Assignment and Assumption pursuant to which it becomes a party, and (i) where the UK Borrower is a UK Borrower on the date on which that UK Treaty Lender becomes a party as Lender in respect of a UK Loan, is filed with HM Revenue & Customs within 30 days of that date, or (ii) where the UK Borrower becomes a UK Borrower after the date on which that UK Treaty Lender became a party as Lender in respect of a UK Loan, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a UK Borrower.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Loan” means any Loan to a UK Borrower.
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“UK Non-Bank Lender” means (a) a Lender which is a Lender on the date of this Agreement or the Amendment No. 1 Effective Date listed in Schedule 2.16(h), or (b) a Lender which becomes a party hereto after the date of this Agreement and which gives a UK Tax Confirmation in the Assignment and Assumption pursuant to which it becomes a party.
“UK Qualifying Lender” means, with respect to a UK Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a UK Loan and is: (A) a Lender: (1) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a UK Loan and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or (2) in respect of an advance made under a UK Loan by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and is either within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or is a bank (as defined for the purpose of section 879 of the ITA) that would be within the charge to corporation tax as respects such payments of interest apart from section 18A of the CTA; or (B) a Lender which is: (1) a company resident in the United Kingdom for United Kingdom tax purposes; (2) a partnership each member of which is: (a) a company so resident in the United Kingdom; or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (C) a UK Treaty Lender.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“UK Tax Deduction” means a deduction or withholding required by any law of the United Kingdom for or on account of Tax from a payment under a Loan to a UK Borrower but excluding any such deduction or withholding pursuant to FATCA.
“UK Treaty Lender” means a Lender which: (a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) meets all other considerations in the UK Treaty for full exemption from Tax imposed by the United Kingdom on interest, except that for this purpose it shall be assumed that any necessary procedural formalities are satisfied.
“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
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“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.
“United States Tax Compliance Certificate” has the meaning set forth in Section 2.16(f)(ii)(C).
“Unreimbursed Amount” has the meaning set forth in Section 2.05(c)(i).
“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the Closing Date and any Subsidiary of an Unrestricted Subsidiary.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Loan Party” means a Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Security Agreement” mean the Security Agreement, dated as of March 26, 2021, executed by TP US Holdings, Calanthe Limited, TP International Holdings, TP International and any other Loan Party party thereto from time to time, substantially in the form of Exhibit D, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“U.S. Subsidiary” means a Restricted Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“wholly owned” means, with respect to a Subsidiary of a Person, all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
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“Yield” for any Indebtedness on any date of determination will be the internal rate of return on such Indebtedness determined by the Applicable Administrative Agent utilizing (a) the greater of (i) if applicable, any “SOFR floor” on such date and (ii) the forward SOFR curve (calculated on a quarterly basis) as calculated by the Applicable Administrative Agent in accordance with its customary practice during the period from such date to the final maturity date of such Indebtedness; (b) the applicable margin for such Indebtedness on such date; and (c) the issue price of such Indebtedness (after giving effect to any original issue discount or upfront fees paid to the market in respect of such Indebtedness (converted to interest margin based on an assumed four year weighted average life) but excluding customary arranger, underwriting, structuring, syndication or other fees not paid to the lenders providing such Indebtedness generally).
a.Classification of Loans and Borrowings
. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term B Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term B Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term B Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term B Loan Borrowing”).
a.Terms Generally
. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
a.Accounting Terms; GAAP
.
i.Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Company notifies each Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if any Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose (or with respect to an amendment to the computation of any ratio set forth in Section 6.09, at the request of the Required Pro Rata Lenders)), regardless of whether any such notice is given before or after
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such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time) and (iii) notwithstanding anything to the contrary contained herein or in any other Loan Documents, with respect to any calculation or determination that requires the application of GAAP for any period that includes a fiscal period of Total Produce ended prior to the Amendment No. 1 Effective Date, such calculation or determination shall be made in accordance with IFRS instead of GAAP.
ii.Notwithstanding anything to the contrary herein, for purposes of any calculation of the Consolidated Net Leverage Ratio, the Senior Secured Net Leverage Ratio, LTM Consolidated EBITDA, Consolidated EBITDA or Consolidated Total Assets, in the event that any Specified Transaction has occurred during the Test Period for which the Consolidated Net Leverage Ratio, the Senior Secured Net Leverage Ratio, LTM Consolidated EBITDA, Consolidated EBITDA or Consolidated Total Assets is being calculated or, except for purposes of determining whether an Event of Default under Section 6.09 has occurred, following the end of such Test Period but prior to the date that financial statements have been delivered pursuant to Section 5.01(a) or (b), such calculation shall be made on a Pro Forma Basis.
iii.Notwithstanding anything to the contrary contained herein or in any other Loan Document, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2106-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018, such lease shall not be considered a capital lease (and obligations in respect of such lease shall not be considered “Capital Lease Obligations”), and all calculations and deliverables (other than financial statements) under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
iv.Limited Condition Transaction. In connection with determining whether any Limited Condition Transaction is permitted hereunder and any action being taken in connection with a Limited Condition Transaction, for purposes of:
1.determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Total Net Leverage Ratio or the Senior Secured Net Leverage Ratio; or
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2.testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets, LTM Consolidated EBITDA or Consolidated EBITDA);
in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in LTM Consolidated EBITDA, Consolidated EBITDA or Consolidated Total Assets of the Company or the Person subject to such Limited Condition Transaction, after the LCT Test Date and at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated and (y) the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement, any such ratio, test or basket shall be required to be satisfied both (i) assuming such Limited Condition Transaction has not been consummated and (ii) on a Pro Forma Basis assuming such Limited Condition Transaction and any other pro forma events in connection therewith have been consummated. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement (other than any Credit Extension under the Revolving Facility) which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, or that the representations and warranties be true and correct, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists or that the representations and warranties are true and correct, as applicable, on the date the definitive agreements for such Limited Condition Transaction are entered into. For the avoidance of doubt, if the Company has made an LCT Election, and any Default, Event of Default or specified Event of Default occurs, or any representations and warranties are not true and correct, following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing and that the representations and warranties shall be deemed to be true and correct for purposes of determining
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whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
i.Foreign Currency Calculations. For purposes of determining (i) compliance with any Dollar-denominated restriction on the incurrence of any Indebtedness or Investment or the making of any Disposition or Restricted Payment are determined by reference to amounts stated in Dollars or (ii) any other provision of a Loan Document where the permissibility of a transaction or the determination of required actions are determined by reference to amounts stated in Dollars, the Dollar equivalent of such Indebtedness, Investment, Disposition, Restricted Payment or other relevant amount denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on (A) the date incurred or made or (B) with respect to any revolving Indebtedness, the date such Indebtedness was committed; provided that (x) that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made (and, in particular, without limitation, for purposes of computations hereunder, unless expressly provided otherwise, where a reference is made to a Dollar amount, the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Dollar Equivalent thereof in Dollars, as applicable) and (y) if any such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.
b.Payments or Performance on Business Days
. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans or
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RFR Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
a.Rounding
. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
a.Additional Alternative Currencies
.
i.The Company may from time to time request that Alternative Currency Revolving Loans be made and/or Alternative Currency Letters of Credit be issued in a currency other than Dollars or those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Revolving Loans, such request shall be subject to the approval of the Pro Rata Administrative Agent and each of the Revolving Lenders; and in the case of any such request with respect to the issuance of Alternative Currency Letters of Credit, such request shall be subject to the approval of the Pro Rata Administrative Agent, each Revolving Lender and the applicable Issuing Bank.
ii.Any such request shall be made to the Pro Rata Administrative Agent not later than 2:00 p.m. New York City time five (5) Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Pro Rata Administrative Agent and, in the case of any such request pertaining to Alternative Currency Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Revolving Loans, the Pro Rata Administrative Agent shall promptly notify each Revolving Lender; and in the case of any such request pertaining to Alternative Currency Letters of Credit, the Pro Rata Administrative Agent shall promptly notify each Revolving Lender and the applicable Issuing Bank. Each Revolving Lender (in the case of any such request pertaining to Alternative Currency Revolving Loans) or the applicable Issuing Bank (in the case of a request pertaining to Alternative Currency Letters of Credit) shall notify the Pro Rata Administrative Agent, not later than 2:00 p.m. New York City time, one (1) Business Day after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Revolving Loans or the issuance of Alternative Currency Letters of Credit, as the case may be, in such requested currency.
iii.Any failure by a Revolving Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or such Issuing Bank, as the case may be, to permit Alternative Currency Revolving Loans to be made in such requested currency or Alternative Currency Letters of Credit to be issued in such requested
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currency. If the Pro Rata Administrative Agent and all the Revolving Lenders consent to making Alternative Currency Revolving Loans in such requested currency, the Pro Rata Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Alternative Currency Revolving Loans; and if the Pro Rata Administrative Agent, each Revolving Lender and the applicable Issuing Bank consent to the issuance of Alternative Currency Letters of Credit in such requested currency, the Pro Rata Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Alternative Currency Letter of Credit issuances by such Issuing Bank. If the Pro Rata Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Pro Rata Administrative Agent shall promptly so notify the Company.
b.Change of Currency
.
i.Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
ii.Each provision of this Agreement shall be subject to such reasonable changes of construction as the Pro Rata Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
iii.Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Pro Rata Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
c.Times of Day
. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
a.Letter of Credit Amounts
. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms
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of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
a.Exchange Rates
. The Pro Rata Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Events and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial ratios, financial definitions or the Financial Covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Administrative Agent or the applicable Issuing Bank, as applicable.
a.Administrative Agents
. Each Lender, each Administrative Agent, the Collateral Agent, each Issuing Bank, the Swingline Lender and any other party hereto agrees that (i) the Term B Administrative Agent shall be the administrative agent with respect to the Term B Loans and the Term B Lenders and shall exercise such duties, rights and responsibilities set forth herein applicable to the Term B Loans and the Term B Lenders and (ii) the Pro Rata Administrative Agent shall be the administrative agent with respect to the Revolving Loans, the Revolving Commitments, the Revolving Lenders, the Term A Loans, the Term A Lenders, Swingline Loans, the Swingline Lender, Letters of Credit, L/C Advances and Issuing Banks and shall exercise such duties, rights and responsibilities set forth herein applicable to the Revolving Loans, the Revolving Commitments, the Revolving Lenders, the Term A Loans, the Term A Lenders, the Swingline Loans, the Swingline Lender, the Letters of Credit, the L/C Advances and the Issuing Banks. References to “applicable” Administrative Agent mean, when referring to a Term B Loan or Term B Lender, the Term B Administrative Agent, and when referring to the Revolving Loans, the Revolving Commitments, the Revolving Lenders, Term A Loans, Term A Lenders, Swingline Loans, Swingline Lender, Letters of Credit, L/C Advances and Issuing Banks, the Pro Rata Administrative Agent. With respect to any matter relating to whether any Term B Lender has consented to or provided any direction on any matter, the Pro Rata Administrative Agent shall be fully protected in relying on any determination by the Term B Administrative Agent as to such matter and with respect to any matter relating to whether any Pro Rata Lender has consented to or provided any direction on any matter, the Term B Administrative Agent shall be fully protected in relying on any determination by the Pro Rata Administrative Agent as to such matter.
a.Pro Forma Calculations
.
1.Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Net Leverage Ratio and the Senior Secured Net Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets, shall be calculated in the manner prescribed by this Section 1.13; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.13, when calculating the Consolidated Net Leverage Ratio for purposes of (i) determining the “Applicable Rate” with respect to the
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Revolving Loans, (ii) Section 6.09 (other than for the purpose of determining pro forma compliance with Section 6.09) and (iii) Section 2.10(b)(iii), in each case, the events described in this Section 1.13 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
1.For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Consolidated Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.13) that have been made (i) during the applicable Test Period or (ii) other than as described in the proviso to clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of Consolidated EBITDA or Consolidated Total Assets, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period) but without giving pro forma effect to any Indebtedness incurred substantially concurrently therewith under any other basket that is not a leverage-based incurrence test. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.13, then such financial ratio or test (or Consolidated EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.13.
2.Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Company and may include, for the avoidance of doubt, subject to the limitations set forth in the definition of Consolidated EBITDA, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Event resulting from or relating to such Specified Transaction projected by the Company in good faith to be realizable as a result of actions taken or with respect to which substantial steps have been taken or are expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken, for which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculations of such financial
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ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions and other operating improvements, changes and initiatives, and synergies are given pro forma effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Company, (B) such actions are taken or substantial steps with respect to such actions are or are expected to be taken no later than 18 months after the date of such Specified Transaction (with actions for any such transaction occurring prior to the Closing Date occurring within 18 months of the Closing Date), (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount added back, together with amounts added back pursuant to clause (x)(vi), clause (x)(vii) and clause (x)(xiii) of the definition of “Consolidated EBITDA” , shall not exceed the greater of (x) $76,000,000 and (y) 20% of Consolidated EBITDA for the four quarter period ending on any date of determination (prior to giving effect to the addback of such items and pursuant to clause (x)(vi), clause (x)(vii) and clause (x)(xiii) and excluding any addbacks in connection with the Transactions) (it being understood and agreed that any adjustment that may be made pursuant to clause (x)(vi) or clause (x)(vii) of the definition of “Consolidated EBITDA” made in connection with the Transactions shall not be subject to such cap).
3.In the event that (w) the Company or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (x) the Company or any Restricted Subsidiary issues, repurchases or redeems Disqualified Equity Interests, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any financial ratio or test is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity Interests, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests will be given effect as if the same had occurred on the first day of the applicable Test Period).
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4.If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Company or any applicable Restricted Subsidiary may designate.
a.Dutch Terms
. In this Agreement, where it relates to TP Dutch Holdings, a reference to (a) a necessary action to authorize where applicable, includes without limitation: (i) any action requires to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and (ii) obtaining an unconditional positive advice (advies) from the competent works council(s); (b) gross negligence means grove schuld; (c) willful misconduct means opzet; (d) a dissolution includes a Dutch entity being dissolved (ontbonden); (e) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend; (f) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the 1990 Dutch Tax Collection Act (Invorderingswet 1990); (g) a receiver includes a curator; (h) an administrator includes a bewindvoerder; and (i) an attachment includes a beslag.
a.Irish terms
. In this Agreement, any reference to an “examiner” means an examiner (including an interim examiner) appointed under section 509 of the Irish Companies Act and “examinership” shall be construed accordingly.
a.Danish Terms
. In this Agreement, where it relates to a Loan Party or any subsidiary of a Loan Party incorporated or organized in Denmark, a reference to (i) bankruptcy, insolvency, receivership, liquidation, conservatorship, rearrangement or similar shall include "rekonstruktion" and "konkurs" under Danish law; (ii) a receiver, custodian, conservator, trustee, administrator, sequestrator, assignee for the benefit of creditors or similar shall include a "rekonstruktør" and a "kurator" under Danish law; (iii) Debtor Relief Laws shall include the Danish Bankruptcy Act (Consolidated Act no. 11 of January 6, 2014, as amended) (konkursloven); (iv) an attachment, decree or similar shall include a "udlæg" under Danish law; (v) a merger, consolidation or similar shall include a "fusion" under Danish law; and (vi) a dissolution or similar shall include a "spaltning" under Danish law.
a.Swedish Terms
. In this Agreement and any other Loan Document, where it relates to a Swedish Loan Party, a reference to:
a.an “assignment” or “arrangement” with any creditor includes a företagsrekonstruktion, konkursförfarande, or ackorduppgörelse under the Swedish Bankruptcy Act (Sw. konkurslag (1987:672)) or the Swedish Reorgansation Act (Sw. lag (1996:764) om företagsrekonstruktion) (as the case may be);
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b.a “receiver” or “administrator” includes a konkursförvaltare, företagsrekonstruktör or likvidator under Swedish law;
c.a “merger” includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act;
d.a “liquidation”, “administration” or “dissolution” includes a tvångslikvidation under Chapter 25 of the Swedish Companies Act;
e.a “guarantee” includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependent on the debt to which it relates;
f.“gross negligence” means grov vårdslöshet under Swedish law; and
g.if any party to this Agreement or any other Loan Document, that is incorporated in Sweden (the “Swedish Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Swedish Obligated Party shall hold such money as agent for the Beneficiary and such amounts shall be treated as “escrow funds” (Sw. redovisningsmedel) and held on a separate account in accordance with the Swedish Act of 1944 in respect of assets held on account (Sw. lag (1944:181) om redovisningsmedel) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct.
The obligations of any Swedish Loan Party under this Agreement and any other Loan Document to which such Swedish Loan Party is a party shall be limited, if (and only if) required by the provisions of the Swedish Companies Act regulating distribution of assets (Sw. värdeöverföring) within the meaning of Chapter 17, Sections 1-4 (or their equivalents from time to time) and, in relation to any additional Swedish Loan Party, subject to any further limitations set out in any accession documents applicable to such additional Swedish Loan Party, if any, and it is understood that such obligations shall apply only to the extent permitted by the abovementioned provisions of the Swedish Companies Act (as applicable).
a.Pro Rata Rates
. The Pro Rata Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Pro Rata Base Rate, the Pro Rata Term SOFR Reference Rate, Pro Rata Adjusted Term SOFR, Pro Rata Adjusted Daily Compounded SOFR, Pro Rata Term SOFR, SONIA, the Pro Rata Eurocurrency Rate, the Pro Rata Adjusted Eurocurrency Rate or any other Pro Rata Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Pro Rata Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Pro Rata Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Pro Rata Base Rate, the Pro Rata Term SOFR Reference Rate, Pro Rata Adjusted Term SOFR, Pro Rata Adjusted Daily Compounded SOFR, Pro Rata Term SOFR, SONIA, the Pro Rata Eurocurrency Rate, the Pro Rata Adjusted Eurocurrency Rate or any other Pro Rata Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Pro Rata Conforming Changes. The Pro Rata Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Pro Rata Base Rate or a Pro Rata Benchmark,
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any alternative, successor or replacement rate (including any Pro Rata Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Pro Rata Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Pro Rata Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
A. The Credits
a.Commitments
.
i.Subject to the terms set forth herein and solely the conditions set forth in Amendment No. 1, each Lender having a Term B Loan Commitment severally agrees to make a loan (a “Term B Loan”) on the Amendment No. 1 Effective Date to the Term B Borrower in Dollars by making immediately available funds to the Term B Administrative Agent’s Office not later than the time specified by the Term B Administrative Agent, which Term B Loans shall not exceed for any such Lender the Term B Loan Commitment of such Lender. Amounts repaid in respect of Term B Loans may not be reborrowed.
ii.Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to any Borrower in Dollars or Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
iii.Subject to the terms set forth herein and solely the conditions set forth in Amendment No. 1, each Lender having a Term A Loan Commitment severally agrees to make a loan (a “Term A Loan”) on the Amendment No. 1 Effective Date to the Term A Borrowers in Dollars by making immediately available funds to the Pro Rata Administrative Agent’s Office not later than the time specified by the Pro Rata Administrative Agent, which Term A Loans shall not exceed for any such Lender the Term A Loan Commitment of such Lender. Amounts repaid in respect of Term A Loans may not be reborrowed.
b.Loans and Borrowings
.
i.Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s
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failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.
ii.Subject to Section 2.13, each Revolving Borrowing and Term Loan Borrowing shall be comprised (A) in the case of Borrowings denominated in Dollars, entirely of Base Rate Loans, Term SOFR Loans or Pro Rata Daily Compounded SOFR Loans, (B) in the case of Borrowings denominated in Euros, Canadian Dollars or SEK, entirely of Eurocurrency Loans, and (C) in the case of Borrowings denominated in Sterling, entirely of SONIA Rate Loans, in each case, of the same currency as the applicable Borrower may request in accordance herewith. Each Base Rate Loan shall only be made in Dollars. Each Swingline Loan shall be a Base Rate Loan. Each SONIA Rate Loan shall only be made in Sterling. Each Lender at its option may make any Eurocurrency Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement.
iii.Each Borrowing of, conversion to or continuation of Eurocurrency Loans or RFR Loans shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple (or, if not an integral multiple, the entire available amount) and not less than the Borrowing Minimum (or, in the case of Loans in any Alternative Currency that is not expressly provided for in the definition of “Alternative Currency”, such other minimum amount and integral multiple specified by the Pro Rata Administrative Agent). Each Borrowing of, conversion to or continuation of Base Rate Loans (other than Swingline Loans which shall be subject to Section 2.04) shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that Eurocurrency Loans, RFR Loans and Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) (or such larger amount as the Applicable Administrative Agent may agree in its sole discretion) Eurocurrency Borrowings or RFR Borrowings outstanding in respect of each of the Revolving Facility, the Term Loan A Facility and the Term B Loan Facility.
iv.Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date, (ii) with respect to a Term A Loan Borrowing would end after the Term A Loan Maturity Date or (iii) with respect to a Term B Loan Borrowing would end after the Term B Loan Maturity Date.
c.Requests for Borrowings
. To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Loans or RFR Loans, the applicable Borrower, or the Company on
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behalf of the applicable Borrower, shall notify the Applicable Administrative Agent of such request, which shall be given by a Borrowing Request not later than (i) 2:00 p.m. New York City time one Business Day prior to the requested date of any Borrowing of Base Rate Loans, (ii) 2:00 p.m. New York City time three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Loans (other than any Eurocurrency Loans denominated in a Special Notice Currency), (iii) 2:00 p.m. New York City time three RFR Business Days prior to the requested date of any Borrowing of, conversion to or continuation of RFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans and (iv) 2:00 p.m. New York City time five Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Loans denominated in a Special Notice Currency; provided, however, that if such Borrower wishes to request Eurocurrency Loans or RFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Applicable Administrative Agent not later than 2:00 p.m. New York City time (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans (other than any Eurocurrency Loans denominated in a Special Notice Currency), (ii) four RFR Business Days prior to the requested date of such Borrowing, conversion or continuation of RFR Loans, or (iii) five Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans denominated in a Special Notice Currency, whereupon the Applicable Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 2:00 p.m. New York City time, (i) three Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans (other than any Eurocurrency Loans denominated in a Special Notice Currency), (ii) three RFR Business Days prior to the requested date of such Borrowing, conversion or continuation of RFR Loans or (iii) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Loans denominated in a Special Notice Currency, the Pro Rata Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing Request shall be irrevocable (other than any Borrowing Request for an Alternative Currency or an Interest Period that has not been approved by all applicable Lenders) by and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Applicable Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit E and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
1.the Class of Loans to which such Borrowing Request relates;
2.the aggregate amount of the requested Borrowing, conversion or continuation;
3.the date of such Borrowing, conversion or continuation, which shall be a Business Day;
4.whether such Borrowing, conversion or continuation is to be a Base Rate Borrowing, a Eurocurrency Borrowing or an RFR Borrowing;
5.in the case of a Eurocurrency Borrowing of Alternative Currency Revolving Loans, the currency in which such Borrowing is to be made, which shall be an Alternative Currency;
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6.in the case of a Eurocurrency Borrowing or a Term SOFR Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
7.the location and number of a Borrower’s account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.06;
8.whether the applicable Borrower is requesting a new Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans or RFR Loans; and
9.the Type of Loans to be borrowed or to which existing Loans are to be converted.
If no election as to the Type of Borrowing is specified, then, in the case of a Revolving Borrowing denominated in Dollars, the requested Revolving Borrowing shall be a Base Rate Borrowing. In the case of a failure to timely request a conversion or continuation of Eurocurrency Loans or RFR Loans, such Loans shall be continued as Eurocurrency Loans or RFR Loans in their original currency, as applicable, and, in the case of Eurocurrency Loans or RFR Loans, with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or RFR Borrowing or conversion or continuation of Eurocurrency Loans or RFR Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Applicable Administrative Agent shall advise each Applicable Lender of the details thereof and of the amount (and currency) of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Eurocurrency Loan or RFR Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan or RFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Loans or RFR Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Revolving Lenders, the Required Term A Lenders or the Required Term B Lenders (in each case, determined with respect to the applicable Class of Loans), as applicable, and the Required Revolving Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and, in the case of a Revolving Loan, reborrowed in the other currency.
a.Swingline Loans
.
i.Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make Swingline Loans in Dollars to the Borrowers from time to time after the Amendment No. 1 Effective Date and during the then-remaining Availability Period; provided that no such Swingline Loan shall be permitted if, after giving effect thereto, (i) the aggregate principal amount of outstanding Swingline Loans would exceed the Swingline Loan Sublimit or (ii) the aggregate Revolving Credit Exposures would exceed the total Revolving Commitments; provided, further that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein,
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the Borrowers may borrow, prepay and reborrow Swingline Loans. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swingline Loan.
ii.To request a Swingline Loan, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Pro Rata Administrative Agent and Swingline Lender of such request, which shall be irrevocable. Each such notice must be received by the Swingline Lender and the Pro Rata Administrative Agent not later than 2:00 p.m. New York City time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be no less than the applicable Minimum Borrowing Amount and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Pro Rata Administrative Agent (by telephone or in writing) that the Pro Rata Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Pro Rata Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Pro Rata Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. New York City time on the date of the proposed Swingline Loan Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, the Swingline Lender shall make such Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(c), by remittance to the relevant Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.
iii.(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (each of which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of the applicable Class of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02 and Section 2.03, without regard to the Borrowing Minimum and Borrowing Multiple specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments of the applicable Class and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the applicable Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Pro Rata Administrative
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Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Pro Rata Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Pro Rata Administrative Agent’s Office for the applicable Currency-denominated payments not later than 1:00 p.m. New York City time on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Pro Rata Administrative Agent shall remit the funds so received to the Swingline Lender.
(ii) If for any reason any Swingline Loan cannot be refinanced by such Base Rate Loan in accordance with clause (i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and such Revolving Lender’s payment to the Pro Rata Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation. If any Revolving Lender fails to make available to the Pro Rata Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Pro Rata Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Base Rate Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Pro Rata Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.
(iii) Each Revolving Lender’s obligation to make Base Rate Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Base Rate Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.
i.(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute promptly to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.
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(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Pro Rata Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Pro Rata Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
i.The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.
ii.The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
b.Letters of Credit
.
i.The Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Amendment No. 1 Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or any Alternative Currency for the account of the Company or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the aggregate L/C Exposure shall not exceed the L/C Exposure Sublimit and (y) subject to Section 1.11, the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. If agreed to by the relevant Issuing Bank, any letter of credit issued pursuant to an agreement between the Issuing Bank and the Company or any of its Restricted Subsidiaries that satisfies the requirements of this Section 2.05 shall be deemed a “Letter of Credit” hereunder as of the date agreed to by such Issuing Bank and shall be deemed issued hereunder as of such date. Neither Bank of America, N.A. nor Deutsche Bank AG, New York Branch shall have any obligation to issue or amend any Letter of Credit (other than the deemed issuance of the Existing Letters of Credit on the Amendment No. 1 Effective Date).
(ii) No Issuing Bank shall issue any Letter of Credit, if (A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve
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months after the date of issuance or last extension, unless the Required Lenders and the applicable Issuing Bank have approved such expiry date; or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders and the applicable Issuing Bank have approved such expiry date.
(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
a.any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Amendment No. 1 Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Amendment No. 1 Effective Date and which such Issuing Bank in good faith deems material to it;
b.the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;
c.except as otherwise agreed by the Pro Rata Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $100,000;
d.except as otherwise agreed by the Pro Rata Administrative Agent, each Revolving Lender and such Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
e.such Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
f.such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
g.a default of any Revolving Lender’s (of the applicable Class) obligations to fund under Section 2.05(c) exists or any Revolving Lender (of the applicable Class) is at such time a Defaulting Lender hereunder, unless such Issuing Bank has entered into satisfactory arrangements (in the Issuing Bank’s sole and absolute discretion) with the Company or such Revolving Lender to eliminate the Issuing Bank’s risk with respect to such Revolving Lender.
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(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi) Each Issuing Bank shall act on behalf of the applicable Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Pro Rata Administrative Agent in Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.
(vii) Each of the Existing Letters of Credit shall (1) be deemed to have been issued under this Agreement on the Amendment No. 1 Effective Date and (2) notwithstanding Section 2.05(b) or any other automatic extension provisions thereunder, shall terminate at its Existing Letter of Credit Termination Date unless otherwise agreed by the applicable Issuing Bank thereunder in its sole discretion.
i.Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable Issuing Bank (with a copy to the Pro Rata Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower (or of the Company on behalf of the applicable Borrower). Such Letter of Credit Application must be received by the applicable Issuing Bank and the Pro Rata Administrative Agent not later than 12:00 noon New York City time, at least two Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Bank may require. Additionally, the applicable Borrower shall furnish to the applicable Issuing Bank and the Pro Rata Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Bank or the Pro Rata Administrative Agent may reasonably require.
(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Pro Rata Administrative Agent (by telephone or in writing) that the
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Pro Rata Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such Issuing Bank will provide the Pro Rata Administrative Agent with a copy thereof. Unless an Issuing Bank has received written notice from any Revolving Lender, the Pro Rata Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit by an Issuing Bank, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii) If any Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to an Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Pro Rata Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Pro Rata Administrative Agent, or any Revolving Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the applicable Borrower and the Pro Rata Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(v) For the avoidance of doubt, no Issuing Bank of Existing Letters of Credit shall be under any obligation to permit the extension of any of its Existing Letter of Credit.
i.Drawings and Reimbursements; Funding of Participations.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the applicable Borrower and the Pro Rata Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless such Issuing Bank (at its option) shall have
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specified in such notice that it will require reimbursement in Dollars; provided that, with respect to any Existing Letter of Credit denominated in Swiss Francs (each, a “Specified LC”), such reimbursement shall be in Dollars based on the Dollar Equivalent amount of the drawing. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 Noon on the Business Day following any payment by an Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or New York City time on the Business Day of any payment by an Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse such Issuing Bank through the Pro Rata Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If such Borrower fails to so reimburse such Issuing Bank by such time, the Pro Rata Administrative Agent shall promptly notify each applicable Revolving Lender of the Honor Date, the amount and currency of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of (x) in the case of a Letter of Credit denominated in Dollars or a Specified LC, a Base Rate Loan denominated in Dollars in an equivalent amount and (y) in the case of a Letter of Credit denominated in an Alternative Currency (other than a Specified LC), a Eurocurrency Loan or SONIA Rate Loan, as applicable, denominated in such Alternative Currency, in each case, to be disbursed on the Business Day following the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the Borrowing Minimum and Borrowing Multiples for the principal amount of (x) in the case of a Letter of Credit denominated in Dollars or a Specified LC, Base Rate Loans and (y) in the case of a Letter of Credit denominated in an Alternative Currency (other than a Specified LC), Eurocurrency Loans or SONIA Rate Loans, as applicable, but subject to the amount of the unutilized portion of the applicable Class of Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by the applicable Issuing Bank or the Pro Rata Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Pro Rata Administrative Agent for the account of the applicable Issuing Bank, in the currency in which the applicable drawing under the Letter of Credit was made (or, in the case of a Specified LC, in Dollars) in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Pro Rata Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), such Revolving Lender that so makes funds available shall be deemed to have made of (x) in the case of a Letter of Credit denominated in Dollars or a Specified LC, a Base Rate Loan and (y) in the case of a Letter of Credit denominated in an Alternative Currency, a Eurocurrency Loan or SONIA Rate Loan, as applicable, to the applicable Borrower in such amount. The Pro Rata Administrative Agent shall remit the funds so received to the applicable Issuing Bank in the currency in which the applicable drawing under the Letter of Credit was made (or, in the case of a Specified LC, in Dollars).
(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Borrowing of (x) in the case of a Letter of Credit denominated in Dollars or a Specified LC, Base Rate Loans and (y) in the case of a Letter of Credit denominated in an Alternative Currency (other than a Specified LC), Eurocurrency Loans
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or SONIA Rate Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Bank a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Pro Rata Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.
(iv) Until each applicable Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.
(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each Issuing Bank for amounts drawn under Letters of Credit of the applicable Class issued by it, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi) If any Revolving Lender fails to make available to the Pro Rata Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Pro Rata Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Lender (through the Pro Rata Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
i.Repayment of Participations.
(i) At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Pro Rata Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Pro Rata Administrative Agent), the
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Pro Rata Administrative Agent will distribute promptly to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Pro Rata Administrative Agent.
(ii) If any payment received by the Pro Rata Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender, in the case of a U.S. Letter of Credit, or any Alternative Currency Revolving Lender, in the case of an Alternative Currency Letter of Credit, shall pay to the Pro Rata Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Pro Rata Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
i.Obligations Absolute. The obligation of the Borrowers to reimburse each Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary. The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of
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noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable Issuing Bank. Each Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
ii.Role of Issuing Banks. Each Revolving Lender and the Borrowers agree that, in paying any drawing under any Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Pro Rata Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Pro Rata Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
iii.Cash Collateral.
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(i) Upon the request of the Pro Rata Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Exposure for any reason remains outstanding, the Borrowers shall, in each case, promptly Cash Collateralize the then L/C Exposure of all L/C Exposures.
(ii) In addition, if the Pro Rata Administrative Agent notifies the Company at any time that the L/C Exposure at such time exceeds 100% of the L/C Exposure Sublimit then in effect, then, within one Business Day (or such later time as the Pro Rata Administrative Agent may agree in its sole discretion) after receipt of such notice, the Company shall Cash Collateralize the L/C Exposure in an amount equal to the amount by which the L/C Exposure exceeds the L/C Exposure Sublimit.
(iii) The Pro Rata Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(iv) Defaulting Lenders.
(a) At any time that there shall exist a Defaulting Lender, then the applicable Borrower shall, within one Business Day following the written request of the Pro Rata Administrative Agent or any Issuing Bank (with a copy to the Pro Rata Administrative Agent), Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Pro Rata Administrative Agent, for the benefit of each Issuing Bank, and agree to maintain, a first-priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Exposure, to be applied pursuant to subclause (c) below. If at any time the Pro Rata Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Pro Rata Administrative Agent and the applicable Issuing Bank as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower shall, promptly upon demand by the Pro Rata Administrative Agent, pay or provide to the Pro Rata Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any partial reallocation pursuant to Section 2.22(a)(iv) and after giving effect to any cash collateral provided by the Defaulting Lender).
(c) Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under Section 2.05 or 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d) Cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.05 following (i) the elimination of the applicable Fronting Exposure (including by replacement of the Defaulting Lender pursuant to Section 2.18 or the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Pro Rata Administrative Agent and the applicable Issuing Bank that there exists excess cash collateral; provided that, subject to Section 2.22, the Person providing cash collateral and each applicable Issuing Bank may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such cash collateral was provided by any Borrower, such cash collateral shall, to the extent applicable, remain subject to the security interest granted pursuant to the Loan Documents.

i.Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing
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Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
ii.Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
iii.Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit and the Company shall be a co-applicant on all relevant Issuer Documents in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Restricted Subsidiaries. No Letter of Credit will be issued hereunder in support of any obligations of, or is for the account of, a Restricted Subsidiary (other than any Borrower) until the Pro Rata Administrative Agent has received documentation and other information about such Restricted Subsidiary as may be reasonably requested in writing by the Pro Rata Administrative Agent or any Issuing Bank through the Pro Rata Administrative Agent that the Pro Rata Administrative Agent or such Issuing Bank, as applicable, reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (and the results thereof shall have been reasonably satisfactory to the Pro Rata Administrative Agent or such Issuing Bank, as applicable).
c.Funding of Borrowings
.
i.Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars by 2:00 p.m., New York City time, to the account of the Applicable Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage or other percentage provided for herein and (ii) in the case of each Loan denominated in an Alternative Currency by the New York City time specified by the Pro Rata Administrative Agent for such currency; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the applicable Borrower (or by the Company on behalf of the applicable Borrower) in the applicable Borrowing Request; provided that Base Rate Revolving Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(c)
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shall be remitted by the Pro Rata Administrative Agent to the relevant Issuing Bank.
ii.Unless the Applicable Administrative Agent shall have received notice from an Applicable Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Applicable Administrative Agent such Lender’s share of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the applicable Borrower, the interest rate applicable to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
d.[Reserved]
.
a.Termination and Reduction of Commitments
.
i.Unless previously terminated, (i) the Term A Loan Commitments shall terminate at 11:59 p.m., New York City time, on the Amendment No. 1 Effective Date, (ii) the Term B Loan Commitments shall terminate at 11:59 p.m., New York City time, on the Amendment No. 1 Effective Date and (iii) all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.
ii.The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, if less, the remaining amount of such Commitments) and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Revolving Commitments.
iii.The applicable Borrower shall notify the applicable Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 12:00 p.m. New York City time three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any
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notice, the Applicable Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by such Borrower (by notice to the Applicable Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Subject to Section 2.20(d), each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
b.Repayment of Loans; Evidence of Debt
.
i.The Revolving Borrowers hereby unconditionally promise to pay (i) to the Pro Rata Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to any Borrower on the Revolving Credit Maturity Date in the currency of such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the 14th day following the incurrence thereof; provided that, if the 14th day is not a Business Day, such Swingline Loan shall be repaid on the next Business Day; provided further that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding.
ii.The Term A Borrowers hereby unconditionally promise to repay the Term A Loans to the Lenders on each March 31, June 30, September 30 and December 31 of each year (commencing on the last day of the first full Fiscal Quarter ended after the Amendment No. 1 Effective Date), an amount equal to the aggregate principal amount of the Term A Loans originally borrowed hereunder on the Amendment No. 1 Effective Date (adjusted for prepayments made hereunder) on or prior to each such date multiplied by 0.625%, with the remainder due and payable on the Term A Loan Maturity Date; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.
iii.The Term B Borrower hereby unconditionally promises to repay the Term B Loans to the Lenders on each March 31, June 30, September 30 and December 31 of each year (commencing on the last day of the first full Fiscal Quarter ended after the Amendment No. 1 Effective Date), an amount equal to the aggregate principal amount of the Term B Loans originally borrowed hereunder on the Amendment No. 1 Effective Date (adjusted for prepayments made hereunder) on or prior to each such date multiplied by 0.25%, with the remainder due and payable on the Term B Loan Maturity Date; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.
iv.The applicable Borrower(s) shall repay any Extended Term Loans and any Refinancing Term Loans on the dates and in the amounts specified in the
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applicable Additional Credit Extension Amendment or Refinancing Amendment, as the case may be.
v.Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
vi.The Pro Rata Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan and Term A Loan made hereunder, the Class, currency and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Revolving Lender and/or Term A Lender hereunder and (iii) the amount of any sum received by the Pro Rata Administrative Agent hereunder for the account of the Revolving Lenders and the Term A Lenders, as applicable, and each Revolving Lender’s and Term A Lender’s applicable share thereof. The Term B Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term B Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Term B Borrower to each Term B Lender hereunder and (iii) the amount of any sum received by the Term B Administrative Agent hereunder for the account of the Term B Lenders and each Term B Lender’s share thereof.
vii.The entries made in the accounts maintained pursuant to paragraph (e) or (f) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrowers to repay the Loans in accordance with the terms of this Agreement.
viii.Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns substantially in the form of Exhibit B or Exhibit C hereto, as applicable. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
c.Prepayment of Loans
.
i.Optional Prepayments. (i) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty except as set forth in clause (c) below, subject to prior notice in accordance with paragraph (a)(ii) of this Section; provided, however, that no prepayments of any Extended Term Loans of any series shall be permitted pursuant to this Section 2.10(a) so long as
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any Term Loans of any Existing Term Loan Class from which such Extended Term Loans were converted remain outstanding unless such prepayment is accompanied by a pro rata (or greater proportionate) prepayment of Term Loans of such Existing Term Loan Class; provided, further, that unless all outstanding amounts under the Revolving Facility are being repaid and the commitments thereunder are being terminated, (x) any prepayment of any SONIA Rate Loan prior to the end of the applicable Interest Period shall require five Business Days’ prior written notice to the Administrative Agent and (y) the Borrowers shall not be permitted to make more than three prepayments of SONIA Rate Loans prior to the end of the applicable Interest Period in any twelve-month period.
(ii) The applicable Borrower shall notify the applicable Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies), (ii) in the case of prepayment of an RFR Borrowing, not later than 2:00 p.m., New York City time, three (3) RFR Business Days before the date of prepayment, (iii) in the case of prepayment of a Base Rate Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such refinancing or transaction is not consummated on the date such prepayment would have otherwise been required. Promptly following receipt of any such notice relating to a Borrowing, the applicable Administrative Agent shall advise the Applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of Term Loans pursuant to this Section 2.10(a) shall be applied to repayments thereof required pursuant to Section 2.09(b) in the order selected by the Company (or, absent such direction, in direct order of maturity). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the notice of prepayment. Prepayments pursuant to this Section 2.10(a) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.
(iii) In the event that, prior to the six-month anniversary of the Amendment No. 1 Effective Date, any Loan Party (x) makes any prepayment of Term B Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Company or another Borrower shall pay to the Term B Administrative Agent, for the ratable account of each Applicable Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the affected Term B Loans of such Lender being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term B Loans of such Lender outstanding immediately prior to such amendment (it being understood that if any Lender is required to assign its Term B Loans pursuant to Section 2.18(b) in connection with such amendment, such Lender (and not the assignee) shall receive the fee pursuant to this Section 2.10(a)(iii)).
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(b) Mandatory Prepayments.
(i) (A) If, following the Amendment No. 1 Effective Date, the Company or any Restricted Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Company shall apply an amount equal to 100% of such Net Cash Proceeds (net of Taxes, if any, incurred in connection with the distribution(s) of such Net Cash Proceeds to the Company or other relevant Loan Party, as applicable) to prepay Term Loans in accordance with Section 2.10(b)(v) on or prior to the date which is ten (10) Business Days after the date of the receipt of such Net Cash Proceeds; provided that (x) no such prepayment shall be required pursuant to this Section 2.10(b)(i)(A) (x) with respect to such Net Cash Proceeds that the Company or any Restricted Subsidiary shall reinvest in accordance with Section 2.10(b)(i)(B) and (y) no mandatory prepayment shall be required pursuant to this Section 2.10(b)(i)(A) with respect to any Fiscal Year to the extent all such prepayments in such Fiscal Year would not exceed $25,000,000.
(B) With respect to any Net Cash Proceeds received by the Company or any Restricted Subsidiary with respect to any Asset Sale or Casualty Event, at the option of the Company, the Company or any Restricted Subsidiary may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for the Company’s or a Restricted Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Company or a Restricted Subsidiary enters into a legally binding commitment to reinvest an amount equal to all or any portion of such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that an amount equal to all or any portion of any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(i)(A) within five (5) Business Days after the end of the applicable time period set forth above.
(ii) If the Company or any Restricted Subsidiary incurs or issues any Refinancing Indebtedness or any Indebtedness prohibited pursuant to Section 6.01 (without prejudice to the restrictions therein), the Company shall apply an amount equal to 100% of such Net Cash Proceeds received by the Company or any Restricted Subsidiary therefrom (net of Taxes, if any, incurred in connection with the distribution(s) of such Net Cash Proceeds to the Company or other relevant Restricted Subsidiary, as applicable) to prepay Term Loans in accordance with Section 2.10(b)(v) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.
(iii) Solely in the case of Term B Loans, on each Excess Cash Flow Payment Date, an amount equal to the remainder (if positive) of (x) the Applicable Prepayment Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period minus (y) Taxes, if any, incurred in connection with the distribution(s) of such Excess Cash Flow to the relevant Loan Party minus (z) the aggregate amount of principal repayments of Loans made as voluntary prepayments pursuant to Section 2.10(a) hereof (other than with the proceeds of Indebtedness (other than Indebtedness under any revolving credit facility)) during the relevant Excess Cash Flow Payment Period (provided that in the case of any principal repayment of Revolving Loans such repayment shall only be included in this clause (z) to the extent that such repayment is accompanied by a permanent reduction of the Revolving Commitments) shall be applied as a mandatory prepayment of Term B Loans in accordance with the requirements of Section 2.10(b)(v); provided that no mandatory prepayment shall be required pursuant to this Section 2.10(b)(iii) with respect to any Fiscal Year to the extent all such prepayments required pursuant to this Section 2.10(b)(iii) with respect to such Fiscal Year would not exceed $25,000,000.
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(iv) The Company shall use commercially reasonable efforts to notify the Applicable Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the anticipated date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Applicable Administrative Agent will promptly notify each applicable Term Lender of the contents of the Company’s prepayment notice and of such Term Lender’s pro rata share of the prepayment.
(v) Each prepayment of Term Loans pursuant to this Section 2.10(b) shall be applied pro rata to each Class of Term Loans on a pro rata basis to the Term Loans of the Lenders with such Class of Term Loans (other than with respect to prepayments of Term B Loans pursuant to Section 2.10(b)(iii), which shall not apply to Term A Loans and except to the extent any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are specified to receive a lesser percentage of such prepayment) and shall be further applied to such Class of Term Loans in direct order of maturity to repayments thereof required pursuant to Section 2.09(b); provided that the amount thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Term SOFR Loans or Pro Rata Daily Compounded SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 2.15.
(vi) Any prepayment of Term Loans pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.
(vii) Each Term Lender may elect, by notice to the Applicable Administrative Agent at or prior to the time and in the manner specified by the Applicable Administrative Agent, prior to any prepayment of Term Loans required to be made pursuant to this Section 2.10(b) (other than Section 2.10(b)(ii)), to decline all (or any portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”) and the remaining amount thereof may be retained by the Company or any Restricted Subsidiary and shall be added to the calculation of the Available Amount; provided, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.10(b)(ii) above to the extent constituting Refinancing Indebtedness. If a Term Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Applicable Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.
(viii) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all prepayments otherwise required under this Section 2.12(b) attributable to any Subsidiary are subject to permissibility under local Law (e.g., financial assistance, corporate benefit, restrictions on up-streaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and shall not be required to be paid until such time as such Subsidiary may upstream or transfer such amount to prepay the Term Loans. Further, if the Company or any of its Restricted Subsidiaries would incur a material tax liability, if all or a portion of the funds required to make a mandatory prepayment attributable to the Excess Cash Flow or Net Cash Proceeds of a Non-U.S. Subsidiary were up-streamed or transferred as a distribution or dividend by such Subsidiary (a “Restricted Amount”), the amount of the Term Loans that will be required to be mandatorily prepaid shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such tax liability. The Company shall use, and shall cause its Restricted Subsidiaries to use, from time to
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time, commercially reasonable efforts to minimize or eliminate the amount of mandatory prepayments that are or would be restricted by this clause (viii).
(ix) Notwithstanding anything to the contrary contained herein, if at the time any prepayment required pursuant to this Section 2.10(b) would be required, the Company (or any Restricted Subsidiary) is also required to prepay, repurchase or offer to prepay or repurchase any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with any Obligation pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”), then the Company or any Restricted Subsidiary may apply such portion of the amount so required to be prepaid pursuant to this Section 2.10(b) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Term Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.10(b) shall be reduced accordingly; it being understood that (1) the portion of such prepayment allocated to the Other Applicable Indebtedness shall not exceed the portion of such prepayment required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such prepayment shall be allocated to the Term Loans in accordance with the terms hereof and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
a.Fees
.
1.The Borrowers, jointly and severally, agree to pay to the Pro Rata Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee in Dollars, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender (the “Commitment Fee”); provided that any Commitment Fee with respect to any Extended Revolving Commitments or any Refinancing Revolving Commitments shall be as set forth in the applicable Additional Credit Extension Amendment or Refinancing Amendment, as applicable. Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the last Business Day of the first full Fiscal Quarter ending after the Closing Date. All Commitments Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
1.The Borrowers agree to pay (i) to the Pro Rata Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term SOFR Revolving Loans on the average daily Outstanding Amount of such Lender’s L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) in respect of each Letter of Credit
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during the period from and including the Amendment No. 1 Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any L/C Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Outstanding Amount of the L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) attributable to Letters of Credit issued by such Issuing Bank (or, in the case of a Letter of Credit issued for the account of a Restricted Subsidiary that is not a Borrower, the Company agrees to pay such fee) during the period from and including the Amendment No. 1 Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on the second Business Day following such last day, commencing on the first such date to occur after the Amendment No. 1 Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within thirty (30) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
2.The Borrowers agree to pay to each Administrative Agent, for its own account, the administrative agency fees with respect to this Agreement separately agreed upon between the Company and the Applicable Administrative Agents pursuant to the Fee Letter (which fee for any Administrative Agent may be amended from time to time with only the consent of such Administrative Agent and the Company).
3.All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the applicable Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Applicable Lenders. Fees paid hereunder shall not be refundable under any circumstances.
i.Interest
.
1.The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate.
2.The Loans comprising each Eurocurrency Borrowing shall bear interest at the Pro Rata Adjusted Eurocurrency Rate, in the case of Revolving Loans,
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in each case, for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Term SOFR Borrowing shall bear interest at the Term B Term SOFR, in the case of Term B Loans, and the Pro Rata Adjusted Term SOFR, in the case of Revolving Loans and Term A Loans, in each case, for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Pro Rata Daily Compounded SOFR Borrowing shall bear interest at Pro Rata Adjusted Daily Compounded SOFR plus the Applicable Rate.
3.The Loans comprising each SONIA Rate Borrowing shall bear interest at the SONIA Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
4.Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans that are Revolving Loans as provided in paragraph (a) of this Section 2.12 (the “Default Rate”).
5.Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or a Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
6.All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Pro Rata Eurocurrency Rate, Pro Rata Adjusted Eurocurrency Rate, SONIA Rate, Term B Term SOFR, Pro Rata Term SOFR, Pro Rata Adjusted Term SOFR or Pro Rata Adjusted Daily Compounded SOFR shall be determined by the Applicable Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.
7.In connection with the use or administration of any Pro Rata Benchmark, the Pro Rata Administrative Agent will have the right to make Pro Rata Conforming Changes from time to time and, notwithstanding anything to
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the contrary herein or in any other Loan Document, any amendments implementing such Pro Rata Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Pro Rata Administrative Agent will reasonably promptly notify the Borrower and the Pro Rata Lenders of the effectiveness of any Pro Rata Conforming Changes in connection with the use or administration of any Pro Rata Benchmark.
8.With respect to Term B SOFR or Term B Term SOFR, the Term B Administrative Agent will have the right to make Term B Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term B Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Term B Administrative Agent shall post each such amendment implementing such Term B Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
ii.Alternate Rate of Interest; Illegality; Benchmark Replacement
.
1.Alternate Rate of Interest: If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or RFR Borrowing:
a.the Applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Pro Rata Adjusted Term SOFR, Pro Rata Adjusted Daily Compounded SOFR, Term B Term SOFR, the Pro Rata Adjusted Eurocurrency Rate or the SONIA Rate, as applicable, for such Interest Period for any relevant currency; or
b.the Applicable Administrative Agent is advised by the Required Pro Rata Lenders (disregarding any Loans and Commitments not available in the applicable currency) or Required Term B Lenders, as applicable, that Pro Rata Adjusted Term SOFR, Pro Rata Adjusted Daily Compounded SOFR, Term B Term SOFR or the Pro Rata Adjusted Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period for any relevant currency;
then the Applicable Administrative Agent shall give notice thereof to the Company and the Applicable Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01 as promptly as practicable thereafter and, until the Applicable Administrative Agent notifies the Company and the Applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) in the case of any such notice given by the Pro Rata Administrative Agent, any Interest Election Request that requests the conversion of any Revolving Borrowing or Borrowing of Term A Loans in the affected currency and Interest Period to, or continuation of any such Borrowing as, a Eurocurrency Borrowing or RFR Borrowing in such currency and such Interest Period shall be ineffective, (ii) if any Borrowing Request for Revolving Loans or Term A Loans in such affected currency and such affected
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Interest Period requests a Eurocurrency Borrowing or RFR Borrowing, such Borrowing shall be made as a Base Rate Borrowing in Dollars; provided that if such circumstances only affect one Class or Type of Revolving Loans or Term A Loans or currency or Interest Period, then the foregoing will only be applicable to the affected Class or Type of Borrowing or currency or Interest Period and (iii) if any Borrowing Request for Term B Loans with such affected Interest Period requests a Term SOFR Borrowing, such Borrowing shall be made as a Base Rate Borrowing.
1.Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Eurocurrency Loans or RFR Loans, as applicable, or to determine or charge interest rates based upon the Pro Rata Adjusted Eurocurrency Rate, the EURIBOR Rate, the CDOR Rate, the STIBOR Rate, the SONIA Rate, Pro Rata Adjusted Term SOFR, Term B Term SOFR, the Pro Rata Term SOFR Reference Rate, Pro Rata SOFR or Pro Rata Adjusted Daily Compounded SOFR, as applicable, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the relevant currency in the relevant interbank market, then, on notice thereof by such Lender to the applicable Borrowers through the Applicable Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or RFR Loans, as applicable, or to convert Base Rate Loans to Eurocurrency Loans, Term SOFR Loans or Pro Rata Daily Compounded SOFR Loans shall be suspended until such Lender notifies the Applicable Administrative Agent and the applicable Borrowers that the circumstances giving rise to such determination no longer exist; provided that if such circumstances only affect one Class or Type of Borrowing or currency or Interest Period, then the foregoing will only be applicable to the affected Class or Type of Borrowing or currency or Interest Period. Upon receipt of such notice, the applicable Borrowers shall, upon demand from such Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans, SONIA Rate Loans, Term SOFR Loans and/or Pro Rata Daily Compounded SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans or Term SOFR Loans to such day, or immediately, in the case of SONIA Rate Loans or Pro Rata Daily Compounded SOFR Loans or if such Lender may not lawfully continue to maintain such Eurocurrency Loans or Term SOFR Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
2.Pro Rata Benchmark Replacement Setting.
a.Pro Rata Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Pro Rata Benchmark Transition Event and its related Pro Rata Benchmark Replacement Date have occurred for a currency prior to any setting of any Pro Rata Benchmark for such currency, then (x) if a Pro Rata Benchmark Replacement is determined in accordance with clause (a) of the
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definition of “Pro Rata Benchmark Replacement” for such Pro Rata Benchmark Replacement Date, such Pro Rata Benchmark Replacement will replace such Pro Rata Benchmark for all purposes hereunder and under any Loan Document in respect of such Pro Rata Benchmark setting and subsequent Pro Rata Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Pro Rata Benchmark Replacement is determined in accordance with clause (b) of the definition of “Pro Rata Benchmark Replacement” for such Pro Rata Benchmark Replacement Date, such Pro Rata Benchmark Replacement will replace such Pro Rata Benchmark for all purposes hereunder and under any Loan Document in respect of any Pro Rata Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Pro Rata Benchmark Replacement is provided to the Revolving Lenders (and, in the case of the Pro Rata Benchmark for Dollars, the Term A Lenders) without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Pro Rata Administrative Agent has not received, by such time, written notice of objection to such Pro Rata Benchmark Replacement from Revolving Lenders comprising the Required Revolving Lenders (or, if such Pro Rata Benchmark is for Dollars, the Required Pro Rata Lenders). If the Pro Rata Benchmark Replacement is Pro Rata Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
b.Pro Rata Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Pro Rata Benchmark Replacement, the Pro Rata Administrative Agent will have the right to make Pro Rata Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Pro Rata Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

a.Notices; Standards for Decisions and Determinations. The Pro Rata Administrative Agent will promptly notify the Company and the Revolving Lenders (and, in the case of the Pro Rata Benchmark for Dollars, the Term A Lenders) of (i) the implementation of any Pro Rata Benchmark Replacement and (ii) the effectiveness of any Pro Rata Conforming Changes in connection with the use, administration, adoption or implementation of a Pro Rata Benchmark Replacement. The Pro Rata Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Pro Rata Benchmark pursuant to Section 2.13(c)(iv) and (y) the commencement of any Pro Rata Benchmark Unavailability Period. Any determination, decision or election that may be made by the Pro Rata Administrative Agent, the Company or, if applicable, any Revolving Lender and/or Term A Lender (or group of Revolving Lenders and/or Term A Lenders, as applicable)
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pursuant to this Section 2.13(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13(c).
b.Unavailability of Tenor of Pro Rata Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Pro Rata Benchmark Replacement), (i) if any then-current Pro Rata Benchmark is a term rate (including the Pro Rata Term SOFR Reference Rate or EURIBOR) and either (A) any tenor for such Pro Rata Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Pro Rata Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Pro Rata Benchmark has provided a public statement or publication of information announcing that any tenor for such Pro Rata Benchmark is not or will not be representative, then the Pro Rata Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Pro Rata Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Pro Rata Benchmark (including a Pro Rata Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Pro Rata Benchmark (including a Pro Rata Benchmark Replacement), then the Pro Rata Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Pro Rata Benchmark settings at or after such time to reinstate such previously removed tenor.

a.Pro Rata Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Pro Rata Benchmark Unavailability Period with respect to a given Benchmark, (i) the Company may revoke any pending request for an RFR Borrowing of, conversion to or continuation of RFR Loans, or a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans, in each case, to be made, converted or continued during any Pro Rata Benchmark Unavailability Period denominated in the applicable currency and, failing that, (A) in the case of any request for any affected Pro Rata Term SOFR Borrowing or Pro Rata Daily Compounded SOFR Borrowing, if applicable, the Company will be deemed to have converted any such request into a request for a Pro Rata Base Rate Borrowing or
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conversion to Pro Rata Base Rate Loans in the amount specified therein and (B) in the case of any request for any affected RFR Borrowing or Eurocurrency Borrowing, in each case, in an Alternative Currency, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Pro Rata Term SOFR Loans, if applicable, will be deemed to have been converted into Pro Rata Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected RFR Loans or Eurocurrency Loans, in each case, denominated in an Alternative Currency, at the Company’s election, shall either (I) be converted into Pro Rata Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Loans, at the end of the applicable Interest Period or (II) be prepaid in full immediately or, in the case of Eurocurrency Loans, at the end of the applicable Interest Period; provided that, with respect to any SONIA Rate Loan, if no election is made by the Company by the date that is three Business Days after receipt by the Company of such notice, the Company shall be deemed to have elected clause (I) above; provided, further, that, with respect to any Eurocurrency Loan, if no election is made by the Company by the earlier of (x) the date that is three Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan, the Company shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Company shall also pay accrued interest (except with respect to any prepayment or conversion of a SONIA Rate Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15. During a Pro Rata Benchmark Unavailability Period with respect to any Pro Rata Benchmark or at any time that a tenor for any then-current Pro Rata Benchmark is not a Pro Rata Available Tenor, the component of Pro Rata Base Rate based upon the then-current Pro Rata Benchmark that is the subject of such Pro Rata Benchmark Unavailability Period or such tenor for such Pro Rata Benchmark, as applicable, will not be used in any determination of Pro Rata Base Rate.

1.Term B Benchmark Replacement: Notwithstanding anything to the contrary herein or in any other Loan Document:
a.[Reserved].
b.Upon (A) the occurrence of a Term B Benchmark Transition Event or (B) a determination by the Term B Administrative Agent that the alternative under clause (1) of the definition of Term B Benchmark Replacement is unavailable, the Term B Benchmark Replacement will replace the then-current Term B Benchmark for all purposes hereunder and under any Loan Document in respect of any Term B Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Term B Benchmark Replacement is provided to the Term B Lenders without any amendment to, or further action or consent of any
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other party to, this Agreement or any other Loan Document so long as the Term B Administrative Agent has not received, by such time, written notice of objection to such Term B Benchmark Replacement from Term B Lenders comprising the Required Term B Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Term B Benchmark at the time of such Term B Benchmark Transition Event is not a Term B SOFR-based rate, the Term B Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Term B Benchmark Replacement unless the Term B Administrative Agent determines that such alternative rate is unavailable. If the Term B Benchmark Replacement is Term B Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
c.At any time that the administrator of the then-current Term B Benchmark has permanently or indefinitely ceased to provide such Term B Benchmark or such Term B Benchmark has been announced by the regulatory supervisor for the administrator of such Term B Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Term B Benchmark is intended to measure and that representativeness will not be restored, the Term B Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Term B Benchmark until the Company’s receipt of notice from the Term B Administrative Agent that a Term B Benchmark Replacement has replaced such Term B Benchmark, and, failing that, the Term B Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Term B Base Rate based upon the Term B Benchmark will not be used in any determination of Base Rate.
d.In connection with the implementation and administration of a Term B Benchmark Replacement, the Term B Administrative Agent will have the right to make Term B Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term B Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
e.The Term B Administrative Agent will promptly notify the Company and the Term B Lenders of (A) the implementation of any Term B Benchmark Replacement and (B) the effectiveness of any Term B Conforming Changes. Any determination, decision or election that may be made by the Term B Administrative Agent pursuant to this Section 2.13(d), including any determination with
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respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13(d).
f.At any time (including in connection with the implementation of a Term B Benchmark Replacement), (A) if the then-current Term B Benchmark is a term rate (including Term B Term SOFR), then the Term B Administrative Agent may remove any tenor of such Term B Benchmark that is unavailable or non-representative for Term B Benchmark (including Term B Benchmark Replacement) settings and (B) the Term B Administrative Agent may reinstate any such previously removed tenor for Term B Benchmark (including Term B Benchmark Replacement) settings.
2.Notices. For purposes of any notices or other communications from any Administrative Agent to any Lender contemplated by this Section 2.13, such notices or other communications shall be satisfied by posting such notice or other communication to the applicable Platform.
iii.Increased Costs
.
1.If any Change in Law shall:
a.impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;
b.subject a Lender (or its applicable lending office) or Issuing Bank to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (i) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to any Loan Document; or
c.impose on any Lender or any Issuing Bank or, with respect to Eurocurrency Loans, the applicable offshore interbank market any other condition affecting this Agreement or Eurocurrency Loans or RFR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or RFR Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in any currency into a Borrowing denominated in any other currency) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in any currency into a Borrowing denominated in any other currency) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in any currency into a Borrowing denominated in any other currency), in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the applicable Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or
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reduction suffered to the extent such Lender or Issuing Bank certifies that it is seeking such compensation from similarly situated borrowers under comparable syndicated credit facilities similar to the facilities under this Agreement.
1.If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender or such Issuing Bank, the applicable Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered, to the extent such Lender or Issuing Bank certifies that it is seeking such compensation from similarly situated borrowers under comparable syndicated credit facilities similar to the facilities under this Agreement.
2.A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.
3.Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
iv.Break Funding Payments
. In the event of (a) the payment of any principal of any Eurocurrency Loan or RFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an
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Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan or RFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan or RFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate, Term SOFR, Daily Compounded SOFR or SONIA Rate, as applicable, that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the applicable offshore interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.
i.Taxes
.
1.All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Laws. If any applicable withholding agent shall be required to deduct any Taxes with respect to any such payments (as determined in the good faith discretion of such withholding agent), then (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16) the applicable Lender (or where an Administrative Agent receives the payment for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
2.In addition, the applicable Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Applicable Administrative Agent timely reimburse it for the payment of any Other Taxes.
3.The applicable Borrowers shall indemnify each Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the
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full amount of any Indemnified Taxes paid or payable by such Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or by an Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
4.As soon as practicable after any payment of any Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Administrative Agent.
5.Any Lender that is legally entitled to an exemption from or reduction of withholding tax with respect to any payments under this Agreement shall deliver to the Company and to the applicable Administrative Agent, at the time or times reasonably requested by the Company or the applicable Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the applicable Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or an Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or an Administrative Agent as will enable a Borrower or applicable Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referred to in Section 2.16(f)) obsolete, expired or inaccurate in any respect, deliver promptly to the Company and the applicable Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Company or the Administrative Agent) or promptly notify the Company and the applicable Administrative Agent of its legal ineligibility to do so.
6.Without limiting the generality of the foregoing,
a.(x) each Lender that is a U.S. Person shall, to the extent it is legally eligible to do so, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), deliver to the Company and the applicable Administrative Agent two (2) duly completed original copies of
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United States Internal Revenue Service Form W-9 (or substitute or successor form), certifying that such Lender is exempt from United States federal backup withholding and (y) with respect to any Loan made to an Irish Borrower, each Lender shall, upon reasonable written request from an Irish Borrower, provide such information as is necessary to enable such Irish Borrower to comply with the provisions of Sections 891A, 891F and 891G TCA (and any regulations made thereunder);
b.with respect to any Loan made to a U.S. Borrower, any Foreign Lender shall, to the extent it is legally eligible do so, deliver to the Company and the Applicable Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Applicable Administrative Agent, but only if such Foreign Lender is legally eligible to do so), two of whichever of the following is applicable:
i.duly completed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
ii.duly completed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),
iii.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or Section 871(h) of the Code, (x) a certificate, in substantially the form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments under any Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “United States Tax Compliance Certificate”) and (y) duly completed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms), or
iv.to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), duly completed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, Internal Revenue Service Form W-9, and/or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if the Foreign Lender is a partnership (and not a
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participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of such partners);
c.any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Company and the Applicable Administrative Agent on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Applicable Administrative Agent), any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Company and the applicable Administrative Agent to determine the withholding or deduction required to be made;
d.in the case of any Lender making a Loan to a Borrower that is not a U.S. Borrower and that has not already provided documentation to the Company or the Applicable Administrative Agent pursuant to Section 2.16(f)(ii) or (iii), any Foreign Lender shall deliver to the Company and the Applicable Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Applicable Administrative Agent), two duly completed original copies of an applicable Internal Revenue Service Form W-8 (or any successor forms) certifying that it is not a U.S. Person;
e.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the applicable Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the applicable Administrative Agent as may be necessary for the Company, any U.S. Borrower and the applicable Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
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7.Each Lender hereby authorizes each Administrative Agent to deliver to the Loan Parties and to any respective successor Administrative Agent any documentation provided by such Lender to such Administrative Agent pursuant to Section 2.16(e) or (f).
8.Without duplication of Section 2.16(e), the provisions of this Section 2.16(h) shall apply with respect to any UK Tax Deduction.
a.Each Loan Party shall promptly upon becoming aware that it must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Applicable Administrative Agent accordingly. Similarly, a Lender shall promptly notify the Applicable Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If any Administrative Agent receives such notification from a Lender it shall promptly notify the relevant Loan Party.
b.If a Loan Party is required to make a UK Tax Deduction, that Loan Party shall make that UK Tax Deduction and any payment required in connection with that UK Tax Deduction within the time allowed and in the minimum amount required by law.
c.Without limiting the generality of Section 2.16(d), within thirty days of making either a UK Tax Deduction or any payment required in connection with that UK Tax Deduction, the Loan Party making that UK Tax Deduction shall deliver to the Applicable Administrative Agent for the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
d.(A) Subject to Section 2.16(h)(iv)(B) below, a UK Treaty Lender and each UK Borrower which makes a payment in respect of any Loan to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction and (B) a UK Treaty Lender which (i) is a Lender on the date of this Agreement that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.16(h); and (ii) becomes a party after the date of this Agreement that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption pursuant to which it becomes a party, and, having done so, that Lender shall be under no obligation pursuant to Section 2.16(h)(iv)(A) above.
e.If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.16(h)(iv)(B) and:
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i.the UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or
ii.the UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but (i) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs, or (ii) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 30 Business Days of the date of the UK Borrower DTTP Filing, and, in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.
a.If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.16(h)(iv)(B), no UK Borrower shall make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s participation in any Loan unless the Lender otherwise agrees.
b.A UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that filing to the Applicable Administrative Agent for delivery to the relevant Lender.
c.Each UK Non-Bank Lender (i) which is a Lender on the date of this Agreement gives a UK Tax Confirmation to the relevant Loan Party by entering into this Agreement, and (ii) shall promptly notify the Applicable Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.
d.Each Lender shall indicate (x) in respect of any Lender that is a Party on the date of this Agreement or on the Amendment No. 1 Effective Date, in Schedule 2.16(h); or (y) in respect of any Lender that becomes a party after the date of this Agreement, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Applicable Administrative Agent and without liability to any Loan Party, which of the following categories it falls in:
i.not a UK Qualifying Lender;
ii.a UK Qualifying Lender (other than a UK Treaty Lender); or
iii.a UK Treaty Lender,
and if such a Lender fails to indicate its status in accordance with this Section 2.16(h)(ix) then such Lender shall be treated for the purposes of this Section 2.16(h) (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Applicable Administrative Agent which category applies (and the Applicable Administrative Agent, upon receipt of such notification, shall inform each UK Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.16(h)(ix).
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1.If any Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of such Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Administrative Agent or such Lender, shall repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Applicable Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Such Administrative Agent or such Lender shall, at the Company’s request, provide the Company with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the such Administrative Agent or such Lender may delete any information therein that such Administrative Agent or such Lender deems confidential). This Section 2.16 shall not be construed to require any Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.
2.Each Lender that is an Irish Qualifying Lender solely on account of being an Irish Treaty Lender and any Irish Borrower which makes a payment to which that Irish Treaty Lender is entitled, shall co-operate in completing any procedural formalities necessary for that Lender to obtain authorization to make that payment without any deduction or withholding of any Tax imposed by Ireland.
3.For purposes of this Section 2.16, the term “Lender” shall include any Swingline Lender and any Issuing Bank.
ii.Payments Generally; Pro Rata Treatment; Sharing of Setoffs
.
1.The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m. New York City time, in the city of the Applicable Administrative Agent’s Office, in each case on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been
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converted to Dollars, in Dollars) and (ii) to the Applicable Administrative Agent at its offices for Dollar denominated Credit Events or, in the case of a Credit Event denominated in an Alternative Currency, the Applicable Administrative Agent’s Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. Each Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section 2.17, if, after the making of any Credit Event in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrowers are not able to make payment to the Applicable Administrative Agent for the account of the Applicable Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
2.If at any time insufficient funds are received by and available to the Applicable Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder for the Classes of Commitments and Loans for which such Administrative Agent acts as such, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder of each applicable Class, ratably based on the Dollar Equivalent amount thereof among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder of each applicable Class, ratably based on the Dollar Equivalent amount thereof among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.
3.If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements and Swingline Loans of
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other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements and Swingline Loans to any assignee or participant in accordance with Section 9.04. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
4.Unless the Applicable Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Applicable Administrative Agent for the account of the relevant Lenders or the relevant Issuing Bank hereunder that the relevant Borrowers will not make such payment, the Applicable Administrative Agent may assume that such Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the relevant Borrowers have not in fact made such payment, then each of the applicable Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the relevant Overnight Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation. With respect to any payment that an Administrative Agent makes for the account of any Lenders or any Issuing Bank hereunder as to which such Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the relevant Borrowers have not in fact made such payment; (2) such Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) such Administrative agent has for any reason otherwise erroneously made such payment; then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to such Administrative Agent
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forthwith on demand the Rescindable Amount so distributed to such Lender or Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the relevant Overnight Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Applicable Administrative Agent to any applicable Lender or the Borrowers with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.
5.If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06, 2.17 or 9.03, then the Applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.
iii.Mitigation Obligations; Replacement of Lenders
.
1.If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Company a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.
2.If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and
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delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
a.the Company shall have paid to the Applicable Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Applicable Administrative Agent);
b.such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
c.in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
d.such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
i.Expansion Option
.
1.The Borrowers may from time to time after the Amendment No. 1 Effective Date elect to increase the Revolving Commitments, Refinancing Revolving Commitments or any Extended Revolving Commitments (“Increased Commitments”) or, with respect to (x) the Term B Borrower, enter into one or more tranches of term “B” loans (including, at the option of the Company, additional Term B Loans) denominated in Dollars (each, an “Incremental Term B Loan”) and (y) the Term A Borrowers, enter into one or more tranches of term “A” loans that are syndicated primarily to Regulated Banks (including, at the option of the Company, additional Term A Loans) (each, an “Incremental Term A Loan” and, together with the Incremental Term B Loans, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than $20,000,000 (unless the Applicable Administrative Agent agrees to a lesser amount), so long as, immediately after giving effect thereto, the aggregate amount of all such Increased Commitments and all such Incremental Term Loans (other than Refinancing Incremental Term Loans), when taken together with the aggregate principal amount of Incremental Substitute Indebtedness, does not exceed the sum of (i) the greater of (x) $380,000,000 and (y) 100% of LTM Consolidated EBITDA (measured at the time of incurrence thereof) plus (ii) an amount equal to all voluntary prepayments of Term Loans (including Incremental Term Loans, Extended Term Loans and any Refinancing Term Loans), Incremental Substitute Indebtedness and
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permanent reductions of Revolving Commitments, Extended Revolving Commitments and Refinancing Revolving Commitments (in each case, other than to the extent funded with proceeds of long-term Indebtedness and excluding prepayments of the Revolving Facility except to the extent the commitments thereunder are permanently reduced by the amount of such prepayments) plus (iii) any other amount so long as on a Pro Forma Basis (and assuming all Increased Commitments were fully drawn) the Senior Secured Net Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 3.00 to 1.00; provided that any Increased Commitments or Incremental Term Loan may be established or incurred under any of clause (i) or (ii) or (iii) above in the Company’s sole discretion, and absent any election, will be deemed under clause (iii) to the extent the incurrence ratio has been satisfied; provided further that if any Indebtedness is intended to be incurred under clause (iii) above and any other clause above in a single transaction or series of related transactions, (A) the incurrence of the portion of such Indebtedness to be incurred or implemented under clause (iii) shall be calculated first without giving effect to any Indebtedness to be incurred under any other clause, but giving full pro forma effect to the use of proceeds of the entire amount of such Indebtedness and the related transactions and (B) the incurrence of the portion of such Indebtedness to be incurred or implemented under the other applicable clauses shall be calculated thereafter.
2.The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitments, Refinancing Revolving Commitments or Extended Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, Refinancing Revolving Commitments or Extended Revolving Commitment, or to participate in such Incremental Term Loan, as the case may be; provided that each Augmenting Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Company and the Applicable Administrative Agent (with respect to any Increasing Lender that is not an existing Revolving Lender) and, in the case of an Increased Commitment of an Increasing Lender that is not an existing Revolving Lender, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld or delayed). Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the applicable Administrative Agent and the Company, to effect the provisions of this Section 2.19 (including any amendments to and confirmations of the Non-U.S. Security Documents as may be necessary or appropriate to ensure that the Collateral continues to
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secure the existing Obligations and extends to the additional Obligations arising pursuant to such transaction). Increases of Revolving Commitments, Refinancing Revolving Commitments and Extended Revolving Commitment and new Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Company, the Applicable Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Applicable Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments, Refinancing Revolving Commitments or Extended Revolving Commitments or Incremental Term Loans shall be permitted under this paragraph unless, subject to Section 1.04(d) (i) on the proposed date of the effectiveness of such increase in the Revolving Commitments, Refinancing Revolving Commitments or Extended Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the applicable Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (ii) the Company shall be in compliance, calculated on a Pro Forma Basis (assuming for this purpose that all Increased Commitments were fully drawn), with the covenant contained in Section 6.09 as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time.
3.On the effective date of any increase in the Revolving Commitment, Refinancing Revolving Commitment or Extended Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the applicable Administrative Agent such amounts in immediately available funds as the applicable Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) except in the case of any Incremental Term Loans, if, on the date of such increase, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans of such Class owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.19) of all then outstanding Revolving Loans of such Class. Each Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro
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rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the second preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan or Pro Rata Term SOFR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.
4.The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that (i) other than with respect to a Qualifying Bridge Facility, the final maturity date of any Incremental Term B Loans shall be no earlier than the Term B Loan Maturity Date and the final maturity date of any Incremental Term A Loans shall be no earlier than the Term A Loan Maturity Date (or, in the case of Refinancing Incremental Term Loans, the Class of Term Loans being refinanced), (ii) other than with respect to a Qualifying Bridge Facility, the Weighted Average Life to Maturity of any Incremental Term B Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the then-existing Term B Loans and the Weighted Average Life to Maturity of any Incremental Term A Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the then-existing Term A Loans (or, in the case of Refinancing Incremental Term Loans, the Class of Term Loans being refinanced), (iii) Incremental Term Loans shall not participate on a greater than pro rata basis with the then-existing Term Loans in any optional or mandatory prepayment hereunder, (iv) the provisions with respect to payment of interest, original issue discount (“OID”) and upfront fees and the amortization schedule with respect to such Incremental Term Loans shall be as set forth in the applicable Additional Credit Extension Amendment; provided further that if the Yield of any Incremental Term B Loans (other than Refinancing Incremental Term Loans) that are incurred prior to the twelve-month anniversary of the Amendment No. 1 Effective Date exceeds the Yield of the then-existing Term B Loans by more than 50 basis points, then the Yield for the then-existing Term B Loans shall be increased to the extent required so that the Yield of such Class or Classes of Term B Loans is equal to the Yield of such Incremental Term B Loans minus 50 basis points (this proviso, the “MFN Provision”), (v) all other terms applicable to any Incremental Term B Loans (other than provisions specified in clauses (i) through (iv) above with respect to Incremental Term B Loans) shall be consistent with the terms of the applicable then-existing Term B Loans or shall be reasonably satisfactory to the Term B Administrative Agent and the Term B Borrower; provided that, notwithstanding anything to the contrary in this clause (v), such terms and documentation shall not include any financial maintenance covenants unless such maintenance covenants also apply to each of the Revolving Loans or the existing Term Loans or only apply after the Term B Loan Maturity Date and (vi) all other terms applicable to any Incremental Term
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A Loans (other than provisions specified in clauses (i) through (iv) above with respect to Incremental Term A Loans) shall be consistent with the terms of the applicable then-existing Term A Loans or shall be reasonably satisfactory to the Pro Rata Administrative Agent and the Term A Borrowers; provided that, notwithstanding anything to the contrary in this clause (vi), such terms and documentation shall not include any financial maintenance covenants unless such maintenance covenants also apply to each of the Pro Rata Facilities or only apply after the Term A Loan Maturity Date. For the avoidance of doubt, no Lender shall have any obligation to provide any Increased Commitment or Incremental Term Loan except to the extent of such Lender’s commitment (if any) with respect to such Increased Commitment or Incremental Term Loan.
5.This Section 2.19 shall override any provisions in Section 9.02 to the contrary.
ii.Extended Term Loans and Extended Revolving Commitments
.
1.The Company may at any time and from time to time request that all or a portion of the Term Loans of any Class in an aggregate principal amount of not less than $50,000,000 (or, if less the entire remaining amount of such Class) (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Company shall provide a notice to the Applicable Administrative Agent (who shall provide a copy of such notice to each of the Term Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:
a.all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;
b.the interest margins and call protection with respect to the Extended Term Loans may be different than the Applicable Rate for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the Extending Term Lenders to the extent provided in the applicable Additional Credit Extension Amendment; and
c.any such Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Term B Loan Maturity Date.
2.Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause
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(a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.
3.The Company shall provide the applicable Extension Request at least five (5) Business Days, or such shorter period as the Applicable Administrative Agent may agree, prior to the date on which Term Lenders under the applicable Existing Term Loan Class are requested to respond. No Term Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Applicable Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Applicable Administrative Agent and acceptable to the Company). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Applicable Administrative Agent and acceptable to the Company).
4.The Borrowers may, with the consent of each Person providing an Extended Revolving Commitment, the Pro Rata Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the applicable Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments of the applicable Class, (ii) any reduction in the applicable Revolving Commitments may, at the option of the Borrowers, be directed to a disproportional reduction of such Revolving Commitments of any Lender providing an Extended Revolving Commitment and (iii) any Extended Revolving Commitments provided pursuant to this clause (d) shall be in a minimum principal amount of $50,000,000.
5.Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this
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Agreement among the applicable Borrowers, the Applicable Administrative Agent and each Extending Term Lender or Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents required pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Collateral Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Term Loans or Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents and shall deliver such other customary documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent. No Lender shall be under any obligation to provide any Extended Term Loan or Extended Revolving Commitment.
6.The provisions of this Section 2.20 shall override any provision of Section 9.02 to the contrary.
iii.Judgment Currency
. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrowers hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Applicable Administrative Agent could purchase the specified currency with such other currency at the Applicable Administrative Agent’s main New York City office on the Business Day preceding that on which final, nonappealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or any Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or such Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or such Administrative Agent, as the case may be, in the specified currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or any Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or such Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.
i.Defaulting Lenders
.
1.Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting
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Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
a.Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders,” “Required Pro Rata Lenders” or “Required Revolving Lenders” and Section 9.02(b).
b.Defaulting Lender Waterfall. Any payment of principal, interest, fees, or other amounts received by the Applicable Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Applicable Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Applicable Administrative Agent as follows: FIRST, to the payment of any amounts owing by such Defaulting Lender to the Applicable Administrative Agent hereunder; SECOND, with respect to amounts received by the Pro Rata Administrative Agent, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; THIRD, with respect to amounts received by the Pro Rata Administrative Agent, pro rata to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05; FOURTH, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Applicable Administrative Agent; FIFTH, if so determined by the Applicable Administrative Agent and Borrowers, to be held in a Controlled Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05; SIXTH, to the payment of any amounts owing to the Lenders, any Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; SEVENTH, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and EIGHTH, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set
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forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with their respective Revolving Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
c.Certain Fees.
i.No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
ii.Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05.
iii.With respect to any fee not required to be paid to any Defaulting Lender pursuant to Section 2.22(a)(iii)(A) or 2.22(a)(iii)(B), Borrowers shall (1) pay to each Revolving Lender that is not a Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.22(a)(iv), (2) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
d.Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender
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having become a Defaulting Lender, including any claim of a Revolving Lender that is not a Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
e.Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.22(a)(iv) cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.05.
2.Defaulting Lender Cure. If the Borrowers, the Applicable Administrative Agent, the Swingline Lender (if applicable), and each Issuing Bank (if applicable) agree in writing that a Lender is no longer a Defaulting Lender, the Applicable Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will (to the extent a Revolving Lender and to the extent applicable), purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Pro Rata Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.22(a)(iv)), and reimburse each such Revolving Lender for any costs of the type described in Section 2.15 incurred by any Revolving Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
3.New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
a.Refinancing Amendments
.
1.At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Augmenting Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or Revolving Loans (or unused Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include, without limitation, any then outstanding Refinancing Term Loans, Refinancing Revolving Loans, Incremental Term Loans and/or Increased Commitments, as applicable), in the form of Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan
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Commitments or Refinancing Revolving Commitments pursuant to a Refinancing Amendment; provided that (i) such Credit Agreement Refinancing Indebtedness shall be secured on pari passu in right of payment and pari passu in right of security with the Refinanced Debt and (ii) the terms applicable to each Class of Credit Agreement Refinancing Indebtedness shall not require any prepayment thereof (or commitment reduction in respect thereof) in excess of the pro rata share of such Class relative to all other applicable Classes of Loans and Commitments (including the Term B Loans) (but may specify that such Credit Agreement Refinancing Indebtedness shall participate in prepayments or commitment reductions at less than the pro rata share of such Class relative to the other applicable Classes of Loans and Commitments). The effectiveness of any Refinancing Amendment shall be subject to the following: the satisfaction on the date thereof of each of the conditions set forth in the Refinancing Amendment and, to the extent reasonably requested by the applicable Administrative Agent, receipt by such Administrative Agent of customary legal opinions, board resolutions and other customary closing certificates. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.23(a) shall be in an aggregate principal amount that is (x) not less than the applicable Borrowing Minimum and (y) an integral multiple of the Borrowing Multiple in excess thereof. The applicable Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan Commitments and/or Refinancing Revolving Commitments).
1.Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Administrative Agent and the Company, to effect the provisions of this Section 2.23.
2.This Section 2.23 shall supersede any provisions in Section 2.10, Section 2.17 or Section 9.02 to the contrary, it being understood that nothing in this Section 2.23 shall be construed as eliminating any prepayment premiums required to be paid pursuant to Section 2.10(a)(iii).
A. Representations and Warranties
The Company and the other Borrowers represent and warrant to the Lenders as of the Closing Date and (except as to representations and warranties made as of a date certain) as of the date such representations and warranties are deemed to be made under Section 4.01 and 4.02 of this Agreement, that:
a.Organization; Powers; Subsidiaries
. Each of the Company, the other Borrowers and each Restricted Subsidiary (i) is duly organized or incorporated and validly existing in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization or incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is
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authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdictions) in all jurisdictions where it is required to be so qualified (or its equivalent), except in the case of clause (i) (other than with respect to any Loan Party), (ii) or (iii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 3.01 sets forth, in each case as of the Closing Date, the name and jurisdiction of each Loan Party and each Loan Party’s direct Restricted Subsidiaries and, as to each such direct Restricted Subsidiary, the percentage of each class of Equity Interests in such direct Restricted Subsidiary owned by any Loan Party.
a.Authorization; Enforceability
. Each Loan Party has the power and authority (corporate or otherwise) to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
a.Governmental Approvals; No Conflicts
. Except (a) as may have been obtained or made on or prior to the Closing Date (and which remain in full force and effect on the Closing Date), (b) filings necessary to perfect Liens created pursuant to the Loan Documents and (c) those consents, approvals, licenses, authorizations, validations or filings, recordings, registrations or exemptions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, no consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required in connection with (i) the execution, delivery and performance of any Loan Document by any Loan Party party thereto or (ii) the legality, validity, binding effect or enforceability of any Loan Document against any Loan Party party thereto. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by any Loan Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any provision of any applicable Law or any applicable order, writ, injunction or decree of any Governmental Authority in a manner which would reasonably be expected to have a Material Adverse Effect, (ii) will violate or result in a default under any indenture, mortgage, deed of trust, loan agreement, credit agreement or other agreement or instrument binding upon any Loan Party or any Restricted Subsidiary or the assets of any Loan Party or any Restricted Subsidiary, in each case in a manner which would reasonably be expected to have a Material Adverse Effect, (iii) will result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Restricted Subsidiary (except Liens permitted under Section 6.02 hereof) or (iv) will violate any provision of the certificate of incorporation, by-laws, constitution, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of any Loan Party.
a.Financial Statements; No Material Adverse Change
.
i.(i) The Total Produce Historical Financials present fairly, in all material respects, the consolidated financial position of Total Produce and its Subsidiaries at the date of said financial statements and the results for the
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respective periods covered thereby and (ii) the Dole Historical Financials present fairly, in all material respects, the consolidated financial position of the Acquired Business at the date of said financial statements and the results for the respective periods covered thereby (in each case subject to normal year-end audit adjustments and the absence of footnotes, if applicable).
ii.Since December 31, 2020, nothing has occurred that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
b.Properties
.
i.All Material Real Property owned by the Company or any other Loan Party, in each case as of the Amendment No. 1 Effective Date, is correctly set forth on Schedule 3.05. Each Loan Party has good and marketable title to, or a validly subsisting leasehold interest in, or easements or other limited property interest in, all properties owned or leased by it which are necessary for the conduct of their businesses, taken as a whole (except for defects of title which do not materially impair the use of such property or the business conducted by such Loan Party). All such property is free and clear of all Liens, other than Liens permitted by Section 6.02.
ii.No Mortgage encumbers improved real property that is located in an area that has been identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws unless flood insurance available under the Flood Insurance Laws has been obtained in accordance with Section 5.05.
iii.Except in each case as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Restricted Subsidiaries owns or has the right to use all domestic and foreign patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and knowhow of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or other rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, in each case necessary for the conduct of its business, without any conflict with the rights of others.
iv.Each Mortgaged Property and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting such Mortgaged Property whether or not recorded, except, in each case, where the failure so to comply would not reasonably be expected to cause or result in a Material Adverse Effect.
c.Litigation
. Other than as disclosed in Schedule 3.06, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing, against the Loan Parties or any of their Restricted Subsidiaries which
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would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
a.Compliance with Laws and Agreements
. Each of the Company and its Restricted Subsidiaries is in compliance with (i) all applicable laws, statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and (ii) all material contracts and agreements to which it is a party, except in the case of each of clause (i) and (ii), such non-compliances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
a.Investment Company Status
. None of the Company or any of its Restricted Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.
a.Taxes
. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the Company and each of its Restricted Subsidiaries has timely filed (including applicable extensions), or has had filed on its behalf, with the appropriate taxing authority, all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Company and each of its Restricted Subsidiaries (including in its capacity as a withholding agent), (b) the Company and each of its Restricted Subsidiaries have paid all taxes payable by them (including in their capacity as a withholding agent) other than those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP, and (c) there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Responsible Officer of the Company, threatened in writing by any authority regarding any taxes relating to the Company and each of its Restricted Subsidiaries.
a.Solvency
. On the Amendment No. 1 Effective Date, after giving effect to the IPO Transactions, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
a.Environmental Matters
. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:
i. (i) each of the Company and its Restricted Subsidiaries has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and (ii) none of the Company or any of its Restricted Subsidiaries is liable for any penalties, fines, forfeitures or other requirements to spend money for failure to comply with the foregoing;
ii.there are no pending or, to the knowledge of the Company, threatened in writing, Environmental Claims against the Company or any of its Restricted Subsidiaries or any real property owned or leased by the Company or any of its Restricted Subsidiaries; and
iii. to the knowledge of the Company or any Restricted Subsidiary, there are no facts, occurrences, conditions or circumstances which would reasonably be expected to give rise to an Environmental Liability.
b.Labor Relations
. None of the Company or any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the
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Company or any of its Restricted Subsidiaries or, to the knowledge of the Company, threatened in writing against any of them, before the National Labor Relations Board or any similar foreign tribunal or agency, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Restricted Subsidiaries or, to the knowledge of the Company, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Restricted Subsidiaries or, to the knowledge of the Company, threatened in writing against the Company or any of its Restricted Subsidiaries and (iii) no union organizing activity taking place with respect to employees of the Company or any of its Restricted Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.
a.Disclosure
. No written information (other than projections, any pro forma financial statements or estimates and information of a general economic or general industry nature) furnished by or on behalf of the Company or any of its Restricted Subsidiaries to any Administrative Agent or any Lender in connection with the IPO Transactions on or before the Closing Date, when taken as a whole, as of the Closing Date, contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time); provided that, with respect to information relating to the Acquired Business, the foregoing representation is made to the knowledge of Total Produce. Any projections and pro forma information contained in the materials referenced above have been prepared in good faith based upon the assumptions believed by Total Produce to be reasonable as of the Closing Date (it being understood that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results contained therein and no assurance can be given that any projections will be realized).
a.Federal Reserve Regulations
. No part of the proceeds of any Loan or Letter of Credit have been used or will be used, whether directly or, knowingly indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.
a.Security Interests
. Subject to the exceptions and limitations set forth in the Loan Documents (including, without limitation, Amendment No. 1), the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and, when and to the extent required by the Collateral Documents and subject to all limitations and exceptions set forth in the Loan Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations and having priority over all other Liens on the Collateral except Liens permitted by Section 6.02 hereof.
a.Anti-Terrorism Laws
. Each Loan Party and Restricted Subsidiary is in compliance, in all material respects, with any applicable Anti-Terrorism Laws. No part of the proceeds of the Loans will be used, directly or, knowingly indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
a.Sanctions
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. None of the Company, any Restricted Subsidiary, nor, to the knowledge of a Responsible Officer of the Company, any director, officer, employee, agent or Affiliate of the Company or any Restricted Subsidiary (i) is the subject of any Sanctions or (ii) is located, organized or resident in a region, country or territory that is, or whose government is, the subject of Sanctions.
a.Anti-Corruption Laws
. Neither the Company nor any of its Restricted Subsidiaries nor, to the knowledge of a Responsible Officer of the Company, any director, officer, employee, agent or Affiliate thereof, is aware of or has taken any action, directly or indirectly, that would result in a violation in any material respect any Anti-Corruption Laws, including, without limitation, knowingly making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an illegal offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of applicable Anti-Corruption Laws. Each Loan Party has implemented and maintains in effect policies and procedures designed to promote compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws.
a.COMI Regulation
. For the purposes of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”), each Loan Party incorporated or organized under the laws of a country that is a member of the European Union has its (after giving effect to the transactions) center of main interest (as that term is used in Article 3(1) of the COMI Regulation) situated in its jurisdiction of incorporation and it has no “establishment” (as such term is used in Article 2 (10) of the COMI Regulation) in any other jurisdiction.
a.ERISA
. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur.
a.Group
. Each Irish Loan Party is a member of the same group of companies as each other Loan Party consisting of a holding company and its subsidiaries (each within the meaning of Section 8 and 7 respectively of the Irish Companies Act) for the purposes of Section 243 of the Irish Companies Act.
A. Conditions
a.Initial Borrowing
. Except as contemplated by Schedule 5.09(d), the obligations of the Lenders to make Credit Extensions on or after the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:
(a) The Pro Rata Administrative Agent (or its counsel) shall have received from (i) each Initial Borrower either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Pro Rata Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01) that such Initial Borrower has signed a counterpart of this Agreement;
(b) The Pro Rata Administrative Agent (or its counsel) or the Collateral Agent shall have received from TP US Holdings either (A) a counterpart of the U.S. Security Agreement signed on
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behalf of TP US Holdings or (B) written evidence reasonably satisfactory to the Pro Rata Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01 of a signed signature page of the U.S. Security Agreement) that such party has signed a counterpart of the U.S. Security Agreement, together with:
(i) Uniform Commercial Code financing statements naming TP US Holdings as debtor and the Collateral Agent as secured party in appropriate form for filing in the jurisdiction of incorporation of TP US Holdings;
(ii) if applicable, all Pledged Notes owned by TP US Holdings to the extent pledged (and required to be delivered) pursuant to the U.S. Security Agreement duly endorsed in blank or with appropriate instruments of transfer; and
(iii) if applicable, short form security agreements in appropriate form for filing with the United States Patent & Trademark Office and the United States Copyright Office, as appropriate, with respect to the intellectual property of TP US Holdings registered with such offices and constituting Collateral;
(c) The Pro Rata Administrative Agent shall have received the executed legal opinions of (i) Skadden, Arps, Slate, Meagher & Flom, LLP, special New York counsel to the Company, (ii) Loyens & Loeff N.V., Dutch counsel to the Administrative Agents, the Collateral Agent and the Lenders, (iii) Advokatfirman Vinge KB, Swedish counsel to the Administrative Agents, the Collateral Agent and the Lenders, (iv) Plesner Advokatpartnerselskab, Danish counsel to the Administrative Agents, the Collateral Agent and the Lenders (with respect to enforceability), (v) Gorrissen Federspiel Advokatpartnerselskab, Danish counsel to the Company (with respect to capacity), (vi) McCann FitzGerald, Irish counsel to the Administrative Agents, the Collateral Agent and the Lenders, and (vii) Cahill Gordon & Reindel (UK) LLP, UK counsel to the Administrative Agent, the Collateral Agent and the Lenders, in each case in customary form and substance;
(d) The Pro Rata Administrative Agent shall have received (i) customary corporate (or other organizational) resolutions from the Loan Parties and (ii) customary secretary’s (or equivalent) certificates with respect to each Loan Party, which shall append (x) the resolutions required by clause (i) hereof, (y) the charter or constitutional documents of the applicable Loan Party and (z) an incumbency certificate with respect to the applicable Loan Party;
(e) The Pro Rata Administrative Agent shall have received a letter from the Company starting that it will prepay all amounts outstanding under each Existing Total Produce RCF with the proceeds from the first Borrowing hereunder;
(f) The Pro Rata Administrative Agent shall have received a Solvency Certificate dated as of the Closing Date giving effect to the Closing Date Transactions;
(g) To the extent requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agents, the Administrative Agents shall have received, at least five Business Days prior to the Closing Date, all documentation and other information relating to the Loan Parties as of the Closing Date that the Administrative Agents reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act. If any Borrower on the Closing Date qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to the Administrative Agents, at least five business days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower to the extent requested in writing by the Administrative Agents at least ten Business Days prior to the Closing Date;
(h) The Pro Rata Administrative Agent, the Pro Rata Arrangers and the Revolving Lenders shall have received all fees and expenses due pursuant to any Loan Document required to be paid on or prior to the Closing Date to the extent, in the case of expenses, invoiced at least three Business Days prior to the Closing Date (which amounts may be offset against the proceeds of any Revolving Loans made on the Closing Date);
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(i) The Pro Rata Administrative Agent shall have received a Note executed by the Initial Borrowers in favor of each Revolving Lender requesting a Note at least three Business Days prior to the Closing Date;
(j) If any Loans are requested to be funded on the Closing Date, the Pro Rata Administrative Agent shall have received a Borrowing Request with respect thereto in accordance with Section 2.03; and
(k) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Closing Date.
a.Certain Other Borrowings
. The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit on and after the Closing Date (other than with respect to the initial Borrowing of Term A Loans and Term B Loans on the Amendment No. 1 Effective Date and any Borrowing of Revolving Loans on the Amendment No. 1 Effective Date) is subject to the satisfaction of the following conditions:
(a) unless such Borrowing is being incurred to fund a Limited Condition Transaction with respect to which a LCT Election has been made, the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date; provided, that, if such Borrowing is being incurred to fund a Limited Condition Transaction with respect to which a LCT Election has been made, the Specified Representations shall be true and correct in all material respects (except that any such representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Borrowing; and
(b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; provided that, if such Borrowing is being incurred to fund a Limited Condition Transaction with respect to which a LCT Election has been made, such Event of Default condition shall be tested on the date of execution of the applicable acquisition or other purchase agreement or irrevocable notice governing such Limited Condition Transaction.
Each Borrowing (but not a conversion or continuation of Loans) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company and the applicable Borrower on the date thereof as to the applicable matters specified in paragraphs (a) and (b) of this Section 4.02.
A. Affirmative Covenants
From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been Cash Collateralized on terms reasonably satisfactory to the applicable Issuing Bank and all L/C Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:
a.Financial Statements and Other Information
. The Company will furnish to each Administrative Agent for distribution to the applicable Lenders:
(a) commencing with the Fiscal Year ending December 31, 2021, within ninety (90) days after the end of each Fiscal Year of the Company (or, with respect to the first Fiscal Year ending following the Amendment No. 1 Effective Date, within one hundred and twenty (120) days after the end
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of such Fiscal Year of the Company), the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related consolidated statements of operations and cash flows as of the end of and for such year, setting forth (where available) in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national or global standing or such other accounting firm reasonably satisfactory to the Administrative Agents (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except to the extent that such a “going concern” qualification or statement relates to (x) an upcoming maturity date of any Indebtedness occurring within one (1) year from the time such opinion is delivered or (y) any potential inability to satisfy the Financial Covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b) within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company (or with respect to the Fiscal Quarter ending September 30, 2021, within seventy-five (75) days), commencing with the Fiscal Quarter ending September 30, 2021, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related consolidated statements of operations and cash flows as of the end of and for such Fiscal Quarter and, if applicable, the then elapsed portion of the fiscal year, setting forth (where available) in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c) no later than five (5) Business Days after any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit G executed by a Financial Officer of the Company (a “Compliance Certificate”) (w) certifying as to whether, to the knowledge of such Financial Officer, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (x) in the case of a Compliance Certificate delivered with the financial statements under clause (a) above only, certifying as to whether the Company is in compliance with the Collateral Coverage Requirement for the applicable period, (y) setting forth reasonably detailed calculations of each of the Consolidated Net Leverage Ratio and Consolidated Secured Net Leverage as of the most recently-ended Test Period (z) in the case of any such certificate delivered for any Fiscal Year ending on or after December 31, 2022, setting forth reasonably detailed calculations of Excess Cash Flow for the applicable Excess Cash Flow Payment Period and the amount required to be paid pursuant to Section 2.10(b)(iii) on the relevant Excess Cash Flow Payment Date;
(d) [Reserved];
(e) not more than 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2021), a summary, internally-prepared consolidated budget for the following Fiscal Year (the “Financial Plan”), which Financial Plan shall be based on estimates, information and assumptions that the Company believes are reasonable at the time delivered to the Administrative Agents in light of the circumstances then existing (it being understood that projections are subject to uncertainties and actual results may differ materially from the projections and there is no assurance that any projections will be realized);
(f) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Company or any Restricted Subsidiary with the SEC;
(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Restricted Subsidiary, or compliance with the terms of this Agreement, as any Administrative Agent or any Lender (through any Administrative Agent) may reasonably request; and
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(h) at any time there are any Unrestricted Subsidiaries, with each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, (i) the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (which may be in footnote form only) from such consolidated financial statements and (ii) a list of all Unrestricted Subsidiaries as of such date or confirmation that there has been no change in such information since the date of the last such list.
Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(f) and 5.02 shall be deemed to have been delivered if such statements or other information shall have been posted by the Company on its website or shall have been posted to each Platform or are publicly available on the SEC’s website.
The Company acknowledges that (a) each Administrative Agent will make available information provided on or behalf of the Borrowers (the “Company Materials”) to the Lenders by posting such information on a Platform or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its securities) (each, a “Public Lender”). The Company agrees, at the request of either Administrative Agent, to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Company or its Subsidiaries (or any of their securities).
a.Notices of Material Events
. The Company will furnish to each Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Company obtains knowledge of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Restricted Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and
(c) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
a.Existence; Conduct of Business
. The Company will, and will cause each of the Company’s Material Subsidiaries that are Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises necessary to the conduct of their businesses, taken as a whole, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.
a.Payment of Taxes
. The Company will, and will cause each of the Company’s Restricted Subsidiaries to, pay before they become delinquent, as the case may be, all its federal and other (including foreign) material Taxes upon it or its Property, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
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a.Maintenance of Properties; Insurance
.
i.The Company will, and will cause each of the Company’s Material Subsidiaries that are Restricted Subsidiaries to, (i) keep and maintain all Property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain, with insurance companies that the Company believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Within sixty (60) days after the Amendment No. 1 Effective Date (or such later date as the Collateral Agent shall agree in its sole discretion), each U.S. Loan Party will name the Collateral Agent as loss payee or mortgagee (if applicable), as its interest may appear, and/or additional insured, as applicable, with respect to any United States general and umbrella liability insurance providing liability coverage or covering in respect of any Collateral and, to the extent available to such U.S. Loan Party, cause each United States provider of any such United States insurance policy to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent prior written notice before any such policy or policies shall be canceled.
ii.If any portion of any Mortgaged Property is materially improved with a permanent structure and is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, (x) maintain, or cause to be maintained, with a reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) on or prior to the date the applicable Mortgage is executed and delivered to the Collateral Agent (or such later date as the Collateral Agent may agree in its sole discretion), deliver to the Collateral Agent evidence of such compliance.
b.Inspection Rights
. The Company will, and will cause each of the Company’s Restricted Subsidiaries to, permit any representatives designated by the Collateral Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Company and the Company’s Restricted Subsidiaries, all at such reasonable times during normal business hours and as often as reasonably requested; provided that no Loan Party or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies of
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or abstracts from, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Collateral Agent, any Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable Law or any contractual obligation of the Company or its Restricted Subsidiaries (to the extent not entered into in contemplation of this Section 5.06) or (z) is subject to attorney-client or similar privilege or constitutes attorney work product and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that in the event that if any Loan Party or Restricted Subsidiary does not provide information in reliance on this proviso, the Company shall provide notice to the Collateral Agent that such information is being withheld and, in the case of any information withheld due to the application of any confidentiality obligation, use its commercially reasonable efforts to obtain consent to provide such information. Notwithstanding anything to contrary contained herein or in any other Loan Document, unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Collateral Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants.
a.Compliance with Laws; Compliance with Agreements
. The Company will, and will cause each of the Company’s Restricted Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (iii) maintain in effect policies and procedures reasonably designed to promote compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and laws, rules, and regulations relating to Sanctions.
a.Use of Proceeds
. (i) The proceeds of the Revolving Loans made on the Closing Date will be used to finance the Closing Date Transactions, including the prepayment of outstanding amounts under the Existing Total Produce RCFs and/or the Total Produce Refinancing, and to pay related fees, costs and expenses, (ii) the proceeds of the Term A Loans made on the Amendment No. 1 Effective Date will be used to finance the Dole Refinancing and to pay fees, costs and expenses related to the Transactions and to finance the working capital needs, and for the general corporate purposes (including, without limitation, refinancing or repayment of existing indebtedness, acquisitions and other Investments), of the Company and its Subsidiaries, (iii) the proceeds of the Term B Loans made on the Amendment No. 1 Effective Date will be used to finance the Dole Refinancing and to pay fees, costs and expenses related to the Transactions and to finance the working capital needs, and for the general corporate purposes (including, without limitation, refinancing or repayment of existing indebtedness, acquisitions and other Investments), of the Company and its Subsidiaries and (iv) the proceeds of the Revolving Loans made on the Closing Date may, and the proceeds of any other Loans made following the Closing Date will, be used to finance the working capital needs, and for general corporate purposes (including, without limitation, refinancing or repayment of existing Indebtedness, acquisitions and other Investments), of the Company and its Subsidiaries. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or knowingly indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.
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a.Additional Security and Guarantees
.
i.Upon (x) the formation or acquisition of any new direct or indirect wholly owned Subsidiary (in each case, other than an Excluded Subsidiary) by the Company, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, and (z) any designation by the Company of a Subsidiary as a Guarantor (to the extent required pursuant to clause (c) or clause (e) below) or an Additional Borrower:
1.within sixty (60) days (or such longer period as the Collateral Agent may agree in in its discretion) after such formation, acquisition, cessation or designation, or such longer period as the Collateral Agent may agree in writing in its discretion, notify the Collateral Agent thereof and:
a.cause each such Subsidiary (or, as applicable, its parent Loan Party) to duly execute and deliver to the applicable Administrative Agent or the Collateral Agent (as appropriate) (x) a joinder to the Guarantee Agreement, (y) with respect to any such Subsidiary that is a U.S. Subsidiary, a joinder to the U.S. Security Agreement, and (z) with respect to any such Subsidiary that is a Non-U.S. Subsidiary, any applicable Non-U.S. Security Document (or any joinder to any existing Non-U.S. Security Document) reasonably requested by the Collateral Agent, but subject to the limitations set forth in the Collateral and Guarantee Requirement and the Agreed Security Principles (and consistent to the extent applicable, with any Non-U.S. Security Document in effect on the Closing Date or executed pursuant to Section 5.09(d) hereof);
b.cause each such Subsidiary (and the parent of each such Subsidiary that is a Loan Party) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent evidenced by a promissory note) that are required to be delivered pursuant to the applicable Collateral Documents, accompanied by (if relevant in the applicable jurisdiction and to the extent required to be delivered pursuant to the applicable Collateral Documents) undated stock powers or other appropriate instruments of transfer executed in blank;
c.(x) with respect to any such Subsidiary that is a U.S. Subsidiary, take all actions required by the U.S. Security Agreement to cause the Lien created by the U.S. Security Agreement to be duly perfected in accordance with all applicable requirements of Law, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent and the execution and delivery of intellectual property security agreements to be filed in the United States Patent & Trademark Office, and (y) with
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respect to any such Subsidiary that is a Non-U.S. Subsidiary, take all actions required by the applicable Non-U.S. Security Document to which it is a party to cause the Lien created by such Non-U.S. Security Document to be duly perfected in accordance with all applicable requirements of Law, subject to the Agreed Security Principles and all other limitations and exceptions in the Loan Documents;
d.if reasonably requested by the Collateral Agent, deliver to the Collateral Agent a customary opinion of counsel to the Company or such Subsidiary with respect to the guarantee and security provided by such Subsidiary pursuant to this Section 5.09(a)(i); and
2.as promptly as practicable after the request therefor by the Applicable Administrative Agent or the Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property located in the United States, any existing title reports, abstracts, surveys, appraisals or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Restricted Subsidiaries.
ii.If any Material Real Property is acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under any Collateral Document that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof) (including any Material Real Property of a Person that becomes a Loan Party on or after the Amendment No. 1 Effective Date), within sixty (60) days (or such longer period as the Collateral Agent may agree in its discretion) after such acquisition or, with respect to any Material Real Property of a Person that becomes a Loan Party on or after the Amendment No. 1 Effective Date, within sixty (60) days (or such longer period as the Collateral Agent may agree in its discretion) after the date such Person becomes a Loan Party, the Company will notify the Collateral Agent thereof and, if requested by the Collateral Agent, the applicable Loan Party shall take the actions required pursuant to clause (e) of the Collateral and Guarantee Requirement with respect to such Material Real Property (subject to the limitations contained therein) no later than the date that is sixty (60) days (or, with respect to the Material Real Property located in Hawaii set forth on Schedule 3.05 hereto, ninety (90) days) (in each case, or such longer period as the Collateral Agent may agree in its discretion) after the later of (x) confirmation from the Lenders that flood due diligence and flood insurance compliance as required by Section 5.05 hereto has been completed and (y) the date above by which the Loan Parties are required to notify the Collateral Agent of the acquisition of such Material Real Property or of Material Real Property of a Person that becomes a Loan Party on or after the Amendment No. 1 Effective Date.
iii.Not later than (x) ninety (90) days after the Closing Date (or such longer period as the Collateral Agent may agree in its discretion) and (y) thereafter, concurrently with the delivery to the Administrative Agents of
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the financial statements required pursuant to Section 5.01(a), the Company shall designate such of its Restricted Subsidiaries that are organized or incorporated in an Agreed Security Jurisdiction as additional Guarantors to the extent necessary to ensure that the Obligations are guaranteed by material holding companies, being members of the Group that contribute, in the aggregate, a minimum of 80% of the Consolidated EBITDA, consolidated revenues and Consolidated Total Assets of the Group, in each case calculated on a consolidated basis and pursuant to generally accepted accounting principles (the “Collateral Coverage Requirement”). Upon designation of any such Restricted Subsidiary as an additional Guarantor in accordance with this Section 5.09(c), the Loan Parties and such designated Restricted Subsidiary shall comply with the other requirements of this Section 5.09 hereof and satisfy the Collateral and Guarantee Requirement with respect to such designated Restricted Subsidiary (within the applicable timeframes set forth in this Section 5.09, the definition of “Collateral and Guarantee Requirement” or any Collateral Document, as applicable), in each case subject to the applicable limitations set forth in this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Collateral Agent shall not be required to release any Guarantor from its obligations under the Loan Documents solely as a result of compliance with the Collateral Coverage Requirement.
iv.To the extent not completed prior to the Amendment No. 1 Effective Date, the Company shall satisfy the requirements set forth on Schedule 5.09(d) on or prior to the dates set forth on such Schedule (or such later dates as shall be acceptable to the Collateral Agent).
v.Notwithstanding anything to the contrary contained herein, the aggregate amount of total assets of wholly owned Subsidiaries of the Company organized in an Agreed Security Jurisdiction that do not become Guarantors solely because such Subsidiary is an Immaterial Subsidiary (and not because such Subsidiary satisfies any other clause of the definition of “Excluded Subsidiary”) shall not exceed 10.0% of the Consolidated Total Assets of the Company for the most recently ended Test Period (calculated on a Pro Forma Basis) for which financial statements have been delivered pursuant to Section 5.01(a) hereof (it being understood that the calculation of total assets for such purposes shall exclude any equity investment) and the Company may designate additional wholly owned Subsidiaries organized in an Agreed Security Jurisdiction as Guarantors in order to satisfy this requirement.
b.Maintenance of Ratings
. From and after the Amendment No. 1 Effective Date, the Company will use commercially reasonable efforts to cause the Term B Loans and the Company to become and continue to be rated by both S&P and Moody’s (but not to maintain a specific rating).
a.Lender Calls
. At the request of the Term B Administrative Agent, the Company shall, within 30 days after the financial statements of the Company are delivered as required by Section 5.01(b) above after the Amendment No. 1 Effective Date (or such later date as the Term B Administrative Agent and the Company shall agree), hold a meeting (which shall be by conference call or teleconference), at a time selected by the Company and reasonably acceptable to the Term B
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Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter and the financial condition of the Company and its Subsidiaries; provided, that notwithstanding the foregoing, the requirement set forth in this Section 5.11 may be satisfied with a public earnings call.
a.Designation of Subsidiaries
. Following the Closing Date, the Company may at any time designate any Restricted Subsidiary of the Company as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and immediately after such designation, no Event of Default shall have occurred and be continuing, and (ii) immediately after giving effect to such designation, the Consolidated Net Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 3.00 to 1.00. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s or its Restricted Subsidiaries’, as applicable, Investments in such Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Company or any of its Restricted Subsidiaries in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Company’s or its Subsidiaries’, as applicable, Investment in such Subsidiary.
a.Further Assurances
. Promptly upon reasonable request by the Collateral Agent, the Company shall, or shall cause any applicable Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and the Agreed Security Principles, as applicable, and in each case subject to any applicable limitations set forth herein or in any other Loan Document.
A. Negative Covenants
From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been Cash Collateralized on terms reasonably satisfactory to the applicable Issuing Bank and all L/C Disbursements shall have been reimbursed, the Borrowers, jointly and severally, covenant and agree with the Lenders that:
a.Indebtedness
. The Company will not create, incur, or assume, and will not permit any Restricted Subsidiary to create, incur, or assume, any Indebtedness, except each of the following shall be permitted:
(a) Indebtedness created under the Loan Documents;
(b) Indebtedness existing on the Amendment No. 1 Effective Date and set forth in Schedule 6.01 or that could be incurred on the Amendment No. 1 Effective Date pursuant to commitments set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);
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(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party to the Company or any other Restricted Subsidiary, and (iii) any Loan Party to any Restricted Subsidiary that is not a Loan Party; provided that any Indebtedness any Loan Party incurred in reliance on this subclause (iii) in an aggregate outstanding principal amount in excess of $10,000,000 (determined on an individual basis) shall be subordinated to the Obligations of the issuer of such Indebtedness;
(d) Guarantees of Indebtedness of the Company or any Restricted Subsidiary, all to the extent permitted by Section 6.05;
(e) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets and the proceeds and products thereof, accessions thereto and improvements thereon prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that the aggregate principal amount of Indebtedness incurred in reliance on this clause (e) then outstanding shall not exceed, at the time of incurrence thereof, the sum of (A) the greater of (x) $114,000,000 and (y) 30% of LTM Consolidated EBITDA (measured as of the date such Indebtedness is incurred) and (B) solely in the case of any Indebtedness to finance the acquisition and construction of ships or vessels, $25,000,000;
(f) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(g) Indebtedness in respect of letters of credit, bank guarantees or similar instruments for the account of Subsidiaries that are not Loan Parties; provided that at the time of incurrence thereof the aggregate principal amount of Indebtedness incurred in reliance on this (g) then outstanding shall not exceed the greater of (x) $57,000,000 and (y) 15% of LTM Consolidated EBITDA (measured as of the date such Indebtedness is incurred);
(h) Permitted JV Guarantee Obligations;
(i) (x) Indebtedness incurred in connection with grower loan programs; provided that at the time of incurrence thereof the aggregate principal amount of Indebtedness incurred in reliance on this (i) then outstanding shall not exceed the greater of (1) $133,000,000 and (2) 35% of LTM Consolidated EBITDA (measured as of the date such Indebtedness is incurred) and (y) unsecured Indebtedness of the Company or any of its Restricted Subsidiaries evidenced by a Guarantee of Indebtedness permitted pursuant to preceding subclause (x) of this clause (i);
(j) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that at the time of incurrence thereof the aggregate principal amount of Attributable Receivables Indebtedness incurred in reliance on this (j) then outstanding shall not exceed the greater of (i) $285,000,000 and (ii) 75% of LTM Consolidated EBITDA (measured as of the date such Indebtedness is incurred);
(k) Indebtedness of Subsidiaries that are not Loan Parties; provided that at the time of incurrence thereof the aggregate principal amount of Indebtedness incurred in reliance on this (k) then outstanding shall not exceed $150,000,000;
(l) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
(m) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit, bank
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guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;
(n) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
(o) customer deposits and advance payments received in the ordinary course of business from customers of goods purchased in the ordinary course of business;
(p) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, deferred purchase price, indemnification obligations, obligations under deferred compensation, payment obligations in respect of any non-compete, consulting or similar arrangement or similar arrangements and similar items incurred in connection with Dispositions, Permitted Acquisitions or other sales or purchases of assets (including the Merger) not prohibited by Section 6.05 or 6.11;
(q) (i) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary and not created in contemplation thereof; provided that, immediately after giving effect to the acquisition of such Person, on a Pro Forma Basis the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 3.00 to 1.00 and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (q);
(r) Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees and obligations in respect of deferred compensation to officers and employees of the Company and its Restricted Subsidiaries;
(s) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Company to the extent permitted by Section 6.04;
(t) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(u) Indebtedness consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(v) Non-U.S. Jurisdiction Deposits;
(w) (i) additional Indebtedness of the Company or any of its Restricted Subsidiaries with no scheduled payments of principal occurring prior to the date that is 91 days after the Term B Loan Maturity Date so long as (x) no Event of Default has occurred and is continuing or would arise immediately after giving effect thereto and (y) on a Pro Forma Basis the Consolidated Net Leverage Ratio (excluding the cash proceeds of the Indebtedness being incurred) as of the last day of the most recent fiscal period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 3.00 to 1.00 and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (w); provided that at the time of incurrence thereof the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties incurred in reliance on this (w) then outstanding shall not exceed the greater of (1) $57,000,000 and (2) 15% of LTM Consolidated EBITDA (measured as of the date such Indebtedness is incurred) except as contemplated by the definition of “Permitted Refinancing Indebtedness”;
(x) other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that at the time of incurrence thereof the aggregate principal amount of Indebtedness incurred in reliance on this (x) then outstanding shall not exceed the greater of (i) $57,000,000 and (ii) 15% of LTM Consolidated EBITDA (measured as of the date such Indebtedness is incurred);
(y) Indebtedness in respect of Investments permitted by Section 6.05(t);
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(z) Incremental Substitute Indebtedness and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (z);
(aa) Credit Agreement Refinancing Indebtedness and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (aa);
(bb) additional unsecured Indebtedness of the Company consisting of unsecured guarantees of (i) obligations (which guaranteed obligations do not themselves constitute Indebtedness) of one or more Restricted Subsidiaries of the Company, (ii) leases pursuant to which one or more Restricted Subsidiaries of the Company are the respective lessees and (iii) Indebtedness of the type permitted pursuant to clause (p);
(cc) Indebtedness of the Company which may be deemed to exist under its non-qualified excess savings plan for employees;
(dd) Indebtedness incurred under any uncommitted working capital facility of a Restricted Subsidiary that is not a Loan Party so long as (i) no amounts are outstanding under such working capital facility for a period of at least 30 consecutive days in each calendar year and (ii) such working capital facility does not at any time exceed $125,000,000 (or the equivalent thereof in the relevant currency);
(ee) Indebtedness incurred in connection with a sale-leaseback transaction permitted pursuant to Section 6.11(x);
(ff) Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) Dutch Civil Code);
(gg) Indebtedness arising by operation of law and as a result TP Dutch Holdings and any of its Restricted Subsidiaries being part of a fiscal unity (fiscale eenheid) for Dutch corporate income tax and/or Dutch VAT purposes;
(hh) to the extent constituting Indebtedness, (i) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to any real property of the Company and its Restricted Subsidiaries and (iii) obligations in connection with repurchase agreements constituting Cash Equivalents at the time such Investment was made; and
(ii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (hh) above.
For purposes of determining compliance with this Section 6.01, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (b) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (ii) above, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification.
a.Liens
. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, or assume any Lien on any Property now owned or hereafter acquired by it, except:
(a) Permitted Encumbrances;
(b) Liens pursuant to any Loan Document;
(c) any Lien on any Property of the Company or any Restricted Subsidiary or the Acquired Business existing on the Amendment No. 1 Effective Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Company or any Restricted Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii)
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such Lien shall secure only those obligations which it secures on the Amendment No. 1 Effective Date and any Permitted Refinancing Indebtedness in respect thereof;
(d) any Lien existing on any Property prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the Amendment No. 1 Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Company or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;
(e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not, except as otherwise permitted by this Section 6.02, apply to any other Property of the Company or any Restricted Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of assets subject to such Liens provided by one lender may be cross-collateralized to other financings provided by such lender;
(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and rights in favor of depository and securities intermediaries (including rights of setoff) to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
(g) any Lien entered into in connection with or incidental to a Permitted Receivables Facility permitted by Section 6.01(j);
(h) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions and other investments permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11 including customary rights and restrictions contained in such agreements;
(i) Liens on cash and Cash Equivalents securing Indebtedness permitted by Section 6.01(l) or (g);
(j) Liens on Property of Restricted Subsidiaries that are not Loan Parties in connection with Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted by Section 6.01(g) or (k);
(k) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Restricted Subsidiary or (ii) secure any Indebtedness;
(l) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of banker’s acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;
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(m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;
(n) Liens on property or Equity Interests (i) of any Subsidiary that is not a Loan Party and (ii) that do not constitute Collateral, which Liens secure Indebtedness and other obligations of such Subsidiary that is not a Loan Party permitted under Section 6.01;
(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business not prohibited by this Agreement;
(p) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;
(q) rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;
(r) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Restricted Subsidiary;
(s) Liens on equipment owned by the Company or any Restricted Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;
(t) any restriction or encumbrance (including customary rights of first refusal and tag, drag and similar rights) with respect to the pledge or transfer of Equity Interests of (x) any Unrestricted Subsidiary, (y) any Subsidiary that is not a wholly-owned Subsidiary or (z) the Equity Interests in any Person that is not a Subsidiary;
(u) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (u) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (u) would not exceed the greater of (x) $76,000,000 and (y) 20% of LTM Consolidated EBITDA (measured at the time of incurrence thereof);
(v) Liens on any Property of (i) any Loan Party in favor of any other Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party in favor of the Company or any other Restricted Subsidiary;
(w) Liens on the Collateral of the Loan Parties securing Indebtedness of the Loan Parties permitted by Section 6.01(z) or (aa) so long as the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable;
(x) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(y) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(z) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;
(aa) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(bb) restrictions imposed in the ordinary course of business and consistent with past practices on the sale or distribution of designated inventory pursuant to agreements with customers under
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which such inventory is consigned by the customer or such inventory is designated for sale to one or more customers;
(cc) Liens over promissory notes evidencing grower loans pledged in favor of financial institutions securing Indebtedness permitted to be incurred pursuant to clause (i) of Section 6.01;
(dd) Liens on the Collateral securing Indebtedness permitted by Section 6.01(w); provided that such Liens are junior to the Liens securing the Obligations pursuant to the terms of a Junior Lien Intercreditor Agreement;
(ee) Liens (i) on property or assets used to defease or to satisfy and discharge Indebtedness and (ii) in favor of a trustee in an indenture relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(ff) Liens arising in connection with sale-leaseback transactions permitted under Section 6.11;
(gg) Liens on any Property securing Indebtedness permitted by Section 6.01(c), (t), (x), and (ee); provided, that, with respect to Liens securing Indebtedness permitted by Section 6.01(c) and (t), such Liens shall be subordinated to the Liens granted hereunder, to the extent the grantor is a Loan Party;
(hh) any Lien or right of set-off arising under the general banking conditions (algemene bankvoorwaarden) (other than in respect of costs incurred in relation to administering of the respective bank accounts) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any foreign equivalent thereof;
(ii) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Credit Agreement Refinancing Debt;
(jj) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and
(kk) Liens securing letters of credit issued or incurred in the ordinary course of business and permitted pursuant to Section 6.01.
a.Fundamental Changes
. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (including, in each case, pursuant to a Division), except that:
(a) any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11; provided that if any Borrower is a party to any such merger or consolidation transaction, such Borrower shall be the surviving Person in such merger or consolidation;
(b) any Loan Party may merge or consolidate with any other Person in a transaction in which a Loan Party is the surviving Person in such merger or consolidation;
(c) any Subsidiary that is not a Loan Party may merge or consolidate with (i) any other Subsidiary that is not a Loan Party or (ii) any Loan Party in a transaction in which a Loan Party is the surviving Person in such merger or consolidation;
(d) the Company may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Company is merged shall expressly assume all obligations of the Company under the Loan Documents, (y) the Person formed by such consolidation or into which the Company is merged shall be a
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corporation, limited liability company or limited partnership organized under the laws of Ireland or the United States and shall take all actions as may be required to preserve the enforceability of the Loan Documents and validity and perfection of the Liens of the Collateral Documents and (z) the Company shall have delivered to each Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; and
(e) (i) any Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary that is a Loan Party (other than any Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, so long as, in the case of clause (ii) only, (x) such Restricted Subsidiary is an Immaterial Subsidiary and (y) on a Pro Forma Basis after giving effect to such dissolution, the Collateral Coverage Requirement and the requirement set forth in Section 5.09(e) are satisfied.
a.Restricted Payments
. The Company will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, except:
(a) the Company or any Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in Qualified Equity Interests;
(b) each Restricted Subsidiary may make Restricted Payments to the Company or any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of such Equity Interests);
(c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees thereof) of the Company and its Subsidiaries in an amount not to exceed (i) $40,000,000 in any Fiscal Year (with any unused amount of such base amount available for use in the next two succeeding Fiscal Years, subject to a maximum of $80,000,000), plus (ii) all net cash proceeds obtained from any key-man life insurance policies received by the Company or its Restricted Subsidiaries, plus (iii) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Company, in each case to any future, present or former employees, directors, managers or consultants of the Company or any of its Subsidiaries that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement for value will not increase the Available Amount; provided, that cancellation of Indebtedness owing in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement; provided, further, that, the Company may elect to apply all or any portion of the aggregate increases contemplated by clauses (ii)-(iv) in any Fiscal Year;
(d) to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03, 6.05 (other than Section 6.05(r)), 6.07 (other than Section 6.07(a)) or 6.11 (other than Section 6.11(e));
(e) repurchases of Equity Interests in the Company or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
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(f) the Company may cancel a portion of any equity compensation award in connection with the payment of withholding taxes by the Company and its Restricted Subsidiaries thereon on behalf of employees, officers and directors of the Company and its Subsidiaries;
(g) the Company may make other Restricted Payments in an aggregate amount not to exceed the sum of (x) the greater of (i) $28,500,000 and (ii) 7.5% of LTM Consolidated EBITDA (calculated at the time such Restricted Payment is made) less the aggregate principal amount of Specified Indebtedness repurchased or prepaid pursuant to Section 6.06(a)(iv)(A), plus (y) the Available Amount and, at the Company’s option, the amount of cash received by the Company in respect of Investments made pursuant to Section 6.05(l) (not to exceed the amount originally contributed to the Company as the basis for making such Investments) that have not been otherwise been applied; provided that the Company may only make the Restricted Payments permitted under the foregoing clause (g) so long as (A) no Event of Default has occurred and is continuing or would arise immediately after giving effect to such Restricted Payment and (B) if such Restricted Payment is made in reliance of clause (iii) of the Available Amount pursuant to clause (g)(y) above, after giving pro forma effect to such Restricted Payment, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 3.00 to 1.00;
(h) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Company;
(i) [reserved];
(j) Restricted Payments may be made pursuant to this Section 6.04 within sixty days after date of declaration of any such Restricted Payment if such Restricted Payment was permitted on the date of declaration thereof (it being understood such Restricted Payment shall be deemed to have made under the applicable exception that it would have been permitted to be made under on such date of declaration for purposes of determining utilization thereunder);
(k) payments in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant relating to their acquisition of, or exercise of options relating to, Equity Interests of the Company;
(l) Restricted Payments pursuant to the IPO Transactions;
(m) each of the Company and the Restricted Subsidiaries may make Restricted Payments necessary to (i) consummate the Transactions and (ii) satisfy any payment obligations owing under the Transaction Agreement;
(n) so long as no Event of Default shall have occurred and is continuing or would result therefrom, Restricted Payments used to make quarterly dividends on the common stock or common Equity Interests of the Company of such common stock or common Equity Interests, in an aggregate amount not to exceed $50,000,000 during any calendar year;
(o) [reserved];
(p) so long as no Event of Default shall have occurred and is continuing or would result therefrom, additional Restricted Payments; provided that, after giving effect thereto on a Pro Forma Basis, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 2.50 to 1.00; and
(q) Restricted Payments made with proceeds of issuances of, or capital contributions with respect to, Qualified Equity Interests of the Company to the extent contributed to the Company and not included in the Available Amount or utilized as the basis for any other Investment, Restricted Payment or payment in respect of Specified Indebtedness.
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For purposes of determining compliance with this covenant, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories described in clauses (a) through (q) above, the Company will be entitled to classify such Restricted Payment on the date of its payment and/or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.04.
The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.
a.Investments
. The Company will not, and will not allow any of its Restricted Subsidiaries to make or hold any Investments, except:
(a) Investments by the Company or a Restricted Subsidiary in cash and Cash Equivalents;
(b) loans or advances to officers, directors, consultants and employees of the Company and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company, provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;
(c) Investments by (i) any Loan Party in any Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party in the Company or any Restricted Subsidiary, (iii) any Loan Party in any Restricted Subsidiary that is not a Loan Party, (iv) the Company or any Restricted Subsidiary in any Unrestricted Subsidiary or joint venture, and (v) any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary, so long as such Investments were not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided that at the time of the making of any such Investment in reliance on the foregoing subclause (iii) the aggregate then outstanding amount of all such Investments made in reliance on the foregoing subclause (iii) (excluding any intercompany accounts payable and receivable, guarantee fees and transfer pricing arrangements) shall not exceed the greater of $100,000,000 and (y) 25% of LTM Consolidated EBITDA (measured at the time such Investment is made); provided further that at the time of the making of any such Investment in reliance on the foregoing subclause (iv) the aggregate then outstanding amount of all such Investments made pursuant in reliance on the foregoing subclause (iv) (excluding any intercompany accounts payable and receivable, guarantee fees and transfer pricing arrangements) shall not exceed the greater of $57,000,000 and (y) 15% of LTM Consolidated EBITDA (measured at the time such Investment is made);
(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
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(e) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i), (j), (k), (l) or (n) or Restricted Payments permitted by Section 6.04;
(f) (i) Investments existing or contemplated on the Amendment No. 1 Effective Date and set forth on Schedule 6.05(f) and any modification, replacement, renewal, reinvestment or extension thereof, (ii) Investments existing on the Amendment No. 1 Effective Date by the Company or any Restricted Subsidiary in the Company or any other Restricted Subsidiary and any modification, renewal or extension thereof and (iii) Investments resulting from the IPO Transactions; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;
(g) Investments in Swap Agreements permitted under Section 6.01(l);
(h) Permitted Acquisitions, including, for the avoidance of doubt, any Investment in any Restricted Subsidiary in an amount required to permit such Restricted Subsidiary to consummate a Permitted Acquisition, which amount is actually applied by such Restricted Subsidiary to consummate such Permitted Acquisition substantially concurrently with the making of such Investment;
(i) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;
(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(k) Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;
(l) any Investment; provided that the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made; provided further that no Event of Default has occurred and is continuing at the time such Investment is made or would arise immediately after giving effect to such Investment;
(m) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;
(n) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Company;
(o) Investments held by a Restricted Subsidiary acquired after the Amendment No. 1 Effective Date or of a Person merged into the Company or merged or consolidated with a Restricted Subsidiary in accordance with Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(p) lease, utility and other similar deposits in the ordinary course of business;
(q) loans or advances by the Company or any Restricted Subsidiary of the Company in connection with grower loan programs; provided that at the time any such loan or advance is made the aggregate then outstanding principal amount of all such loans and advances made in reliance on this clause (q) shall not exceed the greater of (x) $190,000,000 and (y) 50% of LTM Consolidated EBITDA (measure at the time such loan or advance is made), determined without regard to write-downs or write-offs thereof;
(r) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under Section 6.03(b), Section 6.11(j) or
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Section 6.11(k), Restricted Payments permitted under Section 6.04 and payments in respect of Indebtedness not prohibited by Section 6.06;
(s) transfers of Receivables Related Assets in connections with Permitted Receivables Facilities and any other customary Investments in connection with any Permitted Receivables Facilities;
(t) any Investment; provided that an Investment shall be permitted to be made pursuant to this clause (t) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) made in reliance on this clause (t) would not at such time exceed the greater of (x) $100,000,000 and (y) 25% of LTM Consolidated EBITDA (measured at the time such Investment is made);
(u) any equity Investment by any Loan Party in any Restricted Subsidiary of such Loan Party which is required by Law to maintain a minimum net capital requirement or as may be otherwise required by applicable Law;
(v) Investments made with proceeds of issuances of, or capital contributions with respect to, Qualified Equity Interests of the Company, in each case, to the extent contributed to the Company and not included in the Available Amount or utilized as the basis for any other Investment, Restricted Payment or payment in respect of Specified Indebtedness;
(w) (i) Guarantees permitted or not prohibited by Section 6.01, (ii) Guarantees by (A) any Loan Party of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Restricted Subsidiary in the ordinary course of business and (B) any Restricted Subsidiary that is not a Loan Party of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Restricted Subsidiary that is not a Loan Party in the ordinary course of business; and (iii) Guarantees incurred in respect of customary indemnification and purchase price adjustment obligations of any Loan Party or Restricted Subsidiary incurred in connection with Dispositions or Investments permitted by this Agreement;
(x) so long as no Event of Default exists at the time such investment is made or would result therefrom, additional Investments; provided that, after giving effect thereto on a Pro Forma Basis, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 2.75 to 1.00; and
(y) Investments in Restricted Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, immediately after giving effect to any such reorganization, restructuring or activity, neither the value of the guaranties provided by the Guarantors, taken as a whole, nor the value of the security interest of the Collateral Agent in the Collateral, taken as a whole, is materially impaired;
(z) Permitted JV Guarantee Obligations;
(aa) [Reserved]; and
(bb) Investments made by the Company and the Restricted Subsidiaries with the Net Cash Proceeds of any Asset Sale or Casualty Event to the extent such proceeds are applied in accordance with Section 2.10(b)(i) (to the extent required by such Section).
For purposes of covenant compliance with this Section 6.05, the amount of any Investment shall be the aggregate investment at the time such Investment is made, without adjustment for subsequent increases or decreases in the value of such Investment or accrued and unpaid interest or cash dividends thereon, less all dividends or other cash distributions or any other amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.05 (other than Section 6.05(h)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investment is consummated in reliance on Section 6.05(h). For purposes of
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determining compliance with this Section 6.05, in the event that an Investment (or portion thereof) meets the criteria of more than one of the categories described in clauses (a) through (bb) above, the Company will be entitled to classify such Investment on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) in any manner that complies with this Section 6.05.
a.Prepayments, Etc. of Indebtedness
.
i.The Company will not, and will not permit any of its Restricted Subsidiaries to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy, in each case in cash prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, paid-in-kind interest, and payments of fees, expenses and indemnification obligations as and when due shall be permitted) any Specified Indebtedness or make any payment in violation of any subordination terms of any Specified Indebtedness, except (i) refinancing of Specified Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) payments upon the conversion of any Specified Indebtedness to cash or Qualified Equity Interests of the Company in accordance with its terms and the repurchase of any Specified Indebtedness required by the terms thereof, (iii) the prepayment of Indebtedness of the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness, in an aggregate amount not to exceed the sum of (A) the greater of (x) $28,500,000 and (y) 7.5% of LTM Consolidated EBITDA (measured at the time such prepayment, redemption, purchase, defeasance or other payment is made) minus the amount of Restricted Payments made pursuant to Section 6.04(g)(x) plus (B) the Available Amount and, at the Company’s option, the amount of cash received in respect of Investments made pursuant to Section 6.05(l) (not to exceed the amount originally contributed to the Company as the basis for making such Investments) that have not been otherwise been applied so long as (A) no Event of Default has occurred and is continuing or would arise after giving effect to such prepayment, redemption, purchase, defeasance or other payment and (B) in the case of any such prepayment, redemption, purchase, defeasance or other payment made in reliance on clause (iii) of the Available Amount pursuant this Section 6.06(a)(iv)(B), after giving pro forma effect to such prepayment, redemption, purchase, defeasance or other payment, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 3.00 to 1.00, (v) the prepayments of Indebtedness of Restricted Subsidiaries that are not Loan Parties by Restricted Subsidiaries that are not Loan Parties, (vi) as part of an applicable high yield discount obligation catch-up payment, (vii) prepayments, redemptions, purchases, defeasances and other payments with respect to the Total Produce Note Purchase Agreements and/or to effect the Total Produce Refinancing and/or the Dole Refinancing, (viii) prepayments, redemptions, purchases,
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defeasances and other payments in respect of Specified Indebtedness with proceeds from Qualified Equity Interests not added to the Available Amount, (ix) so long as no Event of Default exists at the time of any such prepayment, redemption, purchase, defeasance or other payment or would result therefrom, additional prepayments, redemptions, purchases defeasances, or other payments; provided that, after giving effect thereto on a Pro Forma Basis, the Consolidated Net Leverage Ratio as of the last day of the most recent fiscal period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to such time would not exceed 2.50 to 1.00 and (x) to the extent they constitute Specified Indebtedness, the Company and the Restricted Subsidiaries may pay all obligations owing under the Transaction Agreement (including any tax benefits payable thereunder).
For purposes of determining compliance with this Section 6.06(a), in the event that a prepayment, redemption, purchases, defeasance or other payment (or portion thereof) meets the criteria of more than one of the categories described in clauses (i) through (xi) above, the Company will be entitled to classify such prepayment on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such prepayment (or portion thereof) in any manner that complies with this Section 6.06(a).
i.The Company will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Specified Indebtedness.
b.Transactions with Affiliates
. The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments in excess of $15,000,000, except (a) at prices and on terms and conditions substantially as favorable to the Company or such Restricted Subsidiary (in the good faith determination of the Company) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Restricted Subsidiaries and any entity that becomes a Restricted Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the boards of directors (or similar governing body) of the Company or such Restricted Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Investments, Restricted Payments and other payments, contributions and loans permitted under Section 6.04, 6.05 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Company or its Restricted Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Company), (h) the Transactions, (i) the issuance of Qualified Equity Interests of the Company and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights
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agreement or purchase agreement related thereto) to which it is a party on the Amendment No. 1 Effective Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Amendment No. 1 Effective Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Company) than any of such documents and agreements as in effect on the Amendment No. 1 Effective Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Company, its Restricted Subsidiaries and joint ventures in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement and (m) the provision of services to directors or officers of the Company or any of its Restricted Subsidiaries of the nature provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business or transactions substantially similar to those that have been disclosed in the Company’s annual proxy statements filed with the SEC.
a.Changes in Fiscal Year
. Except with the written consent of each Administrative Agent then party hereto, the Company will not change its fiscal year end (except to a fiscal year ending December 31).
a.Financial Covenant
. Except with the written consent of the Required Pro Rata Lenders, the Company will not, as of the last day of each Fiscal Quarter of the Company, permit the Consolidated Net Leverage Ratio to be greater than the Consolidated Net Leverage Ratio set forth below with respect to any such Fiscal Quarter ending on any such date set forth below:

Date	Consolidated Net Leverage Ratio
December 31, 2021	4.50 to 1.00
March 31, 2022	4.75 to 1.00
June 30, 2022	4.75 to 1.00
September 30, 2022	4.75 to 1.00
December 31, 2022	4.25 to 1.00
March 31, 2023	4.75 to 1.00
June 30, 2023	4.75 to 1.00
September 30, 2023	4.75 to 1.00
December 31, 2023	4.00 to 1.00
March 31, 2024	4.50 to 1.00
June 30, 2024	4.50 to 1.00
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September 30, 2024	4.50 to 1.00
December 31, 2024 and the last day of each Fiscal Quarter thereafter	4.00 to 1.00

a.Restrictive Agreements
. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement or any other Loan Document and any Permitted Refinancing Indebtedness in respect thereof, (ii) prohibitions, restrictions and conditions existing on the Closing Date (or any extension, refinancing, replacement or renewal thereof or any amendment or modification thereto that is not, taken as a whole, materially more restrictive (in the good faith determination of the Company) than any such restriction or condition), (iii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iv) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (v) agreements or arrangements binding on a Restricted Subsidiary at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Company or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, take as a whole, materially more restrictive (in the good faith determination of the Company) than such agreement or arrangement, (vi) prohibitions, restrictions and conditions set forth in Indebtedness of a Restricted Subsidiary that is not a Loan Party which is permitted by this Agreement, (vii) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (viii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Restricted Subsidiaries incurring or Guaranteeing such Indebtedness, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) customary provisions in leases restricting the assignment or subletting thereof, (xi) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xii) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto, (xiv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xv) any limitation or prohibition on the disposition or distribution of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements and (xvi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.
a.Dispositions
. The Company will not, and will not permit any Restricted Subsidiary to, make any Disposition, except:
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(a) Dispositions of obsolete, damaged, surplus or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Company and the Restricted Subsidiaries, in each case, in the ordinary course of business;
(b) Dispositions of inventory and other assets in the ordinary course of business;
(c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;
(d) Dispositions of Property (including the issuance of Equity Interests) (i) to the Company or to a Restricted Subsidiary; provided that if the transferor of such Property is a Loan Party, the transferee thereof must be a Loan Party, (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05 and (iii) consisting of Equity Interests of Subsidiaries that are not Loan Parties to other Subsidiaries that are not Loan Parties;
(e) Dispositions permitted by Sections 6.03 (other than Section 6.03(a)), 6.04 and 6.05 and Liens permitted by Section 6.02 and Dispositions of Permitted Receivables Facility Assets (including any Receivables Related Assets) in connection with Permitted Receivables Facilities;
(f) Dispositions of cash and Cash Equivalents (or other assets that were Cash Equivalents when the original Investment was made) in the ordinary course of business;
(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;
(h) Dispositions of Investments made pursuant to Section 6.05(v);
(i) transfers of Property to the extent subject to Casualty Events;
(j) any Disposition of Property; provided that so long as (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $20,000,000, the Company or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) Designated Non-Cash Consideration in an aggregate amount not to exceed the greater of (x) $57,000,000 and (y) 15% of LTM Consolidated EBITDA (measured at the time such Disposition is consummated);
(k) other Dispositions of Property in an aggregate amount not to exceed the greater of (x) $28,500,000 and (y) 7.5% of LTM Consolidated EBITDA (measured at the time such Disposition is consummated);
(l) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
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(m) any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;
(n) so long as no Event of Default has occurred and is continuing, the Company and its Restricted Subsidiaries may transfer inventory in a non-cash or cash transfer to Restricted Subsidiaries of the Company in the ordinary course of its business;
(o) so long as no Event of Default exists at the time of the respective transfer or immediately after giving effect thereto, Loan Parties shall be permitted to transfer additional assets (other than inventory, cash, Cash Equivalents and Equity Interests in any Loan Party) to other Restricted Subsidiaries of the Company, so long as cash in an amount at least equal to the fair market value of the assets so transferred is received by the respective transferor;
(p) the Company and its Restricted Subsidiaries may sell or exchange specific items of equipment, in connection with the exchange or acquisition of replacement items of equipment which are useful in the business of the Company or any of its Restricted Subsidiaries;
(q) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind in the ordinary course of business;
(r) Dispositions made to comply with any order of any Governmental Authority or any applicable Law;
(s) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;
(t) any Subsidiary may issue Equity Interests to qualified directors where required by applicable Law or to satisfy other requirements of applicable law with respect to ownership of Capital Stock in Subsidiaries;
(u) the sale or issuance of the Equity Interests of any Subsidiary (other than a Loan Party) to any other Subsidiary including in connection with any tax restructuring activities not otherwise prohibited hereunder;
(v) terminations or the unwinding of any Swap Agreement permitted hereunder;
(w) the Disposition of the Equity Interests in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary; and
(x) the Company, or any of its Restricted Subsidiaries may sell or transfer any property to any other Person that the Company or any of its Restricted Subsidiaries leases or intends to lease such property for substantially the same purpose as the property which has been or is to be sold or transferred so long as such transaction is either (i) a capital lease or purchase money Indebtedness permitted by Section 6.01, or (ii)(A) made for cash consideration or Qualified Equity Interests or the proceeds of an issuance of Qualified Equity Interests, (B) the Company or its applicable Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (C) the aggregate fair market value (as determined by the Company in good faith) of the assets sold subject to all sale and leaseback transactions under this clause (x) shall not exceed the greater of $100,000,000 and 25% of LTM Consolidated EBITDA (determined at the time such sale and leaseback is consummated);
provided that any Disposition of any Property to the extent classified pursuant to one or more of Sections 6.11(j) and (k) shall be for no less than the fair market value of such Property at the time of such Disposition in the good faith determination of the Company.
a.Lines of Business
. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than a Permitted Business.
a.[Reserved]
.
a.Use of Proceeds
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.
(a) No Borrower shall use any part of the proceeds of any Loan or Letter of Credit, whether directly or knowingly indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.
(b) No Borrower shall, directly or knowingly indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as an Administrative Agent, Issuing Bank, Lender, arranger, underwriter, advisor, investor, or otherwise), or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws that may be applicable.
A. Events of Default
If any of the following events (each an “Event of Default”) shall occur and be continuing:
(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) any Borrower shall fail to pay (i) any interest on any Loan or any fee when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days after notice to the Company by any Administrative Agent;
(c) any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;
(d) the Company or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (solely with respect to the existence of the Borrowers), or Article VI; provided that a Default as a result of a breach of Section 6.09 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term B Loans unless and until the Required Pro Rata Lenders terminate the Revolving Commitments and/or accelerate the Revolving Loans, Swingline Loans and/or Term A Loans in accordance with this Agreement and such declaration has not been rescinded on or before such date (the “Term B Loan Standstill Period”);
(e) any Loan Party or any Restricted Subsidiary, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from any Administrative Agent to the Company;
(f) (i) the Company or any Material Subsidiary that is a Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Swap Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which the
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Company or any Material Subsidiary that is a Restricted Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by the Company or any Material Subsidiary as a result thereof is greater than $75,000,000 and the Company or any such Material Subsidiary fails to pay such termination value when due after applicable grace periods;
(g) the Company or any Restricted Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary that is a Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary that is a Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) the Company or any Material Subsidiary that is a Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, examinership, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary that is a Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;
(j) the Company or any Material Subsidiary that is a Restricted Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;
(k) one or more final, non-appealable monetary judgments or decrees shall be entered against the Company or any of its Material Subsidiaries that is a Restricted Subsidiary involving a liability (to the extent not paid or covered by insurance as to which a solvent insurance company has not denied coverage (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of $75,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days; provided, however, that the rendering of any such final, non-appealable monetary judgment(s) or decree(s) by courts outside of the United States, Ireland, the United Kingdom, Netherlands or Denmark shall not be an Event of Default under this clause (k) unless (i) the Company and its Restricted Subsidiaries which are subject to such judgment(s) or decree(s), as of the date of the issuance of such judgment(s) or decree(s) (or any later date while such judgment(s) or decree(s) are still in effect), have at least $75,000,000 in net assets (determined on a book basis without regard to any write-down or write-off of such assets as a result of such judgment(s) or decree(s)) located in the jurisdictions (i.e., the relevant country or countries or any larger jurisdiction of the respective court(s)) of the courts rendering such judgment(s) or decree(s) (which has (or have) not been vacated, discharged,
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stayed or bonded pending appeal for any period of 60 consecutive days) or (ii) an order or orders enforcing such final, non-appealable monetary judgment(s) or decree(s) (which has (or have) not been vacated, discharged, stayed or bonded pending appeal for any period of 60 consecutive days) is entered by a court or courts of competent jurisdiction in a jurisdiction or jurisdictions where the Company and/or its Restricted Subsidiaries subject to the order, as of the date of the entry of such order of enforcement (or any later date while any such order is still in effect), have at least $75,000,000 in net assets located in such jurisdiction or jurisdictions (determined on a book basis without regard to any write-down or write-off of such assets as a result of such judgment(s) or decree(s));
(l) an ERISA Event or Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m) a Change of Control shall occur; or
(n) any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Collateral Agent or the satisfaction in full of all the Obligations, ceases to be in full force and effect with the priority required by the Loan Documents; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Commitments or the release of such Loan Party from its Obligations hereunder in a transaction permitted by the Loan Documents), or purports in writing to revoke or rescind any Collateral Document, in each case in this clause (n) with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, any Administrative Agent may, and at the request of the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the Term B Loan Standstill Period, at the request of the Required Pro Rata Lenders only, and in such case only with respect to the Revolving Commitments, Revolving Loans, Swingline Loans, L/C Exposure and Term A Loans) shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) require the Borrowers to Cash Collateralize the aggregate L/C Exposure and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable and the Borrowers shall automatically be obligated to Cash Collateralize the L/C Exposure, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.
After the exercise of remedies provided for in this Article VII (or after the Loans have automatically become immediately due and payable and the L/C Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.22, be applied by the Administrative Agents in the following order:
First, ratably to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the
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Administrative Agents and the Collateral Agent) payable to the Administrative Agents and the Collateral Agent in their respective capacities as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees) payable to the Lenders and the Issuing Banks, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, L/C Borrowings, other Obligations arising under the Loan Documents and Obligations then owing under Secured Hedge Agreements and Cash Management Obligations, ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the Pro Rata Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.05; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.05, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
A. The Administrative Agents and the Collateral Agent
i.Each of the Revolving Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably appoints Rabobank as its agent and authorizes Rabobank to take such actions on its behalf and to exercise such powers as are delegated to the Pro Rata Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Term Lenders and the other Secured Parties hereby irrevocably appoints Bank of America, N.A. as its agent and authorizes Bank of America, N.A. to take such actions on its behalf and to exercise such powers as are delegated to the Term B Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Rabobank as its collateral agent and authorizes Rabobank to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than clause (f) below) are solely for the benefit of the Administrative Agents, the Collateral Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions (other than clause (f) below).
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ii.The Person serving as any Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Restricted Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.
iii.No Administrative Agent or the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Administrative Agent or the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) neither Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Administrative Agent or the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that no Administrative Agent or the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth herein and in the other Loan Documents, neither Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as an Administrative Agent or the Collateral Agent or any of their respective Affiliates in any capacity. No Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own gross negligence or willful misconduct. No Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agents by the Company, a Lender or an Issuing Bank, and no Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this
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Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the applicable Administrative Agent or the Collateral Agent.
iv.Each Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the applicable Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the applicable Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
v.Each Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent or the Collateral Agent, as applicable. Each Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the applicable Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Administrative Agent or the Collateral Agent.
vi.Each Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, (x) the
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Required Pro Rata Lenders (with respect to the Pro Rata Administrative Agent), (y) the Required Term B Lenders (with respect to the Term B Administrative Agent or (z) the Required Lenders (with respect to the Collateral Agent) (as applicable, the “Relevant Required Lenders”) shall have the right, in consultation with the Company and (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Company (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Relevant Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the applicable Lenders and the Issuing Banks (with respect to any retiring Pro Rata Administrative Agent), appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if an Administrative Agent or the Collateral Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or the Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the applicable Administrative Agent or the Collateral Agent shall instead be made by or to each applicable Lender and each Issuing Bank (with respect to any retirement of the Pro Rata Administrative Agent) directly, until such time as the Relevant Required Lenders appoint a successor Administrative Agent or the Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this subsection). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring
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Administrative Agent or retiring Collateral Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent was acting as an Administrative Agent or the Collateral Agent, as applicable. Any resignation by Rabobank as Pro Rata Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as a Pro Rata Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit of the retiring Issuing Bank, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. If the Person serving as an Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender,” the Relevant Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person, remove such Person as an Administrative Agent or Collateral Agent, and the Company in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Relevant Required Lenders in consultation with the Company shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, without the consent of the Company (not to be unreasonably withheld), the Relevant Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Company or the Relevant Required Lenders, as applicable, and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Relevant Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with notice on the Removal Effective Date.
vii.Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time
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deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
viii.To the extent required by any applicable Laws, the applicable Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each applicable Lender shall indemnify and hold harmless the applicable Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for such Administrative Agent) incurred by or asserted against the applicable Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of such Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the applicable Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Tax was correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the applicable Administrative Agent under this subsection (h). The agreements in this subsection (h) shall survive the resignation and/or replacement of any Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this subsection (h), includes any Swingline Lender and any Issuing Bank.
ix.The Lenders irrevocably agree:
1.that any Lien on any Property granted to or held by the Collateral Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (in each case, other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations, in each case not yet accrued and payable) and the expiration or termination or Cash Collateralization of all Letters of Credit, (B) at the time the Property subject to such Lien is transferred or disposed of or to be transferred or disposed of as part of or in connection with any transfer or disposition permitted hereunder or under any other Loan Document to any Person (other than in the case of a transfer or disposition by a Loan Party to another Loan
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Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the Guarantee Agreement pursuant to clause (iii) below, (E) if such property becomes an Excluded Asset or (F) to the extent such release is required pursuant to the terms of a First Lien Intercreditor Agreement;
2.(A) to release or subordinate any Lien on any Property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and (B) that the Collateral Agent is authorized (but not required) to release or subordinate any Lien on any Property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02; and
3.that any Guarantor shall be automatically released from its obligations under the Guarantee Agreement if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary (subject to Section 5.09(e) hereof) as a result of a transaction permitted hereunder; notwithstanding the foregoing, the Collateral Agent shall not be required to release any Guarantor from its obligations under the Loan Documents solely as a result of compliance with the Collateral Coverage Requirement.
Upon request by the Collateral Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this subsection (i). In each case as specified in this subsection (i), the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Loan Documents in accordance with the terms of the Loan Documents and this subsection (i).
Anything herein to the contrary notwithstanding, none of the listed Arrangers on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, Collateral Agent, a Lender or an Issuing Bank hereunder.
The Lenders hereby authorize each Administrative Agent and the Collateral Agent to enter into any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement (and, in each case, any amendment, supplement, modification or joinder with respect thereto) permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement or subordination agreement, as applicable, is binding upon the Lenders.
i.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being
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a Lender party hereto, for the benefit of, the Administrative Agents, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
a.such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
b.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
c.(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
d.such other representation, warranty and covenant as may be agreed in writing between the applicable Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (j) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (j), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the applicable Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the applicable Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the applicable Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
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1.Without limitation of any other provision in this Agreement, if at any time any Administrative Agent makes a payment hereunder in error to any Lender or Issuing Bank (the “Credit Party”), whether or not in respect of an Obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to such Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to such Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The relevant Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
2.In addition to, and without prejudice to, the foregoing provisions, in relation to any Collateral governed by Danish law (the “Danish Collateral”), each of the other Secured Parties hereby irrevocably appoints the Collateral Agent to act as its agent and security agent under and in connection with the Collateral Documents governed by Danish law relating to the Danish Collateral, and each Loan Party acknowledges and accepts that the Collateral Agent acts as agent and representative (fuldmægtig og repræsentant) for and on behalf of the Secured Parties in accordance with section 18(1), cf. section 1(2) of the Danish Capital Markets Act (Consolidated Act no. 1767 of November 27, 2020, as amended) (lov om kapitalmarkeder). The Collateral Agent shall receive and hold any security interest created or purported to be created under any Collateral Document governed by Danish law (whether agreed in contract or implied pursuant to conflict of law rules) and the Collateral Agent shall enter into and enforce such documents on behalf of and for the benefit of the Secured Parties.
b. Miscellaneous
i.Notices
.
1.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be
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given by telephone shall be made to the applicable telephone number, as follows:
a.if to any Borrower or an Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and
b.if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Pro Rata Administrative Questionnaire or Term B Administrative Questionnaire, as applicable.
Notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) and (iii) sent by electronic mail, shall be deemed to have been given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written or telephonic acknowledgement); provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
1.Electronic Communications. Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Applicable Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Applicable Administrative Agent or the Company (on behalf of the Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
1.The Platforms. The Borrowers and the Lenders and the Issuing Banks agree that any Administrative Agent may make notices and other communications to Lenders and Issuing Banks available to the Lenders,
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Issuing Banks and Borrowers by posting such notices or other communications on Debt Domain, IntraLinks, SyndTrak, or a substantially similar electronic transmission system or digital workspace provider (each, a “Platform”). EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR ANY PLATFORM. In no event shall any Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or any Agent Party’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
2.Change of Address, Etc. Each of the Administrative Agents, the Collateral Agent, the Issuing Banks and the Swingline Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each of the Borrowers may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Administrative Agents. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Applicable Administrative Agent. In addition, each Lender agrees to notify the Applicable Administrative Agent from time to time to ensure that the Applicable Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s
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compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
3.Reliance by Administrative Agents, Collateral Agent, Issuing Banks and Lenders. The Administrative Agents, the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Swingline Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agents, the Collateral Agent, the Issuing Banks, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower pursuant to Section 9.03(b) hereof. All telephonic notices to and other telephonic communications with the applicable Administrative Agent may be recorded by such Administrative Agent, and each of the parties hereto hereby consents to such recording.
ii.Waivers; Amendments
.
1.No failure or delay by any Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company or any of its Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the applicable Administrative Agent, Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.
2.Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be
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waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or, in respect of any waiver, amendment or modification of Section 6.09 only, the Required Pro Rata Lenders) (or the Administrative Agents with the consent of the Required Lenders, or the Required Pro Rata Lenders, as applicable), (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification or supplement or joinder thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the applicable Administrative Agent or the Collateral Agent party thereto and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that (x) only the consent of the Required Lenders shall be necessary to amend Section 2.12(d) or to waive any obligation of the Borrowers to pay interest at the rate set forth therein and (y) any change to the definition of Consolidated Net Leverage Ratio or the component definitions thereof or the waiver or amendment to the time periods for delivery of financial statement and or related certificates shall not constitute a reduction, waiver or excuse of any interest payable hereunder), (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the order of application specified in the last two paragraphs of Article VII, without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section 9.02, the definition of “Required Lenders,” the definition of “Required Revolving Lenders,” the definition of “Required Term A Lenders,” the definition of “Required Term B Lenders,” the definition of “Required Pro Rata Lenders” or the definition of “Alternative Currencies” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender (or (x) each Revolving Lender (and not each Lender) with respect to any change in the
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definitions of “Alternative Currency,” “Required Revolving Lenders”, or “Required Pro Rata Lenders,” (y) each Term A Lender (and not each Lender) with respect to any change in the definition of “Required Term A Lenders” or (z) each Term B Lender (and not each Lender) with respect to any change in the definition of “Required Term B Lenders”) (it being understood that additional extensions of credit pursuant to this Agreement may be included in the determination of “Required Lenders,” “Required Revolving Lenders”, “Required Term A Lenders,” “Required Term B Lenders,” “Required Pro Rata Lenders” or this Section 9.02(b), without the consent of any Lender if they are included on substantially the same basis as the existing applicable Loans and/or Commitments), (vi) release all or substantially all of the Guarantors from their obligations under the Loan Documents without the written consent of each Lender, or (vii) release all or substantially all of the Collateral from the Lien of the Collateral Documents or subordinate any of the Obligations or Liens on all or substantially all of the Collateral to any other Indebtedness or Liens, as applicable, without the written consent of each Lender; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of any Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Administrative Agent, the Collateral Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be and (2) the Administrative Agents, the Collateral Agent and the applicable Loan Parties may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder which does not require the consent of each affected Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).
Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the applicable Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders (or other requisite group of Lenders as contemplated by clause (v) of the preceding paragraph) .
In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Applicable Administrative Agent, the Borrowers and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans
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shall not exceed (x) the aggregate principal amount of such Refinanced Term Loans plus (y) accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with such Replacement Term Loans, (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence) and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or not more favorable in any material respect to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans (as determined by the Company in good faith), except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing or as otherwise reasonably acceptable to the Applicable Administrative Agent. Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Applicable Administrative Agent and the Company to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 9.02(b) to the contrary.
Notwithstanding anything to the contrary contained herein, guarantees, collateral security documents and related documents executed by any Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent(s) or the Collateral Agent party thereto and may be amended, supplemented or waived by the applicable Administrative Agent or the Collateral Agent party thereto (with the consent of the Company) without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of any Indebtedness permitted hereby that is permitted to be incurred and secured by the Collateral or subordinated in right of payment to the Obligations, Incremental Substitute Indebtedness (or, in each case, a representative or agent with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Junior Lien Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor and/or subordination agreement as, in the good faith determination of any Administrative Agent or the Collateral Agent party thereto, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of such Administrative Agent or the Collateral Agent, as applicable.
If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly and adversely affected thereby”, the consent of the
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Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may, elect to (x) terminate the relevant Commitment of the Non-Consenting Lender or (y) replace any Non-Consenting Lender as a Lender party to this Agreement; provided that concurrently with such replacement, (i) in the case of a replacement, another bank or other entity which is a Lender or which is reasonably satisfactory to the Company and the Applicable Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations (including Letters of Credit and Swingline Loans) due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), (ii) in the case of a replacement, the Company or replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(iv), if applicable, in accordance with the terms of such Section, (iii) in the case of a replacement, the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Company or any other Borrower (in the case of a termination) or the replacement lender (in the case of a replacement) shall pay to such Non-Consenting Lender in Same Day Funds on the day of such termination or replacement (A) all interest, fees, prepayments and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, and (B) in the case of a termination, an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date. Each Lender agrees that if it is replaced pursuant to this paragraph, it shall execute and deliver to the Applicable Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Applicable Administrative Agent any promissory note (if the assigning Lender’s Loans are evidenced by promissory notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this paragraph to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.
i.Expenses; Exculpation; Indemnity; Damage Waiver
.
1.The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agent, the Arrangers, each Issuing Bank and their Affiliates, limited, in the case of attorneys’ fees, to the actual reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers, the Administrative Agents, the Issuing Banks and the Collateral Agent (and one local counsel in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, limited, in the case of attorneys’ fees, to the actual reasonable and documented fees, charges and disbursements of a single counsel to such Issuing Bank and (iii) all reasonable and documented out-
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of-pocket expenses incurred by any Administrative Agent, Collateral Agent, any Issuing Bank or any Lender, limited, in the case of attorneys’ fees, to the actual reasonable and documented fees, charges and disbursements of one counsel, and, if necessary, one local counsel and one special counsel in any other relevant jurisdiction to such Persons (which may include a single special counsel acting in multiple jurisdictions), taken as a whole, and, solely in the case of an actual or perceived conflict of interest where such Person notifies the Company of the existence of such conflict, one additional counsel to all affected Persons, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
2.The Company and the other Borrowers shall jointly and severally, indemnify the Administrative Agents, the Collateral Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (limited, in the case of attorneys’ fees, to the actual reasonable and documented fees, charges and disbursements of one counsel for all Indemnitees, taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to such Persons, taken as a whole) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by Company, the other Borrower, their respective equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available in respect of (A) any loss, claim, damage, liability or expense (1) to the extent that it is determined by a final non-
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appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) the material breach of the obligations under this Agreement or any Loan Document by such Indemnitee or any of its Related Parties or (2) arising out of, or in connection with, any claim, suit, litigation, investigation or proceeding that does not involve an act or omission by the Company’s Affiliates and that is brought by an Indemnitee (or any of its Related Parties) against any other Indemnitee (or any of its Related Parties) (other than any claim, suit, litigation, investigation or proceeding against any Indemnitee (or any of its Related Parties) in its capacity as an Arranger, Administrative Agent, Collateral Agent or similar role, or any Issuing Bank or the Swingline Lender in its capacity as such hereunder) or (B) any settlement entered into by such Indemnitee without the Company’s written consent (such consent not to be unreasonably withheld or delayed); provided, that, with respect to any proceeding described under this paragraph (b), if any such settlement is entered into with the written consent of the Company or if such proceeding is determined by a final non-appealable judgment of a court of competent jurisdiction, then the Borrowers shall indemnify each Indemnitee to the extent and in the manner set forth in this paragraph (b); provided, further, that such indemnity shall not apply with respect to Taxes, other than Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.
3.To the extent that the Company or the other Borrowers fail to pay any amount required to be paid by it to any Administrative Agent, Collateral Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the relevant Administrative Agent, the Collateral Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
4.To the extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Administrative Agent, Collateral Agent, Arranger, Lender, Issuing Bank, Swingline Lender or any of their respective Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit the Company’s or the other Borrowers’ indemnification obligations set forth in Section 9.03(b).
5.All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor (accompanied by an invoice relating thereto setting forth such expenses in reasonable detail and such
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other backup documentation as the Company may reasonably request); provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final non-appealable judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.
ii.Successors and Assigns
.
1.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor the other Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agents, the Collateral Agent and each Applicable Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 9.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 9.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
2.Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Disbursement and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
a.Minimum Amounts.
i.subject to subsection (b)(i)(C) below, in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of such Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
ii.subject to subsection (b)(i)(C) below, in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding
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balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”, shall not be less than $5,000,000, in the case of any assignment in respect of any Revolving Commitment, or $1,000,000, in the case of any assignment in respect of the Term Loans unless each of the Applicable Administrative Agent and, so long as no Event of Default has occurred and is continuing under clause (a), (b), (h) or (i) of Article VII, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
b.Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis.
c.Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to (a), (b), (h) or (i) of Article VII has occurred and is continuing at the time of such assignment or (2) such assignment is an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Applicable Administrative Agent within five (5) Business Days after having received written notice thereof; and
(B) the consent of the Applicable Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C) in the case of an assignment of a Revolving Commitment (other than an assignment by a Revolving Lender to an Affiliate or Approved Fund of such Lender) the consent of each Issuing Bank and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required.
a.Assignment and Assumption. The parties to each assignment shall execute and deliver to the Applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that
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the Applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Applicable Administrative Agent a Pro Rata Administrative Questionnaire or a Term B Administrative Questionnaire, as applicable, and, in the case of any Loans to an Irish Borrower, shall confirm which of the following categories it falls in: (i) not an Irish Qualifying Lender; (ii) an Irish Qualifying Lender (other than an Irish Treaty Lender); or (iii) an Irish Treaty Lender. If an assignee fails to indicate its status in accordance with this Section 9.04(b)(iv), then such assignee shall be treated for the purposes of this Agreement (including by each Irish Borrower) as if it is not an Irish Qualifying Lender until such time as it notifies the Applicable Administrative Agent which category applies (and the Applicable Administrative Agent, upon receipt of such notification, shall inform each Irish Borrower).
b.No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
c.No Assignment to Natural Persons. No such assignment shall be made to a natural person.
d.No Assignment to Disqualified Institutions. No such assignment shall be made to a Disqualified Institution.
e.No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.
Subject to acceptance and recording thereof by the Applicable Administrative Agent pursuant to subsection (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrowers (at the Company’s expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 9.04.
1.Registers. Each Administrative Agent, acting solely for this purpose as an agent of the relevant Borrowers, shall maintain at its Applicable Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Applicable Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans and, if applicable, L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (a “Register”). The entries in each Register shall be conclusive absent manifest error, and the Borrowers, the Administrative
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Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that the Commitments and Loans will be at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any Treasury Regulations (and any successor provisions) promulgated thereunder, including, without limitation, Treasury Regulations Sections 5f.103-1(c) and 1.871-14.
2.Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agents, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) through (vii) that directly and adversely affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including Section 2.16(e), (f), (h) and (j)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (including, without limitation, in the case of any Participant which acquires an interest in any Loan made to a UK Borrower, providing confirmation to that UK Borrower of which category within Section 2.16(h)(ix) it falls in (and, for the avoidance of doubt, any Participant that fails to provide such confirmation shall be treated as if it is not a UK Qualifying Lender until such time as it provides such confirmation)); it being understood that any documentation required under Section 2.16(e) and (f) shall be delivered solely to the participating Lender; provided that such Participant agrees to be subject to the obligations outlined in Section 2.16 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant shall be subject to Sections 2.17 and 2.18 as though it were a
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Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”) and, in the case of any Participant which acquires an interest in any Loans made to an Irish Borrower, shall (A) confirm which of the following categories it falls in: (i) not an Irish Qualifying Lender; (ii) an Irish Qualifying Lender (other than an Irish Treaty Lender); or (iii) an Irish Treaty Lender, (B) upon reasonable written request from an Irish Borrower, provide such information as is necessary to enable such Irish Borrower to comply with the provisions of Sections 891A, 891F and 891G TCA (and any regulations made thereunder) and (C) comply with Section 2.16(j) as though it were a Lender. If a Participant fails to indicate its status in accordance with this Section 9.04(d), then such Participant shall be treated for the purposes of this Agreement (including by each Irish Borrower) as if it is not an Irish Qualifying Lender until such time as it notifies the Applicable Administrative Agent which category applies (and the Applicable Administrative Agent, upon receipt of such notification, shall inform each Irish Borrower); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the Borrowers as provided in this Section 9.04(d) or the extent that such disclosure is necessary to establish in connection with a Tax audit or Tax proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Administrative Agent (in its capacity as an applicable Administrative Agent) shall have no responsibility for maintaining a Participant Register. The parties intend that the Commitment and Loans will be at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any Treasury Regulations (and any successor provisions) promulgated thereunder, including, without limitation, Treasury Regulations Sections 5f.103-1(c) and 1.871-14.
3.Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent or results from a Change in Law after the sale of such participation.
4.Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including
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under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
5.Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, Rabobank may, (i) upon 30 days’ notice to the Company and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to the Company, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Company shall be entitled to appoint from among the Revolving Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Rabobank as Issuing Bank or Swingline Lender, as the case may be. If Rabobank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Disbursement with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)). If Rabobank resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Rabobank to effectively assume the obligations of Rabobank with respect to such Letters of Credit.
iii.Survival
. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by any Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that any Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
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i.Counterparts; Integration; Effectiveness
. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Pro Rata Administrative Agent and when the Pro Rata Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Loan Document shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any Administrative Agent to accept electronic signatures in any form or format without its prior consent.
i.Severability
. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
i.Right of Setoff
.
1.If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or the other Borrowers against any of and all the Obligations now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
2.To the extent that any payment by or on behalf of any Borrower is made to an Administrative Agent, an Issuing Bank or any Lender, or an Administrative Agent, an Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof
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is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by an Administrative Agent, an Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each Issuing Bank severally agrees to pay to the Applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Applicable Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and each Issuing Bank under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
3.NOTWITHSTANDING THE FOREGOING SUBSECTIONS (a) AND (b), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NONE OF ANY LENDER, ANY ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENTS, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER, ANY ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENTS SHALL BE NULL AND VOID. THIS SUBSECTION (c) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENTS HEREUNDER.
ii.Governing Law; Jurisdiction; Consent to Service of Process
.
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1.This Agreement shall be construed in accordance with and governed by the law of the State of New York.
2.Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (other than Sweden) by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any Administrative Agent or Collateral Agent may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction. Each Borrower hereby irrevocably designates, appoints and empowers CT Corporation Systems, with offices on the Closing Date at 111 Eighth Avenue, New York, NY 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agents under this Agreement.
3.Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
4.Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
iii.WAIVER OF JURY TRIAL
. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER
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THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
i.Headings
. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
i.Confidentiality
. Each of the Administrative Agents, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such Administrative Agent, Collateral Agent or Lender shall be responsible for its Affiliate’s compliance with this Section 9.12), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Administrative Agent, Collateral Agent or Lender shall, except with respect to any audit or examination conducted by accountants or any governmental authority or by the National Association of Insurance Commissioners or state insurance regulators exercising examination or regulatory authority over it or its Affiliates, to the extent practicable promptly notify the Company, prior to disclosure, to the extent permitted by law or regulation), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Company has been notified prior to such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their respective obligations; provided that no disclosure pursuant to this clause (f) shall be made to any Disqualified Institution, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to an Administrative Agent, the Collateral Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any of its Subsidiaries. For purposes of this Section, “Information” means all information received from any Loan Party or its Affiliates or its or its Affiliates’ directors, officers, partners, employees, trustees, investment advisors or agents, relating to the Loan Parties or their business or the Transactions, other than any such information that is available to an Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis. Any
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Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agents, the Collateral Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Restricted Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
i.USA PATRIOT Act
. Each Lender that is subject to the Patriot Act (as hereinafter defined) and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each other Loan Party, which information includes the name and address of the Company and each other Loan Party and other information that will allow such Lender or such Administrative Agent, as applicable, to identify the Company and each other Loan Party in accordance with the Patriot Act. The Company shall, promptly following a request by any Administrative Agent or any Lender, provide all documentation and other information that such Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
i.Interest Rate Limitation
. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
i.No Fiduciary Duty
. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agents, the Collateral Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agents, the Collateral Agent, the Lenders and the Arrangers, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions
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contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agents, the Collateral Agent, the Lenders and the Arrangers is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither any Administrative Agent, the Collateral Agent, any Arranger nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agents, the Collateral Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither any Administrative Agent, the Collateral Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and the other Loan Parties hereby waives and releases any claims that it may have against any Administrative Agent, the Collateral Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
i.Acknowledgement and Consent to Bail-In of Affected Financial Institutions
. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
1.the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
2.the effects of any Bail-In Action on any such liability, including, if applicable:
a.a reduction in full or in part or cancellation of any such liability;
b.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
c.the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
ii.Joint and Several Obligations; Administrative Borrower
.
(a) Except as specifically provided herein, the Obligations of (x) the Company and each of the other Revolving Borrowers under the Revolving Facility and (y) each of the Term A Borrowers, in each case, shall be joint and several in nature regardless of which such Person actually receives Credit Events hereunder or the amount of such Credit Events received or the
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manner in which the Pro Rata Administrative Agent, any Issuing Bank or any Lender accounts for such Credit Events on its books and records.
(b) Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) and the Company hereby accepts such appointment, which appointment shall remain in full force and effect unless and until the Administrative Agents shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower to take on its behalf all actions required of such Borrower under the Loan Documents, and to exercise all powers and to perform all duties of such Borrower thereunder, including to submit and receive all certificates, notices, elections, and communications. For the avoidance of doubt and notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower agrees that any notice, demand, certificate, delivery or other communication delivered by any Administrative Agent, Issuing Bank or any Lender to the Company shall be deemed delivered to Borrowers at the time of such delivery.
i.Acknowledgement Regarding Any Supported QFCs
. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
1.In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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2.As used in this Section 9.18, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
a.a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
b.a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
c.a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
a.Keepwell
. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
a.Secured Hedge Agreement and Cash Management Obligations
. Except as otherwise expressly set forth herein or in any Collateral Document, no Hedge Bank or Cash Management Bank shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, no Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Obligations and Secured Hedge Agreements unless such Administrative Agent has received written notice of such Obligations, together with such supporting documentation as such Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank, as applicable. The Hedge Banks and the Cash Management Banks hereby authorize the Administrative Agents and the Collateral Agent to enter into any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and the Hedge Banks and the Cash Management Banks acknowledge that any such intercreditor agreement (or amendment, modification, supplement or joinder) is binding upon the Hedge Banks or the Cash Management Banks, as applicable.
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a.INTERCREDITOR AGREEMENTS
.
i.PURSUANT TO THE EXPRESS TERMS OF EACH INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THE RELEVANT INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, with respect to (i) the priority of the liens and security interests or (ii) the right to exercise any remedies with respect to any Collateral, THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
ii.EACH LENDER AUTHORIZES AND INSTRUCTS THE APPLICABLE ADMINISTRATIVE AGENT AND/OR THE COLLATERAL AGENT TO ENTER INTO THE RELEVANT INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF SUCH INTERCREDITOR AGREEMENT(S). EACH LENDER AGREES TO BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT.
iii.EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE RELEVANT INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO ADMINISTRATIVE AGENT OR THE COLLATERAL (AND NONE OF THEIR RESPECTIVE AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE RELEVANT INTERCREDITOR AGREEMENT.
THE PROVISIONS OF THIS SECTION 9.21 SHALL APPLY WITH EQUAL FORCE, MUTATIS MUTANDIS, TO ANY FIRST LIEN INTERCREDITOR AGREEMENT, ANY JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT OR ARRANGEMENT PERMITTED BY THIS AGREEMENT.
a.Parallel Liability
.
i.Each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).
ii.Each Secured Party and each Loan Party agree that: (i) each Loan Party’s Parallel Liability is due and payable at the same time, in the same amount and in the same currency as its Corresponding Liabilities; (ii) each Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged; (iii) each Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of a Loan Party to the Collateral Agent (even though such Loan Party may owe more
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than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent, to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co‑creditor in respect of the Corresponding Liabilities); and (iv) for purposes under this Section 9.22, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Lien securing a Parallel Liability on trust.
b.California Judicial Reference
. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 9.03, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
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